Exhibit 2.2

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SBA COMMUNICATIONS CORPORATION,

SBA 2012 ACQUISITION, LLC,

TOWERCO II HOLDINGS LLC

AND

TOWERCO III HOLDINGS LLC

as the Members’ Representative

DATED AS OF JUNE 25, 2012

i

4.18	Environmental Matters	54
4.19	Affiliate Transactions	56
4.20	Real Property	56
4.21	Utilities and Access	57
4.22	Real Property Taxes, Personal Property Taxes and Assessments	57
4.23	Condemnation	57
4.24	Brokers	57
4.25	Intellectual Property	58
4.26	Insurance	58
4.27	Tower Cash Flow	58
4.28	Defects	58
4.29	Documents	59
4.30	Tax and Utility Bill Documents; Security Deposits	59
4.31	Exclusivity of Representations	59

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		60
5.1	Organization and Good Standing	60
5.2	Duly Authorized	60
5.3	Enforceability	61
5.4	No Conflicts	61
5.5	No Consents	61
5.6	Capitalization	61
5.7	Sufficient Funds	62
5.8	Legal Proceedings and Orders	62
5.9	Compliance with Legal Requirements and Governmental Authorizations	62
5.10	Investment Purpose	63
5.11	HSR Act	63
5.12	Validity of Shares; Listing	63
5.13	Reports and Financial Statements	63
5.14	Status under the Securities Act	64
5.15	Private Placement	65
5.16	Listing and Maintenance Requirements	65
5.17	Brokers	65
5.18	Independent Review	65

ARTICLE VI COVENANTS		65
6.1	Affirmative Covenants	65
6.2	Negative Covenants	67
6.3	Access to Records	69
6.4	Efforts to Close; Cooperation	70
6.5	Corporate Name	71
6.6	Waiver of Conflicts Regarding Representation	72
6.7	Tax Matters	72
6.8	Release from Employment Contracts	74
6.9	Tower Bonds	74

6.10	Notification of Certain Matters	74
6.11	Restructuring; Notice to Members	74
6.12	Contracts with Affiliates	75
6.13	Automatic Shelf Registration Statement; Effectiveness of Registration Statement	75
6.14	Prospectus Supplement; Marketed Secondary Offering	76
6.15	Financial Statements	81
6.16	FIRPTA Certificate	82
6.17	Updated Schedules	82
6.18	Escrow Agreement	82

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB		82
7.1	Representations and Warranties Accurate	82
7.2	Performance	83
7.3	Officer’s Certificate	83
7.4	No Material Adverse Effect	83
7.5	Legal Prohibition	83
7.6	Escrow Agreement	83
7.7	Closing Actions	83
7.8	Payoff Letters	83
7.9	Non-Competes	83
7.10	Releases	83
7.11	Interim Financial Statements	83
7.12	Restructuring Agreement	83
7.13	Frustration of Closing Conditions	83

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		84
8.1	Representations and Warranties Accurate	84
8.2	Performance	84
8.3	Officer’s Certificate	84
8.4	No Parent Material Adverse Effect	84
8.5	Legal Prohibition	84
8.6	Escrow Agreement	84
8.7	Closing Actions	84
8.8	Effective Registration Statement	84
8.9	Frustration of Closing Conditions	85

ARTICLE IX TERMINATION		85
9.1	Termination	85
9.2	Survival After Termination	86

ARTICLE X INDEMNIFICATION		87
10.1	Survival	87
10.2	Indemnification	88
10.3	Calculation of Losses; Limitations on Indemnification	89

10.4	Indemnification Procedures	91
10.5	Other Limitations and Acknowledgements	93
10.6	Exclusive Remedy; Indemnification Escrow Account	93
10.7	Subrogation	94

ARTICLE XI MISCELLANEOUS		94
11.1	Expenses	94
11.2	Amendment	94
11.3	Entire Agreement	94
11.4	Headings	95
11.5	Notices	95
11.6	Exhibits and Schedules	96
11.7	Waivers and Amendments	96
11.8	Binding Effect; Assignment	96
11.9	No Third Party Beneficiary	96
11.10	Counterparts	97
11.11	Remedies	97
11.12	Release	97
11.13	Governing Law and Jurisdiction	98
11.14	Consent to Jurisdiction; Service of Process; Waiver of Jury Trial	98
11.15	Conveyance Taxes	99
11.16	Specific Performance	99
11.17	Severability	99
11.18	Members’ Representative	99
11.19	Tower Aggregators	102
11.20	Guaranty	102

ANNEXES AND EXHIBITS

Exhibit A	Form of Non-Compete Agreement*
Exhibit B	[Intentionally Omitted]
Exhibit C	Current Assets and Current Liabilities*
Exhibit D	[Intentionally Omitted]
Exhibit E	Certificate of Merger*
Exhibit F	Form of Amended LLC Agreement*
Exhibit G	Allocation of Merger Consideration*
Exhibit H-1	Resignations*
Exhibit H-2	Form of Resignation and Release for Officers, Managers and Directors*
Exhibit I	Form of Escrow Agreement*
Exhibit J	[Intentionally Omitted]
Exhibit K	Form of Release*
Exhibit L-1	Form of Letter of Transmittal for Members who are not Stockholder Members*
Exhibit L-2	Form of Letter of Transmittal for Stockholder Members*

*	These exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. SBA Communications Corporation hereby undertakes to furnish copies of any of the exhibits upon request by the U.S. Securities and Exchange Commission.

SCHEDULES

Schedule 1.1(a)	Knowledge of Parent
Schedule 1.1(b)(i)	Knowledge of the Company
Schedule 1.1(b)(ii)	Knowledge of the Company
Schedule 1.1(c)	Permitted Exceptions
Schedule 4.1	Organization and Good Standing
Schedule 4.2(a)(i)	Capitalization of the Company
Schedule 4.2(b)	Capitalization of the Company Immediately Prior to the Closing
Schedule 4.3(a)	Subsidiaries
Schedule 4.6	Conflicts
Schedule 4.7	Consents
Schedule 4.9	Undisclosed Liabilities
Schedule 4.10(a)	Organizational Documents, Books and Records
Schedule 4.11	Taxes
Schedule 4.12	Employees
Schedule 4.13(a)	Compliance with Legal Requirements and Governmental Authorizations
Schedule 4.13(b)	Compliance with Legal Requirements and Governmental Authorizations
Schedule 4.14	Legal Proceedings and Orders
Schedule 4.15	Absence of Certain Changes or Events
Schedule 4.16(a)	Title; Ownership and Related Matters
Schedule 4.17(a)(i)(1)	Ground Leases
Schedule 4.17(a)(i)(2)	Ground Leases
Schedule 4.17(a)(ii)	Ground Leases
Schedule 4.17(a)(iii)	Ground Leases
Schedule 4.17(a)(iv)	Ground Leases
Schedule 4.17(a)(v)	Ground Leases
Schedule 4.17(a)(vi)	Ground Leases
Schedule 4.17(a)(viii)	Ground Leases
Schedule 4.17(a)(ix)	Ground Leases
Schedule 4.17(b)(i)	Tenant Leases
Schedule 4.17(b)(ii)	Tenant Leases – Towers
Schedule 4.17(b)(iii)	Tenant Leases
Schedule 4.17(b)(v)	Tenant Leases
Schedule 4.17(b)(vi)	Tenant Leases
Schedule 4.17(c)(1)	Easements and Lease Buyout Sites
Schedule 4.17(c)(2)	Easements and Lease Buyout Sites
Schedule 4.17(d)	Easements Appurtenant
Schedule 4.17(e)	Acquisition Agreements
Schedule 4.17(f)(i)	Management Agreements
Schedule 4.17(f)(ii)	Managed Sites
Schedule 4.17(g)	Other Material Contracts
Schedule 4.17(h)	Open Applications and Amendments to Tenant Leases

v

Schedule 4.17(i)	Build to Suit Agreements
Schedule 4.18	Environmental Matters
Schedule 4.19	Affiliate Transactions
Schedule 4.20(a)	Real Property
Schedule 4.20(b)(i)	Real Property
Schedule 4.20(b)(ii)	Real Property
Schedule 4.20(b)(iii)	Real Property
Schedule 4.20(d)	Tower Bonds
Schedule 4.21	Utilities and Access
Schedule 4.22	Real Property Taxes, Personal Property Taxes and Assessments
Schedule 4.23	Condemnation
Schedule 4.25	Intellectual Property
Schedule 4.26	Insurance
Schedule 4.28	Defects
Schedule 4.30	Tax and Utility Bill Documents; Security Deposits
Schedule 5.13(a)	Reports and Financial Statements
Schedule 6.1	Affirmative Covenants
Schedule 6.2	Negative Covenants
Schedule 6.8	Employment Contracts
Schedule 11.19	Tower Aggregators

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 25, 2012, by and among SBA Communications Corporation, a Florida corporation (“Parent”), SBA 2012 Acquisition, LLC, a Delaware limited liability company and indirect, wholly-owned subsidiary of Parent (“Merger Sub”), TowerCo II Holdings LLC, a Delaware limited liability company (the “Company”), and TowerCo III Holdings LLC (“TowerCo III”), a Delaware limited liability company, in its capacity as the representative of all of the Members (as defined below) (the “Members’ Representative”) and individually, solely in its role as the Post-Escrow Indemnifying Party (as defined below).

RECITALS

WHEREAS, as of the date hereof, the members of the Company as set forth on Schedule 4.2(a)(i) attached hereto (the “Members”) are all of the Persons admitted as members of the Company and the record owners of all of the Units (as defined below);

WHEREAS, prior to the date hereof, the Company has formed TowerCo III, a Delaware limited liability company and direct wholly-owned Subsidiary (as defined below) of the Company;

WHEREAS, concurrently with the execution of this Agreement, certain Members, the Company, TowerCo III, TowerCo Staffing Inc., an indirect wholly-owned Subsidiary (as defined below) of the Company (“TowerCo Staffing”) and TowerCo Finance LLC, the current direct parent of TowerCo Staffing, have entered into a restructuring agreement (the “Restructuring Agreement”) pursuant to which, among other things, such Members will cause, immediately prior to the consummation of the transactions contemplated by this Agreement, (a) the Company to fund TowerCo Staffing with an amount of cash as set forth in the Restructuring Agreement, (b) TowerCo Finance LLC to distribute all of the issued and outstanding capital stock of TowerCo Staffing to the Company, (c) the Company to contribute such stock to TowerCo III, and (d) the Company to distribute all of the ownership interests in TowerCo III to the Members holding Class A Units such that immediately following such distribution and prior to the consummation of the transactions contemplated by this Agreement, the Members holding Class A Units will own 100% of TowerCo III which, in turn, will own 100% of TowerCo Staffing;

WHEREAS, TowerCo III acknowledges that the benefits it will be receiving upon consummation of the transactions contemplated by the Restructuring Agreement, among other things, constitutes good and valuable consideration for its agreement set forth herein to act as the Post-Escrow Indemnifying Party hereunder;

WHEREAS, Parent wishes to acquire the Company by effecting a merger of Merger Sub with and into the Company, with the Company being the Surviving LLC (as defined below) (the “Merger”);

WHEREAS, the respective governing bodies of Parent, Merger Sub and the Company have consented to, approved and declared advisable this Agreement and the Merger upon the terms and conditions set forth in this Agreement;

WHEREAS, immediately prior to or concurrently with the execution of this Agreement, the members of the Company owning more than fifty-percent (50%) of the then current percentage or other interests in the profits of the Company owned by the Members holding (a) Class A Units, (b) Class B Units, (c) Class C Units and (d) Class D Units (as each term is defined below), each voting separately as a single class, approved this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, each of Richard Byrne, Scot Lloyd, Daniel Hunt, Todd Boyer, Matthew Massarelli and Hewitt Neagle shall have each executed and delivered to Parent a non-compete agreement, substantially in the form of Exhibit A attached hereto, which will be effective at the Effective Time (as defined below).

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Accounting Methodology” means the accounting principles, methods and practices consistent with GAAP and utilized in preparing the Company’s Audited Financial Statements, applied on a consistent basis, except that the calculation of Working Capital, Current Assets and Current Liabilities will be calculated in accordance with the terms set forth in the definitions thereof to the extent inconsistent with such accounting principles, methods and practices.

“Affiliate” means, as to any Person, (a) any Person which directly or indirectly controls, is controlled by, or is under common control with such Person, and (b) any Person who is a director, manager, officer, partner or principal of such Person or of any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Altpoint Members” means Altpoint TowerCo Holdings LLC and any Permitted Transferees thereof who receive any portion of the Stock Merger Consideration pursuant to Section 2.12.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

“Amendment No. 3” means Amendment No. 3, dated as of June 25, 2012, to the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of September 23, 2008.

“Approved Block Trade” means a block sale of Parent Common Stock which is completed within six (6) months of the Closing Date, (i) in an unlimited number, each for an aggregate sales price of no less than $75 million, (ii) up to one that can be used for all or a portion of the Escrow Shares, regardless of the aggregate sales price, or (iii) up to one that can be used solely by the Altpoint Members, one that can be used solely by the Soros Members, one that can be used solely by the Tailwind Members, one that can be used solely by the Vulcan Members and one that can be used solely by the Management Members, in each case, for not less than 80% of the portion of the number of shares of the Stock Merger Consideration received by the Altpoint Members, Soros Members, Tailwind Members, Vulcan Members and Management Members, respectively, regardless of the aggregate sales price, and in each of clauses (i), (ii) and (iii), in a bid process effected through either a Parent Approved Underwriter or a Member Approved Underwriter.

“Appurtenant Property” means all right, title and interest of the Company and the Company Subsidiaries, if any, in and to all (a) streets, roads, easements, contract rights and rights-of-way appurtenant to the Property, (b) covenants, restrictions, agreements, development rights, air rights, density rights, drainage rights, riparian and/or littoral rights benefiting the Property, (c) utility mains, service laterals, hydrants, valves and appurtenances servicing the Property, (d) utility lines owned by the Company or a Company Subsidiary from the utility meter to the Tower Site, and (e) oil, gas, minerals, soil, flowers, shrubs, crops, trees, timber, compacted soil, submerged lands and fill appurtenant to the Property.

“Average Stock Closing Price” means the average of the daily closing price per share of Parent Common Stock on The NASDAQ Global Select Market (“Nasdaq”) (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by the Company) for the [****] days ending on and including, (i) if being calculated for purposes of Section 9.1(f), the Business Day immediately prior to the Determination Date, or (ii) in all other cases, the Business Day immediately prior to the Closing Date, in each case, subject to adjustment pursuant to Section 2.4(d).

“Average Stock Price” means $54.48.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by law or executive order to close.

“Capital Stock” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; and (b) any ownership interests in a Person other than a corporation, including membership or limited liability company interests, partnership interests, joint venture interests and beneficial interests.

“Claim” means any claim, damage, loss, liability, obligation, demand, defense, judgment, suit, proceeding, disbursement or expense, including reasonable attorneys’ fees or costs (including those related to appeals).

“Claimed Amount” shall have the meaning ascribed to such term in the Escrow Agreement.

“Class A Unit” means a limited liability company interest of the Company designated as a Class A Unit pursuant to the LLC Agreement.

“Class A Closing Consideration” means (i) the Closing Cash Merger Consideration minus the Class B Closing Consideration, the Class C Closing Consideration and the Class D Closing Consideration (as set forth on Exhibit G hereto, as updated pursuant to Section 2.4(f)) plus (ii) the Closing Stock Merger Consideration minus the Class B Closing Stock Consideration, the Class C Closing Stock Consideration and the Class D Closing Stock Consideration (as set forth on Exhibit G hereto, as updated pursuant to Section 2.4(f)).

“Class A Escrow Consideration” means the aggregate amount allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) to the Members holding Class A Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Escrow Amount plus the Indemnification Escrow Amount, minus (ii) reductions made in accordance with Section 2.8 and Article X of this Agreement and the Escrow Agreement, which shall be payable in cash or shares of Parent Common Stock as provided in the Escrow Agreement.

“Class A Post-Closing Consideration” means the aggregate amount allocable to the Members holding Class A Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Excess, if any, allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) plus (ii) any balance of the Members’ Representative Holdback Account released by the Members’ Representative pursuant to Section 11.18(c), allocable in accordance with Exhibit G.

“Class B Unit” means a limited liability company interest of the Company designated as a Class B Unit pursuant to the LLC Agreement.

“Class B Closing Consideration” means an amount of the Closing Cash Merger Consideration and an amount of the Closing Stock Merger Consideration, together designated as the “Class B Closing Consideration” on Exhibit G (as updated pursuant to Section 2.4(f)) and incorporated herein by reference.

“Class B Escrow Consideration” means the aggregate amount allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) to the Members holding Class B Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Escrow Amount plus the Indemnification Escrow Amount, minus (ii) reductions made in accordance with Section 2.8 and Article X of this Agreement and the Escrow Agreement, which shall be payable in cash or shares of Parent Common Stock as provided in the Escrow Agreement.

“Class B Post-Closing Consideration” means the aggregate amount allocable to the Members holding Class B Units immediately prior to the Effective Time out of the sum of (i)

the Working Capital Excess, if any, allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) plus (ii) any balance of the Members’ Representative Holdback Account released by the Members’ Representative pursuant to Section 11.18(c), allocable in accordance with Exhibit G.

“Class C Unit” means a limited liability company interest of the Company designated as a Class C Unit pursuant to the LLC Agreement.

“Class C Closing Consideration” means an amount of the Closing Cash Merger Consideration and an amount of the Closing Stock Merger Consideration, together designated as the “Class C Closing Consideration” on Exhibit G (as updated pursuant to Section 2.4(f)) and incorporated herein by reference.

“Class C Escrow Consideration” means the aggregate amount allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) to the Members holding Class C Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Escrow Amount plus the Indemnification Escrow Amount, minus (ii) reductions made in accordance with Section 2.8 and Article X of this Agreement and the Escrow Agreement, which shall be payable in cash or shares of Parent Common Stock as provided in the Escrow Agreement.

“Class C Post-Closing Consideration” means the aggregate amount allocable to the Members holding Class C Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Excess, if any, allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) plus (ii) any balance of the Members’ Representative Holdback Account released by the Members’ Representative pursuant to Section 11.18(c), allocable in accordance with Exhibit G.

“Class D Unit” means a limited liability company interest of the Company designated as a Class D Unit pursuant to the LLC Agreement.

“Class D Closing Consideration” means an amount of the Closing Cash Merger Consideration and an amount of the Closing Stock Merger Consideration, together designated as the “Class D Closing Consideration” on Exhibit G (as updated pursuant to Section 2.4(f)) and incorporated herein by reference.

“Class D Escrow Consideration” means the aggregate amount allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) to the Members holding Class D Units immediately prior to the Closing out of the sum of (i) the Working Capital Escrow Amount plus the Indemnification Escrow Amount, minus (ii) reductions made in accordance with Section 2.8 and Article X of this Agreement and the Escrow Agreement, which shall be payable in cash or shares of Parent Common Stock as provided in the Escrow Agreement.

“Class D Post-Closing Consideration” means the aggregate amount allocable to the Members holding Class D Units immediately prior to the Effective Time out of the sum of (i) the Working Capital Excess, if any, allocable pursuant to Exhibit G (as updated pursuant to Section 2.4(f)) plus (ii) any balance of the Members’ Representative Holdback Account released by the Members’ Representative pursuant to Section 11.18(c), allocable in accordance with Exhibit G.

“Closing Working Capital” means the Working Capital as of 11:59 p.m. on the date preceding the Closing Date, prepared in accordance with the Accounting Methodology, and assuming the Restructuring has been consummated such that none of the Current Assets or Current Liabilities associated with TowerCo Staffing or TowerCo III will be included in the calculation of Closing Working Capital.

“Code” means the Internal Revenue Code of 1986.

“Company Material Adverse Effect” means any fact, circumstance, event, change, effect, condition, or occurrence (each, an “Event”) which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, any change or effect that (A) is materially adverse to the financial condition, business, results of operations, properties or assets of the Company and the Company Subsidiaries, taken as a whole or (B) prevents the consummation of, or has a material adverse effect on the ability of the Company or any Company Subsidiary to consummate the transactions contemplated by this Agreement without material delay; provided, however, that for purposes of determining whether any Event has, or is reasonably likely to have a “Company Material Adverse Effect” the impact of the following on the Company or any Company Subsidiary shall be disregarded, except, in the case of any Event described in clauses (i), (ii), (iii) or (iv) below, those Events that have, or are reasonably likely to have, a disproportionate or unique impact on the Company and the Company Subsidiaries, taken as a whole, as compared to other entities operating in the industries or markets in which the Company and each Company Subsidiary operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Company Material Adverse Effect has occurred): (i) Events that generally affect the industries in which the Company and each Company Subsidiary operate (including legal and regulatory changes), (ii) Events resulting from changes in general economic, financial, social or political conditions, (iii) Events resulting from changes affecting any financial, debt, credit, banking or capital market conditions (including in each of clauses (i), (ii) and (iii) above, any Events resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to the foregoing, (iv) Events resulting from changes or proposed changes in Legal Requirements or GAAP (as in effect on the date of this Agreement), or standards, interpretations or enforcement thereof (provided that any such Event to the extent arising from, or relating to, the failure by the Company or any Company Subsidiary to comply with any change in applicable Legal Requirements or GAAP shall not be disregarded under this clause (iv)), (v) Events relating to the announcement or the execution of this Agreement or the transactions contemplated by this Agreement, (vi) Events resulting from compliance with the terms and conditions of this Agreement by the Company or any Company Subsidiary or consented to in writing by Parent, (vii) Events resulting from any breach of this Agreement by Parent, or any other actions taken by Parent, its Affiliates or any of their respective Representatives after the date hereof not permitted by this Agreement, (viii) any matters disclosed on the Schedules, but solely to the extent it is readily apparent on the face of such disclosure that such matter is reasonably likely to result in a Company Material Adverse Effect, and/or (ix) any Event, to the extent reasonably capable of being cured prior to the Termination Date, that is cured by the Company or any Company Subsidiary prior to termination of this Agreement. For the avoidance of doubt, a Company Material Adverse Effect shall not be measured against any forward-looking statements, financial projections or forecasts of the Company and any Company Subsidiary (provided that the underlying causes of any failure to meet such forward looking statements, financial projection or forecasts, to the extent arising from, or relating to, a breach of any representation or warranty contained herein and not otherwise excluded from the definition of “Company Material Adverse Effect,” shall not be disregarded).

“Company Subsidiary” means a Subsidiary of the Company, other than the Excluded Subsidiaries.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 4, 2012, by and between TowerCo Assets LLC and SBA Towers II LLC.

“Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) (including, without limitation, the Ground Leases, Tenant Leases and Easements).

“Credit Facility” means the Amended and Restated Credit Agreement, dated as of November 24, 2009 and amended and restated as of February 2, 2011, by and among TowerCo Finance LLC, the Company, Morgan Stanley Senior Funding, Inc., Fifth Third Bank, ING Capital LLC, Toronto Dominion (Texas) LLC, TD Securities (USA) LLC, and the several lenders from time to time parties thereto, as amended by Amendment No. 1, dated as of March 23, 2012.

“Credit Facility Payoff Amount” means the aggregate principal amount outstanding under the Credit Facility, plus all accrued but unpaid interest, fees and other amounts payable thereon, in each case, calculated as of the Closing Date without giving effect to the transactions contemplated by this Agreement.

“Current Assets” means, as of any date of determination hereunder, the consolidated current assets of the Company and each Company Subsidiary, which current assets shall include the line items set forth on Exhibit C attached hereto under the heading “Current Assets”, as well as any other prepaid expenses paid by the Company or any of the Company Subsidiaries prior to Closing, but only to the extent that such prepaid expenses will benefit the Company or any Company Subsidiary after Closing. Current Assets will not include any amount related to an easement or ground rent that has been paid on an other-than-monthly basis such that such easement or ground rent does not require a cash payment between Closing and the date that is eight years following Closing. For the avoidance of doubt, Current Assets will not include amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related leases.

“Current Funds” means bank wire transfer of immediately available funds.

“Current Liabilities” means, as of any date of determination hereunder, the consolidated current liabilities of the Company and each Company Subsidiary, which current liabilities shall include the items set forth on Exhibit C attached hereto under the heading “Current Liabilities”, as well as any other payables or accrued expenses incurred by the Company or any of the Company Subsidiaries prior to Closing but only to the extent that such payables or accrued expenses are paid or would be payable by the Company or any of the Company Subsidiaries after Closing. For the avoidance of doubt, Current Liabilities will not include amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related leases, asset retirement obligations, or deferred revenues related to capital contributions from Tenants related to tower improvements to the extent such tower improvements have been completed at Closing and either paid for prior to Closing or the costs payable in connection with such improvements have been included as Current Liabilities.

“date hereof” and “date of this Agreement” means the date first written above.

“Determination Date” means the date a Trigger Event Termination Notice has been delivered by the Company pursuant to Section 9.1(f).

“Easement Appurtenant” means all easements, rights of way, licenses or other agreements for guy wires and/or anchors, fiber cables, nodes or providing utilities or access to any of the Tower Sites, in each case appurtenant to a Tower Site.

“Easements” means the Perpetual Easements and access and utility easements benefiting the Real Property, the Leased Real Property and the land underlying the Perpetual Easements, other than the Ground Lease Easements.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) general principles of equity.

“Environmental Laws” means any applicable and binding Legal Requirements (including statutes and common law) of the United States, any State, or any local governmental body or agency or any political subdivision thereof, or any other nation or political subdivision thereof, relating to pollution, the presence, generation, transportation, storage or management of Hazardous Materials, protection of natural resources, protection of the environment, or protection of human health and safety from Hazardous Materials, including judgments, awards, decrees, regulations, rules, standards, requirements, Orders, and permits issued by any court, administrative agency or commission or other Governmental Authority under such Legal Requirements, and shall include the Comprehensive Environmental Response, Compensation and Recovery Act (42 U.S.C. §§ 9601 et seq.)(“CERCLA”), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (to the extent it regulates Hazardous Materials), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), Emergency Planning and Community Right To Know Act (42 U.S.C. §§11001 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the National Environmental Policy Act of 1969 (42 U.S.C. §§ 4321 et seq.), and the Migratory Bird Treaty Act (16 U.S.C. 703 et seq.).

“Escrow Release Date” means the date that is the one year anniversary of the Closing Date.

“Escrow Shares” means the number of shares of Parent Common Stock in the Indemnification Escrow Account from time to time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” means Computershare Trust Company, N.A.

“Excluded Liabilities” means (i) any liabilities arising out of, or in connection with, the operations of the Excluded Subsidiaries, (ii) any liabilities arising out of or in connection with the Restructuring Agreement or the transactions contemplated thereby, and (iii) any fees and expenses incurred by the Company or a Company Subsidiary in connection with this Agreement or the transactions contemplated hereby that are not otherwise paid prior to the Closing or included in the Company Expenses paid at the Closing pursuant to Section 2.6(a)(vi).

“Excluded Subsidiaries” means TowerCo Staffing and TowerCo III.

“Fee Mortgage Site” means any Tower Site the fee interest in which is, on the Closing Date, subject to a superior fee mortgage that was of record on the date the applicable Ground Lease was entered into or to which the Company or a Company Subsidiary subordinated its leasehold interest under such Ground Lease, if the fee mortgagee did not grant a non-disturbance agreement in favor of the tenant under such Ground Lease.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, province, supranational authority or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States, any foreign government or supranational authority, any state of the United States, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any governmental or non-governmental self-regulatory organization, agency or authority.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement, including, without limitation, any related to the provision of general contracting services in any jurisdiction.

“Ground Leases” means the ground leases or other agreements (not including Easements), pursuant to which the Company or a Company Subsidiary holds a lessee’s interest in any real property.

“Ground Lease Easements” means the Easements benefitting the Leased Real Property provided for in the Ground Leases or which otherwise burden the parent parcels owned by the Ground Lessors.

“Ground Lessors” means each of the lessors under the Ground Leases.

“Hazardous Material” means any waste, contaminant, pollutant, hazardous substance, toxic, radioactive, ignitable, reactive or corrosive substance, hazardous waste, special waste, controlled waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, fungus, mold, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance, waste or material, to the extent any of the above is regulated by Environmental Laws, or the presence of which in the indoor or outdoor environment is regulated or creates liability.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Improvements” means all Towers, buildings, equipment shelters, storage facilities, cabinets, anchors and guy wires which are located on or appurtenant to the Real Property, the Leased Real Property or the real property subject to the Perpetual Easements, but specifically excluding any buildings, shelters, storage facilities, equipment and cabinets that are owned by Ground Lessors or Tenants and located on the Tower Sites and anchors and guy wires installed on communications towers that are not owned by the Company or a Company Subsidiary.

“Included Expenses” means an amount equal to the sum of (a) the product of twelve (12) times the easement “rent” or ground rent for the month of June, 2012, determined in accordance with Perpetual Easements, Easements Appurtenant and Ground Leases with an execution date of June 22, 2012 or earlier (assuming that rent was payable on June 1, 2012 for any such Perpetual Easement or Ground Lease that was executed after June 1, 2012), and excluding amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related leases and (b) the sum of all Real Estate Taxes, Personal Property Taxes, maintenance and repair expenses and utility expenses incurred in connection with the Towers, Tower Sites and sites where the Company owns the land underneath a tower, but does not own the tower, as listed on Schedule 4.17(a)(viii), over the five month period ending May 31, 2012, which sum is divided by five (5) and multiplied by twelve (12), all calculated in accordance with the Accounting Methodology. To the extent that easement or ground rent is paid on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month; provided, however, all prepaid ground rents and easement “rents” that do not require a cash payment between the date of this Agreement and the date that is eight years following the date of this Agreement will be excluded from this definition of Included Expenses.

“Included Lease” means any Tenant Lease with an execution date of June 22, 2012 or earlier; provided (a)(1) if such Tenant Lease has a final expiration date prior to June 30, 2013, and TowerCo has been notified by the Tenant in writing that the Tenant will not renew such lease, then such Tenant Lease will not be an “Included Lease”, (2) the applicable Tenant has not notified TowerCo in writing that it intends to terminate or repudiate the applicable Tenant Lease prior to the end of the current term of such Tenant Lease, (3) such Tenant has not alleged in writing a default by the landlord under such Tenant Lease prior to June 22, 2012 which has not been cured, and (4) recurring rental payments due under the Tenant Lease are not delinquent by greater than 60 days, and (b) for executed Tenant Leases for which the Tenant has not commenced paying rent, the applicable Tenant has signed a lease with a minimum initial term of at least five (5) years, the obligation to pay rent begins prior to January 1, 2013, and the applicable Tenant has no right to terminate or repudiate such Tenant Lease prior to the end of its initial term (other than termination rights customary in the industry and consistent with past practice, including in the event such Tenant loses its ability to operate at the applicable Tower, in the event of a casualty or condemnation or for like reasons).

“Included Revenue” means an amount equal to the product of twelve (12) times the sum of (a) the rent payments paid or payable by Tenants under an Included Lease for the month of June, 2012, and (b) for Included Leases for which rent payments paid or payable by Tenants begin after June 1, 2012, the amount that would have been paid or payable for the month of June 2012 had such rent commenced on June 1, 2012, less any amount included in (a) related to such Included Lease and less any reductions in revenue from other Tenants or increases in ground rent as a result of assuming such rent had commenced on June 1, 2012 (but only to the extent such increases in ground rent are not otherwise taken into account in the calculation of Included Expenses); provided, however, such amount shall not include any one time or non-recurring payments, security deposits, prepaid rents, refunds to tenants, sales, property, excise or similar taxes imposed by Governmental Authorities and collected from subtenants, pass through expenses collected from any Tenants and amounts recorded to recognize known lease escalation amounts on a straight-line basis over the life of the related leases. To the extent that rent is paid or payable on an other-than-monthly basis, rent for the month shall include an apportioned amount of such rent attributable to such month.

“Indebtedness” means (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iii) all prepayment obligations under any interest rate swap agreement or interest rate hedge agreement (calculated as if such hedge or swap were terminated at the Closing Date), (iv) funded letters of credit, (v) all interest, premiums, penalties, charges, fees, expenses and other amounts due in connection with the payment and satisfaction in full of the obligations described in the foregoing clauses (i) through (iv) of this definition, or (vi) any guarantee, assumption, endorsement or other liability in respect of any of the foregoing. For the purposes of this definition, Indebtedness shall not include any Tower Bond.

“Indemnification Escrow Amount” shall have the meaning set forth in the Escrow Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Intangible Personal Property” means any development rights, Company Permits, environmental studies, construction, engineering, architectural, landscaping or other plans or drawings related to the Property and any surveys, maps, site plans, plats and other graphics relating to the Property, and technical matter owned by the Company or the Company Subsidiaries, and any indemnification rights or warranties in favor of the Company or the Company Subsidiaries arising in connection with the construction or completion of the Towers or Improvements.

“Intellectual Property” means all patents, patent applications, copyrights, copyright applications, trade secrets, know-how, trademarks and service marks, trademark and service mark applications, trade names, software and Internet domain names owned or filed by the Company or a Company Subsidiary as of the date of this Agreement.

“Investor Members” means each of the Tailwind Members, Soros Members, Altpoint Members and Vulcan Members.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Parent” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(a) (assuming the reasonable discharge of such person’s professional responsibility) after due inquiry of the Person who is responsible for each matter, whether at an Affiliate or any unrelated third party hired to perform a service to Parent, each of which individual(s) has primary management responsibility for the subject matter to which the relevant representation or warranty relates.

“Knowledge of the Company” or any similar phrase means the actual knowledge of the individuals identified on Schedule 1.1(b) (assuming the reasonable discharge of such person’s professional responsibility) after due inquiry, including inquiry of each of the individuals listed on Schedule 1.1(b)(1).

“Lease Buyout Site” means any Tower Site as to which a lump sum payment was made to the Ground Lessor under the Ground Lease of such Tower Site for future payments owed under such Ground Lease, including all future payments for all renewal periods thereunder.

“Leased Real Property” means the real property subject to the Ground Leases.

“Legal Requirement” means any law, statute, ordinance, code, order, rule, regulation or other requirement of any Governmental Authority.

“Lien” means any mortgages, liens, pledges, security interests, claims, options, rights of first offer or refusal, charges or other encumbrances of any kind or nature whatsoever.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated September 23, 2008, as amended by Amendment No. 1, dated as of November 19, 2009, and Amendment No. 2, dated as of January 28, 2011, and Amendment No. 3.

“Losses” means any and all damages, fines, fees, penalties, liabilities, deficiencies, losses, demands, judgments, settlements, actions, obligations and costs and reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) but only to the extent such losses are not covered by a payment from some third party (provided, that no party hereto shall be required to file or pursue any claim under an insurance policy other than the obligation of Parent and the Surviving LLC under Section 10.3(e) to use commercially reasonable efforts to recover losses from insurance policies as set forth in Section 10.3(e)) or otherwise actually recovered from third parties.

“Managed Sites” means (i) any towers or other structures (rooftops, billboards, buildings, water towers, smokestacks, etc.) leased or subleased by the Company or any Company Subsidiary from the owner or operator thereof and leased or subleased to Tenants all of which are set forth on Schedule 4.17(f)(ii) and (ii) towers or other structures for which the Company or any Company Subsidiary provides management and leasing services to the owners subject to a Management Agreement.

“Management Agreements” means those certain easements, leases, subleases or management agreements pursuant to which the Company or any Company Subsidiary either (i) leases or controls by easement or other similar interest a Managed Site for sublease to a Tenant(s), or (ii) provides, among other things, management and leasing services to the owners thereof.

“Material Contract” means:

(i) any contract, agreement or arrangement which contains any non-compete or exclusivity provisions restricting the business of the Company or any Company Subsidiary, or the geographic area or manner in which the Company or any Company Subsidiary may conduct business;

(ii) any contract, agreement or arrangement to which the Company or any Company Subsidiary is a party or to which any of their properties are subject, that (A) is reasonably anticipated to generate annual revenue to the Company or any of the Company Subsidiaries, in the aggregate, in excess of One Hundred Thousand and No/100 Dollars ($100,000) in the calendar year ending December 31, 2012, or in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) over the remaining life of such contract, (B) obligates the Company or any of the Company Subsidiaries to expend an amount, or acquire assets (including by way of construction, in a “build to suit” or similar agreement, or acquisition of communications towers) in an amount, in excess, in the aggregate, of One Hundred Thousand and No/100 Dollars ($100,000) in the calendar year ending December 31, 2012, or in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) over the remaining life of such contract (including pursuant to any acquisition agreements), or (C) involves any agreement with consultants of the Company or any of the Company Subsidiaries that cannot be terminated by such entity on 60 calendar days or less notice and without payment by such entity of a premium or penalty;

(iii) any agreement between the Company or any Company Subsidiary, on the one hand, and any Member or its Affiliates (other than the Company or Company Subsidiary), on the other hand, other than those agreements which shall be terminated at or prior to the Closing Date without liability following Closing to the Company or any Company Subsidiary;

(iv) any contract to which the Company or any Company Subsidiary is a party providing for the sale, lease or exchange of, or option to sell, lease or exchange, any real or personal property, including any office leases or subleases; and

(v) other material contracts or understandings to which the Company or any Company Subsidiary is a party, irrespective of subject matter, not entered into in the Ordinary Course of Business, in each case, which shall not be terminated without further liability to the Company or any Company Subsidiary prior to Closing without payment by such entity of a premium or penalty.

“Management Members” means each of Richard Byrne, Scot Lloyd and Daniel Hunt.

“Marketed Secondary Offering” means a registered offering by any of the Stockholder Members pursuant to the Registration Statement in which all or any portion of the Stock Merger Consideration is sold to one or more underwriters for reoffering to the public (other than an Approved Block Trade).

“Master Leases” means the master leases covering multiple Tower Sites (including any Towers or any Improvements installed on any of the Tower Sites) and executed by or binding on the Company or any Company Subsidiary and a Tenant.

“Members Approved Underwriters” means Morgan Stanley, Wells Fargo and Bank of America.

“Nasdaq” shall have the meaning set forth in the definition of “Average Stock Closing Price”.

“Order” means any award, decision, injunction, judgment, decree, writ, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Authority.

“Ordinary Course of Business” means an action which is taken in the ordinary course of the normal day-to-day operations of the Person taking such action consistent with the past practices of such Person.

“Organizational Documents” means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and its bylaws and shareholders agreement (if any), (ii) with respect to any Person that is a limited partnership, its certificate of limited partnership and its limited partnership agreement, (iii) with respect to any Person that is a limited liability company, its certificate of formation and its limited liability company or operating agreement, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or its constituent document, and (v) with respect to any other Person, its comparable organizational documents.

“Parent Approved Underwriters” means Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Barclays Capital Inc.

“Parent Common Stock” means the Class A common stock of Parent, par value $0.01 per share.

“Parent Material Adverse Effect” means any fact, circumstance, event, change, effect, condition, or occurrence (each, an “Event”) which, individually or in the aggregate, has resulted in, or is reasonably likely to result in, any change or effect that (A) is materially adverse to the financial condition, business, results of operations, properties or assets of Parent and its Subsidiaries, taken as a whole or (B) prevents the consummation of, or has a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement without material delay; provided, however, that for purposes of determining whether any Event has, or is reasonably likely to have a “Parent Material Adverse Effect” the impact of the following on Parents or its Subsidiaries shall be disregarded, except, in the case of any Event described in clauses (i), (ii), (iii) or (iv) below, those Events that have, or are reasonably likely to have, a disproportionate or unique impact on the Parent and its Subsidiaries taken as a whole, as compared to other entities operating in the industries or markets in which Parent and each of its Subsidiaries operate (and in any such case, only such disproportionate impact shall be taken into account in determining if a Parent Material Adverse Effect has occurred): (i) Events that generally affect the industries in which Parent and each of its Subsidiaries operate (including legal and regulatory changes), (ii) Events resulting from changes in general economic, financial, social or political conditions, (iii) Events resulting from changes affecting any financial, debt, credit, banking or capital market conditions (including in each of clauses (i), (ii) and (iii) above, any Events resulting from an outbreak or escalation of hostilities, war, acts of terrorism, political instability or other national or international calamity, crisis, emergency, epidemic or natural disaster, or any governmental or other response to the foregoing, (iv) Events resulting from changes or proposed changes in Legal Requirements or GAAP (as in effect on the date of this Agreement), or standards, interpretations or enforcement thereof (provided that any such Event to the extent arising from, or relating to, the failure by Parent or any of its Subsidiaries to comply with any change in applicable Legal Requirements or GAAP shall not be disregarded under this clause (iv)), (v) Events relating to the announcement or the execution of this Agreement or the transactions contemplated by this Agreement, (vi) any matters disclosed on the Schedules delivered by Parent, but solely to the extent that it is readily apparent on the face of such disclosure that such matter is reasonably likely to result in a Parent Material Adverse Effect and/or, (vii) any Event, to the extent reasonably capable of being cured prior to the Termination Date, that is cured by Parent or its Subsidiaries prior to termination of this Agreement. For the avoidance of doubt, a Parent Material Adverse Effect shall not be measured against any forward-looking statements, financial projections or forecasts of the Parent or its Subsidiaries (provided that the underlying cause of any failure to meet such forward-looking statements, financial projections or forecasts, to the extent arising from, or relating to, a breach of any representation or warranty contained herein and not otherwise excluded from the definition of “Parent Material Adverse Effect,” shall not be disregarded).

“Periodic Payment Easement” means any Easement or Ground Lease Easement (not including any Ground Lease Easement provided for in a Ground Lease) for which periodic payments are required.

“Permitted Exceptions” means (i) any lien, encumbrance, easement, right of way, survey or title defect, encroachment or other fact or circumstance that does not or that could not reasonably be expected to, negatively impact in any material respect the Surviving LLC’s ability to use a Tower Site as a communications facility in the manner in which such Tower Site is used on the date hereof or that limits the use of the related Tower to a single Tenant (by way of example and in no way a limitation of the above, but subject to the following clauses (ii) through (ix), the following are not Permitted Exceptions: (a) covenants and deed restrictions prohibiting or limiting in any material respect the use of a Tower Site in the manner in which such Tower Site is used on the date hereof or that limits the use of the related Tower to a single Tenant, (c) superior easements or agreements prohibiting or limiting in any material respect the use of a Tower Site in the manner in which such Tower Site is used on the date hereof or that limits the use of the related Tower to a single Tenant, and/or (d) unpaid taxes that are due and payable and that are the responsibility of the Company or a Company Subsidiary under the applicable Ground Lease or under applicable law, unless the same are being contested in good faith and in accordance with the applicable terms of any of the applicable Ground Leases (it being agreed that liens for any other taxes shall be Permitted Exceptions); (ii) the terms and conditions of the Ground Leases and the Easements; (iii) the Tenant Leases; (iv) mechanics liens or similar liens the discharge of which are the responsibility of Tenants under Tenant Leases, Ground Lessors or other third parties, except to the extent any such lien(s) (A) secure amounts the payment of which is the responsibility of a prior owner of any Tower and (B) relate to the construction of such Tower; (v) Legal Requirements and the terms of any Governmental Authorization (provided that nothing herein shall derogate from the representations set forth in Section 4.13); (vi) matters listed on Schedule 1.1(c); (vii) any mechanics lien or similar liens incurred in the ordinary course of business securing amounts not yet due or that will be discharged at or prior to Closing; (viii) any liens created by Ground Lessors, the owners of land subject to Perpetual Easements or other holders of superior interests in the Tower Sites (provided that nothing in this clause (viii) shall derogate from the obligations of the Company under Section 10.2(a)(v)); and (ix) liens or other encumbrances incurred or pledges or deposits made to secure removal bonds or to secure reimbursement obligations in respect of letters of credit issued in order to secure removal obligations. Notwithstanding the foregoing, any matter as to which the Company or any Company Subsidiary is insured under a title insurance policy (whether now in existence or hereafter obtained), shall be deemed a Permitted Exception to the extent of actual recovery under such policy.

“Permitted Transferees” shall have the meaning ascribed to such term in the LLC Agreement.

“Perpetual Easements” means the perpetual easements for occupancy owned by the Company or any Company Subsidiary, all of which are described on Schedule 4.17(c)(1). If a single easement agreement grants both a Perpetual Easement and also access or utility easements benefiting the land subject to the Perpetual Easement, then for purposes of this Agreement such access and utility easements shall be deemed Easements, but not Perpetual Easements, notwithstanding that they are granted pursuant to the same instrument as the related Perpetual Easement.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Property Taxes” shall mean all taxes, assessments, excises, levies, fees and other governmental charges, or any similar ad valorem obligations, assessed or imposed on the Company or the Company Subsidiaries or levied with respect to the Tangible Personal Property or Intangible Personal Property.

“Post-Closing Taxable Period” means any taxable period (or portions thereof) beginning after the Closing Date.

“Post-Escrow Indemnifying Party” means TowerCo III, which shall have solely the responsibilities set forth in ARTICLE X hereof.

“Pre-Closing Taxable Period” means any taxable period (or portions thereof) ending on or before the Closing Date.

“Pre-Closing Taxes” means any Taxes of the Company or any Company Subsidiary in respect of Pre-Closing Taxable Periods.

“Proceeding” means (i) any suit, legal action, written claim relating to an event or circumstance that could reasonably be expected to give rise to a legal proceeding, indictment, or other legal or governmental proceeding, or (ii) an investigation by a Governmental Authority which is Known to Parent (for purposes of Article V) or Known to the Company (for all other purposes).

“Property” means, collectively, the Real Property, Leased Real Property, the Ground Leases, the Easements, the Tenant Leases, the Appurtenant Property, the Intangible Personal Property, the Improvements and the Tangible Personal Property.

“Real Estate Taxes” shall mean all real estate taxes, assessments, water, sewer or other rents and charges, excises, levies, fees and all other governmental charges, (including all interest and penalties thereon), which are or may be assessed or imposed on or in respect of or be a lien upon the Leased Real Property, Real Property, the Improvements, the Perpetual Easements or the Ground Lease Easements or any part thereof or any estate, right, title or interest therein, in each case to the extent payable by the Company or a Company Subsidiary pursuant to the Ground Leases or otherwise (but not including Personal Property Taxes).

“Real Property” means the real property to which the Company or a Company Subsidiary owns fee title, as set forth on Schedule 4.20(a), including where the Company or a Company Subsidiary owns the fee title to real property under a third party’s tower.

“Representative” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, equityholder, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term “environment” meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the indoor or ambient air.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Soros Members” means Soros Strategic Partners II LP and any Permitted Transferees thereof who receive any portion of the Stock Merger Consideration pursuant to Section 2.12.

“Stockholder Members” means the Members who receive any of the Stock Merger Consideration and any Permitted Transferees thereof who receive any of the Stock Merger Consideration pursuant to Section 2.12.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Subsidiary” means, with respect to a specified Person, any corporation, partnership, limited liability company, limited liability partnership, joint venture, or other legal entity of which the specified Person (either alone and/or through and/or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body, of such legal entity or of which the specified Person controls the management.

“Tailwind Members” means Tailwind Holdings (ERISA) UBTI, L.P., Tailwind TowerCo II Holdings LLC and any Permitted Transferees thereof who receive any portion of the Stock Merger Consideration pursuant to Section 2.12.

“Tangible Personal Property” means all personal property, furniture, fixtures, equipment, appliances, inventory and other items of personal property owned by the Company and the Company Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, provincial, local and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, escheat, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and (iii) liability of the Company or any Company Subsidiary for the payment of any amounts of the type described in clause (i) above as a result of a Company or any Company Subsidiary assuming, succeeding or being held liable for any reason for the liability of any other Person whether by express or implied agreement, by operation of law, or otherwise.

“Tax Returns” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any tax.

“Tenant Leases” means all of the leases, licenses and other occupancy agreements pursuant to which the Company or any Company Subsidiary or any predecessor owner of the Tower or the Tower Site has granted any Person the right to use space or install equipment on the Towers or the Tower Sites or in any of the Improvements located on the Tower Sites, including any provisions of the related Master Leases incorporated into such leases, licenses or other occupancy agreements.

“Tenants” means each of the lessees, licensees or other occupants under the Tenant Leases.

“Tower Bonds” means any bonds, letters of credit, deposits or other security interests relating to a Tower Site.

“Tower Cash Flow” or “TCF” means Included Revenue less Included Expenses.

“Towers” means those communications towers (including poles) located on the Tower Sites, as listed on Schedule 4.20(b)(ii), as updated pursuant to Section 6.17 of this Agreement. For the avoidance of doubt, Schedule 4.20(b)(ii) does not include any communications tower on a WIP Site or any communications tower not owned by the Company or any Company Subsidiary.

“Tower Sites” means collectively, the Real Property, Leased Real Property and the Perpetual Easements.

“Unit Certificate” means a certificate representing one or more Units.

“Unit Votes” shall have the meaning ascribed to such term in the LLC Agreement.

“Units” means, collectively, the limited liability company interests of the Company designated as Class A Units, Class B Units, Class C Units and Class D Units pursuant to the LLC Agreement.

“Unvested Management Unit” shall have the meaning ascribed to such term in the LLC Agreement.

“Vested Management Unit” shall have the meaning ascribed to such term in the LLC Agreement.

“Vulcan Members” means Vulcan Tower Holdings LLC and any Permitted Transferees thereof who receive any portion of the Stock Merger Consideration pursuant to Section 2.12.

“WIP Tower Sites” means those Tower Sites where the construction has not been completed on the relevant date.

“Working Capital” means, at any date, all Current Assets minus all Current Liabilities as of such date.

“Working Capital Base Amount” means an amount equal to $0.

“Working Capital Escrow Amount” means Two Million Dollars ($2,000,000).

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Working Capital Estimate exceeds the Working Capital Base Amount.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Working Capital Base Amount exceeds the Working Capital Estimate.

1.2 Other Capitalized Terms. The following terms shall have the meanings specified in the indicated Section of this Agreement:

Term	Section
Accounting Firm	6.7(e)
Acquisition Agreements	4.17(e)
Act	2.1
Affiliate Contract	4.19
Agreement	Preamble
Amended LLC Agreement	2.5(b)
Audited Financial Statements	4.8(a)
Base Cash Merger Consideration	2.3(a)
Base Prospectus	6.13(a)(i)
Basket Amount	10.3(b)
Cash Merger Consideration	2.3(a)
Certificate of Merger	2.2
Claims Notice	10.4(a)(i)
Closing	3.1(a)
Closing Cash Merger Consideration	2.3(a)
Closing Determination	3.1(b)
Closing Stock Merger Consideration	2.3(b)
Company	Preamble
Company Closing Documents	4.4
Company Expenses	11.1
Company Permits	4.13(a)
Company’s Interim Financial Statements	6.15
Confidential Information	6.3(b)
Current Issuers	6.9
Effective Time	2.2
Escrow Agent	2.11(a)
Escrow Agreement	6.18
Exchange Agent Agreement	2.6(a)(ix)
Excluded Units	2.4(b)
Final Allocation	2.14
Final Cash Merger Consideration	2.8(d)
Final Closing Working Capital	2.8(d)
Final Credit Facility Payoff Amount	2.8(d)
Financial Statements	4.8(a)
Fundamental Representations	10.1(a)(i)
Guaranty	11.20(a)
Indemnification Escrow Account	2.11(a)

Indemnitee	10.2(b)
Indemnitees	10.2(b)
Indemnity Termination Dates	10.1(a)
Initial Allocation	2.14
Initial Suspension Period	6.14(b)
Letter of Transmittal	2.7(a)
Licensed Intellectual Property	4.25(a)
Material Contract	10.3(g)
Member Indemnitee	10.2(b)
Members	Recitals
Members’ Representative	Preamble
Members’ Representative Holdback	11.18(c)
Members’ Representative Holdback Account	11.18(c)
Merger	Recitals
Merger Consideration	2.3
Merger Consideration Certificates	2.7(a)
Merger Sub	Preamble
Most Recent Balance Sheet	4.8(a)
Most Recent Balance Sheet Date	4.8(a)
Notice Delivering Party	3.1(b)
Notice of Closing	3.1(b)
Notice of Disagreement	2.8(c)
Notice of Proposed Marketed Secondary Offering	6.14(d)(i)
Notice Receiving Party	3.1(b)
Owned Intellectual Property	4.25(a)
Parent	Preamble
Parent Closing Documents	5.2
Parent Financial Statements	5.13(b)
Parent Indemnitees	10.2(a)
Parent Permits	5.9(a)
Post-Closing Statement	2.8(b)
Pre-Closing Statement	2.8(a)
Prospectus	6.13(a)(i)
Prospectus Supplement	6.13(a)(i)
Registration Period	6.14(b)
Registration Statement	6.13(a)(i)
Releasors	11.12
Restricted Period	2.12
Restructuring Agreement	Recitals
SEC Filings	5.13(a)
Stock Merger Consideration	2.3(b)
Straddle Period	6.7(e)
Surviving LLC	2.1
Suspension Event	6.14(b)
Suspension Period	6.14(b)
Tax Purchase Price	2.14

TCF Shortfall	10.3(a)
Termination Date	9.1(b)
Top-up Amount	9.1(f)
TowerCo III	Preamble
TowerCo Staffing	Recitals
Trigger Event Termination Notice	9.1(f)
Unaudited Financial Statements	4.8(a)
Updated Schedules	6.17
Valuation Multiplier	10.3(a)
Working Capital Escrow Account	2.11(a)
Working Capital Estimate	2.8(a)
Working Capital Excess	2.8(e)(i)
Working Capital Shortfall	2.8(e)(ii)

1.3 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any law or any license mean such law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and

(l) references herein to any law shall be deemed also to refer to all rules and regulations promulgated thereunder.

ARTICLE II

THE MERGER

2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act 6 Del. C. §§18-101, et seq. (the “Act”), at the Effective Time, (a) Merger Sub shall be merged with and into the Company, (b) the separate limited liability company existence of Merger Sub shall cease and the Company shall continue its limited liability company existence under Delaware law as the surviving limited liability company in the Merger (the “Surviving LLC”) and (c) the Surviving LLC shall become an indirect, wholly-owned subsidiary of Parent.

2.2 Effective Time. Substantially concurrently with the Closing, Parent and the Company shall cause a certificate of merger substantially in the form of Exhibit E hereto (the “Certificate of Merger”) to be executed, signed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 18-209 of the Act and make all other filings or recordings required by Delaware law in order to effect the Merger. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and the Company may agree and specify in the Certificate of Merger in accordance with the Act (the “Effective Time”).

2.3 Merger Consideration. The aggregate merger consideration (the “Merger Consideration”) shall be the sum of the following:

(a) ONE BILLION TWO HUNDRED MILLION DOLLARS ($1,200,000,000.00) in cash (the “Base Cash Merger Consideration”), plus (1) an amount equal to the Working Capital Overage, if any, minus (2) an amount equal to the Working Capital Underage, if any, plus (3) the amount of cash, if any, payable pursuant to Section 9.1(f) (such sum, subject to adjustment pursuant to Section 2.8, the “Cash Merger Consideration”) minus (A) the amount equal to the Working Capital Escrow Amount, minus (B) the amount equal to the Credit Facility Payoff Amount, minus (C) the amount equal to the Company Expenses, minus (D) the amount equal to the Members’ Representative Holdback (such sum, the “Closing Cash Merger Consideration”);

(b) a number of shares of Parent Common Stock having a value equal to TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000.00), calculated at the Average Stock Price (subject to adjustment pursuant to Section 2.4(d)), which is 4,588,840 shares of Parent Common Stock (the “Stock Merger Consideration”), minus the number of shares equal to the Indemnification Escrow Amount, calculated at the Average Stock Closing Price (such sum, the “Closing Stock Merger Consideration”); and

(c) the right to receive the proceeds from the Working Capital Escrow Account and the Indemnification Escrow Account as provided in the Escrow Agreement.

2.4 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any Capital Stock of Merger Sub or the Company:

(a) All outstanding (immediately prior to the Effective Time) Capital Stock of Merger Sub shall be converted into limited liability company interests equal to 100% of the outstanding limited liability company interests of the Surviving LLC.

(b) Any outstanding (immediately prior to the Effective Time) Units that are owned by Parent, Merger Sub or the Company or any other direct or indirect wholly owned Subsidiary thereof (collectively, the “Excluded Units”) shall be cancelled and shall cease to exist and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c) Except for the Excluded Units, and subject to Section 2.4(e),

(i) each Class A Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the amount allocable in Exhibit G (as updated pursuant to Section 2.4(f)) to the holder of such Class A Unit, which total amount for all outstanding Class A Units shall be the aggregate of the Class A Closing Consideration, the Class A Escrow Consideration and the Class A Post-Closing Consideration;

(ii) each Class B Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the amount allocable in Exhibit G (as updated pursuant to Section 2.4(f)) to the holder of such Class B Unit, which total amount for all outstanding Class B Units shall be the aggregate of the Class B Closing Consideration, the Class B Escrow Consideration and the Class B Post-Closing Consideration;

(iii) each Class C Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the amount allocable in Exhibit G (as updated pursuant to Section 2.4(f)) to the holder of such Class C Unit, which total amount for all outstanding Class C Units shall be the aggregate of the Class C Closing Consideration, the Class C Escrow Consideration and the Class C Post-Closing Consideration; and

(iv) each Class D Unit outstanding immediately prior to the Effective Time shall be converted into the right to receive the amount allocable in Exhibit G (as updated pursuant to Section 2.4(f)) to the holder of such Class D Unit, which total amount for all outstanding Class D Units shall be the aggregate of the Class D Closing Consideration, the Class D Escrow Consideration and the Class D Post-Closing Consideration.

(d) If at any time after the date of this Agreement but prior to the Closing, any change in the number of outstanding shares of Parent Common Stock shall occur as a result of any stock split (including a reverse stock split), a stock dividend, combination of shares, reclassification of outstanding shares, recapitalization or similar transaction, then the Stock Merger Consideration, Average Stock Price and Average Stock Closing Price shall be adjusted to reflect such change; provided, however, that the Average Stock Closing Price shall be subject to adjustment pursuant to this Section 2.4(d) until the release or sale of the Escrow Shares from the Indemnification Escrow Account in full.

(e) Any Unvested Management Unit outstanding shall vest in full as of immediately prior to the Effective Time and shall be converted into the right to receive its applicable portion of the amounts set forth in Section 2.4(c), as if it were the applicable Vested Management Unit, and under the same terms and conditions as apply to the receipt of its applicable portion of the amounts set forth in Section 2.4(c) as apply to the receipt of the same by such applicable Vested Management Units generally. Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 2.4(e).

(f) Illustrative calculations of the allocation of the Merger Consideration among the outstanding Units (excluding the Excluded Units) based on the foregoing are set forth on Exhibit G attached hereto. Prior to the Closing, the Company shall deliver to Parent an updated Exhibit G. The Parent shall be entitled to rely on the Merger Consideration allocation as set forth in Exhibit G (as updated pursuant to this Section 2.4(f)).

(g) No certificate or script representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Merger Consideration Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Units exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, an amount in cash without interest determined by multiplying the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled by the Average Stock Closing Price.

2.5 Effects of the Merger.

(a) General Effects. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the Act, including Section 18-209 of the Act.

(b) Limited Liability Company Agreement. The limited liability company agreement of the Company, as in effect immediately prior to the Effective Time shall, at the Effective Time, be amended and restated to read in its entirety as set forth on Exhibit F, and, as so amended and restated, shall be the new limited liability company agreement of the Surviving LLC (the “Amended LLC Agreement”), until duly amended or repealed in accordance with the provisions thereof and of applicable law.

(c) Managers. From and after the Effective Time, the managers of the Surviving LLC shall be determined pursuant to the terms of the Amended LLC Agreement.

(d) Officers. From and after the Effective Time, the officers of the Surviving LLC shall be determined pursuant to the terms of Amended LLC Agreement.

2.6 Closing Actions. At the Closing, the following transactions shall be taken:

(a) Parent shall deliver:

(i) to each Member who delivers a Letter of Transmittal to Parent no later than three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds to an account designated in such Letter of Transmittal, an amount in cash equal to the Closing Cash Merger Consideration allocable to such Member as set forth on Exhibit G (as updated pursuant to Section 2.4(f));

(ii) to the Exchange Agent, an amount in cash equal to the difference, if any, between the Closing Cash Merger Consideration and the aggregate amount of the Closing Cash Merger Consideration distributed pursuant to Section 2.6(a)(i);

(iii) to each Stockholder Member, to the accounts designated in writing by such Stockholder Member in its Letter of Transmittal delivered to Parent no later than three (3) Business Days prior to the Closing Date, such Stockholder Member’s allocable portion of the Stock Merger Consideration as set forth on Exhibit G (as updated pursuant to Section 2.4(f));

(iv) to the Escrow Agent, (x) the Working Capital Escrow Amount for deposit in the Working Capital Escrow Account and (y) the Indemnification Escrow Amount for deposit in the Indemnification Escrow Account, in each case, to be held by the Escrow Agent and distributed by the Escrow Agent in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement;

(v) by wire transfer of immediately available funds to the account or accounts designated in writing by each Person to whom any portion of the Credit Facility Payoff Amount is owed (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Credit Facility Payoff Amount owing to such Person;

(vi) by wire transfer of immediately available funds to the account or accounts designated in writing by each Person to whom any portion of the Company Expenses is owed (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the portion of the Company Expenses owing to such Person;

(vii) to the Members’ Representative, by wire transfer of immediately available funds to the account or accounts designated in writing by the Members’ Representative (such designation to be made at least two (2) Business Days prior to the Closing Date), an amount in cash equal to the Members’ Representative Holdback;

(viii) to the Members’ Representative and the Escrow Agent, an executed copy of the Escrow Agreement; and

(ix) to the Members’ Representative and the Exchange Agent, an executed copy of an agreement with the Exchange Agent in customary form and reasonably acceptable to Parent and the Company (the “Exchange Agent Agreement”).

(b) The Members’ Representative shall deliver:

(i) to Parent and the Escrow Agent, an executed copy of the Escrow Agreement; and

(ii) to Parent and the Exchange Agent, an executed copy of the Exchange Agent Agreement.

2.7 Merger Consideration Certificates; Exchange Procedures.

(a) Within thirty (30) calendar days of the date hereof, the Company shall mail or otherwise deliver to each holder of record of a Unit Certificate, except Unit Certificates representing Excluded Units to be cancelled in accordance with Section 2.4(b) (collectively, the “Merger Consideration Certificates”), (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Merger Consideration Certificates held by such Person (or another Person on behalf of such Person) shall pass, only upon proper delivery of the Merger Consideration Certificates to (A) Parent, if prior to the Closing, and (B) the Exchange Agent, if subsequent to the Closing, and shall be substantially in the form set forth in Exhibit L-1 for holders who are not Stockholder Members, and in the form set forth in Exhibit L-2 for holders who are Stockholder Members, and have such other provisions (including representations regarding ownership of Units represented by such Merger Consideration Certificates) as the Parent and the Company shall mutually agree (each, a “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the Merger Consideration Certificates in exchange for, at the Closing, the applicable portion of the Merger Consideration set forth in Section 2.4(c), and after the Closing, the other applicable amounts set forth in Section 2.4(c), in each case with respect to each Unit represented by such Merger Consideration Certificates. Upon surrender of a Merger Consideration Certificate for cancellation, together with such Letter of Transmittal duly completed and validly executed, the holder of such Merger Consideration Certificate shall be entitled to receive in exchange therefore with respect to each Unit represented by such Merger Consideration Certificate, the applicable portion of the Merger Consideration set forth in Section 2.4(c) at the Closing, and the other applicable amounts set forth in Section 2.4(c), after the Closing. If issuance of the Merger Consideration is to be made to a Person other than the Person in whose name the Merger Consideration Certificate so surrendered is registered, it shall be a condition of such issuance that such Merger Consideration Certificate be accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.7, each Merger Consideration Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender with respect to each Unit represented by such Merger Consideration Certificate the applicable portion of the amounts set forth in Section 2.4(c).

(b) The Merger Consideration issued upon the surrender for exchange of Merger Consideration Certificates in accordance with the terms hereof, plus the right to receive the other amounts set forth in Section 2.4(c), shall be deemed to have been issued and granted in full satisfaction of all rights pertaining to such Unit, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving LLC of the Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Merger Consideration Certificates are presented to the Surviving LLC or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 2.7.

(c) Subject to this Section 2.7(c), any portion of the Closing Stock Merger Consideration that remains undistributed to the Members for 180 calendar days after the Effective Time shall be delivered to Parent upon demand and any Member that has not previously complied with this Section 2.7 shall thereafter look only to Parent, as an unsecured creditor, for payment of its claim for its respective portion of the Merger Consideration and the other amounts set forth in Section 2.4(c) in accordance with Section 2.5 hereof. Notwithstanding anything to the contrary contained herein, none of Parent, Merger Sub, the Company, the Surviving LLC, Members’ Representative nor the Exchange Agent shall, to the fullest extent permitted by applicable law, be liable to any Member for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any Merger Consideration or other amount the Members are entitled to receive pursuant to Section 2.4(c) remaining undistributed to Members immediately prior to such time as such Merger Consideration or other amount would otherwise escheat to or become the property of any Governmental Authority shall, to the fullest extent permitted by applicable law, become the property of Parent free and clear of all claims or interest of any Person previously entitled thereto.

2.8 Cash Merger Consideration Adjustment. The Cash Merger Consideration shall be subject to adjustment as provided below:

(a) At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement (the “Pre-Closing Statement”) setting forth its good faith estimate of the (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage (the “Working Capital Estimate”), (ii) Credit Facility Payoff Amount, and (iii) Closing Cash Merger Consideration, in each case determined in accordance with the Accounting Methodology.

(b) Within sixty (60) days after the Closing Date, Parent shall deliver to the Members’ Representative a statement (the “Post-Closing Statement”) of its calculation of the (i) Closing Working Capital and the resulting Working Capital Overage or Working Capital Underage, (ii) Credit Facility Payoff Amount, and (iii) Closing Cash Merger Consideration, in each case determined in accordance with the Accounting Methodology.

(c) The Post-Closing Statement shall become final and binding upon the parties hereto and the Members on the thirtieth (30th) day following the date on which the Post-Closing Statement was delivered to the Members’ Representative, unless the Members’ Representative delivers written notice of its disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to Parent prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted and (ii) only include good faith disagreements based on Closing Working Capital not being calculated in accordance with the Accounting Methodology or an error in the actual amount of the Credit Facility Payoff Amount. If a Notice of Disagreement is received by Parent in a timely manner, then the Post-Closing Statement (as revised in accordance with this sentence) shall become final and binding upon the parties on the earlier of (A) the date Parent and the Members’ Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm in accordance with the provisions of this Section 2.8(c). During the fourteen (14)-day period following the delivery of a Notice of Disagreement, Parent and the Members’ Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14)-day period Parent and the Members’ Representative have not resolved in writing the matters specified in the Notice of Disagreement, Parent and the Members’ Representative shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration, in accordance with the standards set forth in this Section 2.8(c), only matters that remain in dispute. The Accounting Firm shall be Grant Thornton LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by Parent and the Members’ Representative in writing. Parent and the Members’ Representative shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with the Accounting Methodology and the Accounting Firm is not to make any other determination, including any determination as to whether the Working Capital Base Amount, Working Capital Estimate or Closing Cash Merger Consideration are correct. The Accounting Firm’s decision shall be based solely on written submissions by Parent and Members’ Representative and their respective representatives and not by independent review and shall, to the fullest extent permitted by applicable law, be final and binding on all of the parties hereto. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. To the full extent permitted by law, judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.8 shall be borne by the Members’ Representative, on the one hand (on behalf of the Members and from the Members’ Representative Holdback), and the Parent, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Members’ Representative and Parent, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.

(d) For the purposes of this Agreement, (i) “Final Closing Working Capital” means the Closing Working Capital, as finally agreed or determined in accordance with

Section 2.8(c), (ii) the “Final Credit Facility Payoff Amount” means the Credit Facility Payoff Amount, as finally agreed or determined in accordance with Section 2.8(c), and (iii) “Final Cash Merger Consideration” means the Cash Merger Consideration calculated using the Final Closing Working Capital and Final Credit Facility Payoff Amount.

(e) Within five (5) days after the Post-Closing Statement has become final and binding on the parties, the Cash Merger Consideration shall be adjusted such that the aggregate consideration paid in respect thereof in connection with the Closing shall be increased or decreased as follows:

(i) If the Final Cash Merger Consideration is greater than the Cash Merger Consideration, then (A) Parent shall pay to the Members that delivered an executed Letter of Transmittal to Parent, by wire transfer of immediately available funds to the account or accounts designated in writing in such Letter of Transmittal, an amount equal to such excess (such amount, the “Working Capital Excess”), which shall be allocated among the Members in accordance with Exhibit G (as updated pursuant to Section 2.4(f)); and (B) the Members’ Representative and Parent shall instruct the Escrow Agent to deliver to the Members that delivered an executed Letter of Transmittal to Parent, by wire transfer of immediately available funds to the account or accounts designated in writing in such Letter of Transmittal, all of the funds in the Working Capital Escrow Account, which shall be allocated among the Members in accordance with Exhibit G (as updated pursuant to Section 2.4(f)). If, after payment is made under clauses (A) and (B), there is an undistributed amount of the Working Capital Excess or there is a balance remaining in the Working Capital Escrow Account, Parent shall deliver, or instruct (together with the Members’ Representative) the Escrow Agent to deliver, such undistributed amount or remaining balance, as applicable, to the Exchange Agent, and such amounts shall be held and distributed in accordance with Section 2.7 and the Exchange Agent Agreement.

(ii) If the Final Cash Merger Consideration is less than the Cash Merger Consideration, then the Members’ Representative and Parent shall instruct the Escrow Agent to deliver to Parent from the Working Capital Escrow Account, by wire transfer of immediately available funds to the account or accounts designated by Parent, an amount equal to the excess of the Cash Merger Consideration over the Final Cash Merger Consideration (such amount, the “Working Capital Shortfall”), and deliver the balance of the Working Capital Escrow Account to all of the Members that returned an executed Letter of Transmittal, by wire transfer of immediately available funds to the account or accounts designated in writing in such the Letter of Transmittal, which shall be allocated among the Members in accordance with Exhibit G (as updated pursuant to Section 2.4(f)). If, after such distribution, there is a balance remaining in the Working Capital Escrow Account, the Members’ Representative and Parent shall instruct the Escrow Agent to deliver such remaining balance to the Exchange Agent, and such amount shall be held and distributed in accordance with Section 2.7. To the extent that the Working Capital Shortfall exceeds the Working Capital Escrow Amount, then Parent shall be entitled to be reimbursed from the Indemnification Escrow Account (in the case of Escrow Shares, based on the Average Stock Closing Price) without regard to the Basket Amount, in accordance with the Escrow Agreement.

(iii) Upon payment of the amounts provided in this Section 2.8(e), absent manifest error or fraud, none of the parties hereto may make or assert any claim under this Section 2.8.

(f) Following the Closing, Parent shall not take any action with respect to the accounting books and records of the Company, or the items reflected thereon, on which the Post-Closing Statement is to be based, that is inconsistent with the Company’s past practices. No actions taken by Parent on its own behalf or on behalf of the Company or the Company Subsidiaries, on or following the Closing Date shall be given effect for purposes of determining the Final Closing Working Capital, Final Credit Facility Payoff Amount or Final Cash Merger Consideration. During the period of time from and after the Closing Date through the final determination of the Final Cash Merger Consideration in accordance with this Section 2.8, Parent shall afford, and shall cause the Company and the Company Subsidiaries to afford, to the Members’ Representative and any accountants, counsel or financial advisers retained by the Members’ Representative in connection with the review of the Post-Closing Statement in accordance with this Section 2.8, direct access during normal business hours upon reasonable advance notice to all the properties, books, contracts, personnel, representatives (including the Company’s accountants) and records of the Company, the Company Subsidiaries and such representatives (including the work papers of the Company’s accountants) relevant to the review of the Post-Closing Statement and Parent’s determination of Closing Working Capital, Credit Facility Amount and Cash Merger Consideration in accordance with this Section 2.8.

2.9 Withholding Rights.

(a) Each of the Surviving LLC and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of state, local or foreign tax law. Any withheld amounts shall be timely remitted to the appropriate taxing authority and a receipt therefor shall be delivered to the respective Member. Parent shall provide the Company and the Members’ Representative a schedule of any state local, or foreign tax withholdings which are expected to be withheld no later than ten (10) Business Days prior to the Closing. If the Members’ Representative disagrees with respect to any such proposed withholding Tax, Parent and the Members’ Representative shall negotiate in good faith to resolve the dispute. If Parent and the Members’ Representative are unable, within five (5) calendar days after receipt by Parent of such notice of objections, to resolve the disputed items, such disputed items will be referred to the Accounting Firm. The Accounting Firm shall, within five (5) calendar days, deliver to Parent and the Members’ Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and such determination will be conclusive and binding upon Parent and the Members’ Representative for purposes of this Agreement; provided, however, that such determination shall not relieve any Member from reimbursing Parent for any funds which were not withheld but for which Parent is required to pay pursuant to applicable law. The fees and disbursements of the Accounting Firm shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Members’ Representative (on behalf of the Members).

(b) If Parent does not receive a properly executed statement in a form reasonably acceptable to it for purposes of permitting the Parent not to withhold Tax as provided for under the Treasury Regulations promulgated under Section 1445 of the Code, then the Parent shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code. To the extent that such amounts are so withheld by the Parent and paid over to the proper Governmental Authority, such withheld and deducted amounts shall be deemed for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made by the Parent.

2.10 Lost Certificates. If at or following the Closing any Unit Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Unit Certificate to be lost, stolen or destroyed and, if required by the Surviving LLC, the posting by such Person of a bond, in such reasonable amount as the Surviving LLC may direct, as indemnity against any claim that may be made against it with respect to such Certificate, Parent will issue, in exchange for such lost, stolen or destroyed Unit Certificate the allocable portion of the Merger Consideration to be paid and the other amounts to be paid pursuant to Section 2.4(c) (or if not yet realized, the right to receive such other amounts) in respect of the Units represented by such Certificate, as contemplated by this Article II.

2.11 Escrow Accounts.

(a) At the Closing, Parent shall deposit with U.S. Bank, National Association (in its capacity as escrow agent, and together with any successor thereto that is appointed in accordance with the terms of the Escrow Agreement, the “Escrow Agent”): (i) a portion of the Cash Merger Consideration equal to the Working Capital Escrow Amount and (ii) a portion of the Stock Merger Consideration equal to the amount of the Indemnification Escrow Amount, and the same shall be subject to reduction on the six-month anniversary of the Closing pursuant to the Escrow Agreement (the accounts into which such amounts are deposited, the “Working Capital Escrow Account” and the “Indemnification Escrow Account,” respectively). The Working Capital Escrow Account shall be used to exclusively satisfy amounts payable to Parent, if any, pursuant to Section 2.8, and, other than as provided in Section 2.8(e)(ii), the Indemnification Escrow Account shall be used to exclusively satisfy any claims of the Parent Indemnitees for indemnification pursuant to Section 10.2(a) made from and after Closing but prior to the respective Indemnity Termination Date. Any funds or Escrow Shares in the Working Capital Escrow Account or the Indemnification Escrow Account not so used shall be distributed in accordance with the Escrow Agreement to the Members’ Representative, which funds or Escrow Shares shall be allocated among the Members in accordance with Exhibit G (as updated pursuant to Section 2.4(f)). Except as otherwise expressly stated in this Agreement or the Escrow Agreement, the Escrow Shares shall be valued at the Average Stock Closing Price.

(b) At any time and from time to time following the Closing, the Members’ Representative may elect (on behalf of the Stockholder Members), by written notice to Parent and the Escrow Agent, to sell or otherwise dispose of all or a portion of the Escrow Shares in the Indemnification Escrow Account in accordance with the Escrow Agreement and this Agreement, with the net proceeds from any such sale remaining in escrow pursuant to the Escrow Agreement. If at any time the Indemnification Escrow Account is comprised of both cash and Escrow Shares, then the Members’ Representative may elect (on behalf of the Stockholder Members) to deliver either Escrow Shares (valued at the Average Stock Closing Price), cash or any combination of Escrow Shares and cash, in order to satisfy any Losses pursuant to ARTICLE X.

2.12 Restrictions on Resale. Except pursuant to a Marketed Secondary Offering or an Approved Block Trade, prior to the six-month anniversary of the Closing (the “Restricted Period”) each Stockholder Member agrees not to offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, in excess of such Stockholder Member’s pro rata share in accordance with the percentages set forth in Exhibit G (as updated pursuant to Section 2.4(f)) (which percentages may be adjusted by the Stockholder Members as they may agree) of 200,000 shares of the Stock Merger Consideration in any one trading day. Notwithstanding the foregoing, each Investor Member may at any time after the Closing transfer or distribute all or a portion of its Stock Merger Consideration to any of its Permitted Transferees; provided, that any such Permitted Transferee shall be deemed an “Investor Member” for purposes of this Section 2.12.

2.13 Restrictive Legend.

(a) Each certificate issued pursuant to this Agreement representing the Stock Merger Consideration shall have the following legend:

“The securities represented by this certificate are subject to certain restrictions on transfer specified in Section 2.12 of the Agreement and Plan of Merger dated as of June 25, 2012, by and among SBA Communications Corporation, SBA 2012 Acquisition, LLC, TowerCo II Holdings LLC and TowerCo III Holdings LLC, as the Members’ Representative.”

(b) In connection with any sale, transfer or disposition of any Stock Merger Consideration by any Stockholder Member in accordance with Section 2.12, Parent agrees promptly to cause its transfer agent to remove the restrictive legend on stock certificates representing shares of Stock Merger Consideration sold, transferred or distributed to the transferees and if necessary to instruct its counsel to promptly issue an opinion confirming to the transfer agent the right to have such legend removed.

2.14 Allocation of Merger Consideration. Each of the Company, Parent, Merger Sub, the Surviving LLC and the Members’ Representative acknowledge that the Merger is properly viewed for U.S. federal income Tax purposes with regard to the Parent as though Parent purchased all of the Company’s assets from the Members in exchange for the Merger Consideration and the other amounts payable to the Members pursuant to Section 2.4(c), plus the amount of any liabilities treated as assumed by the Merger Sub for income tax purposes (the “Tax Purchase Price”). The Tax Purchase Price shall be allocated among the “classes of assets” (as determined for the purposes of IRS Form 8594) of the Company based upon the fair market values thereof in accordance with Section 1060 of the Code. No later than ninety (90) days after the Closing Date, the Parent shall deliver to the Member Representative a statement setting forth such allocation of the Tax Purchase Price (the “Initial Allocation”). The Member Representative shall have the right to review and raise any objections in writing to the Initial Allocation for fifteen (15) calendar days after the receipt thereof. If the Member Representative does not timely raise any objections, the Initial Allocation shall become the “Final Allocation.” If the Member Representative disagrees with respect to any item in the Initial Allocation, the Parent and the Member Representative shall negotiate in good faith to resolve the dispute. If the Parent and the Member Representative are unable, within fifteen (15) calendar days after receipt by the Parent of such notice of objections, to resolve the disputed items, such disputed items will be referred to the Accounting Firm. The Accounting Firm shall, within thirty (30) calendar days, deliver to the Parent and the Member Representative a written report setting forth its determination as to such disputed items (and only such disputed items), and such determination will be conclusive and binding upon the Parent and the Members’ Representative for purposes of the Final Allocation. The fees and disbursements of the Accounting Firm shall be borne fifty percent (50%) by the Parent and fifty percent (50%) by the Members’ Representative (on behalf of the Members). Each of the Parent, Merger Sub, the Surviving LLC and the Members’ Representative agree (a) to act in a manner consistent with the Allocation Schedule in the preparation of financial statements and the filing of all Tax Returns (including IRS Form 8594), (b) not to voluntarily take any position inconsistent therewith in the course of any Tax audit or other proceeding, unless required to do so by applicable Legal Requirements (including a “determination” within the meaning of Section 1313(a)(1) of the Code (or any comparable provision of any state, local or foreign law)), and (c) to provide the other promptly with any other information reasonably required to timely complete IRS Form 8594.

ARTICLE III

THE CLOSING

3.1 Closing; Closing Date.

(a) The closing of the Merger (the “Closing”) shall take place at the offices of Greenberg Traurig, LLP, 200 Park Avenue, New York, NY 10166, at 10:00 a.m. local time, on the later of (a) the third (3rd) Business Day after the date that all of the conditions to the Closing set forth in Article 7 and Article 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, and (b) October 1, 2012, or such other date as may be mutually agreed to by the parties, each in its sole and absolute discretion. The date upon which the Closing occurs is referred to herein as the “Closing Date” and the Closing shall be deemed to have occurred at 10:00 a.m. Eastern Time on the Closing Date.

(b) If at anytime after September 26, 2012, Parent or the Company (the “Notice Delivering Party”) makes a good faith determination (the “Closing Determination”) that all of the conditions to the Closing set forth in Article VII and Article VIII (other than those conditions which, by their terms, are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived by the party entitled to waive the same, the Notice Delivering Party may provide a written notice (“Notice of Closing”) to the Company or Parent, as applicable (the “Notice Receiving Party”), of such determination and the proposed date of Closing (which shall be no less than three (3) Business Days after the date of the Notice of Closing). The Notice Receiving Party shall have three (3) Business Days to dispute the Closing Determination. If the Notice Receiving Party does not dispute the Closing Determination then the Closing shall occur on the date specified in the Notice of Closing, unless the Notice Receiving Party has delivered a notice to terminate the Agreement pursuant to Section 9.1.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Good Standing. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary is duly organized, validly existing and in good standing under the laws of the state of its organization. The Company and each Company Subsidiary have all requisite organizational power and authority to conduct their respective businesses as they are now being conducted, to own, lease or use their respective properties and assets that they purport to own, lease or use, and to perform all of their respective obligations under all other Contracts to which they are a party. Except as set forth on Schedule 4.1, the Company and each Company Subsidiary have been qualified, licensed or registered to transact business as a foreign entity and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership, lease or use of property owned, leased or used by it, or the nature of the activities conducted by it requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.2 Capitalization of the Company.

(a) Schedule 4.2(a)(i) sets forth a complete and accurate list of the authorized, issued and outstanding equity interests of the Company as of the date hereof, all of the Persons admitted as members of the Company, and the holders of record of the Company and the amount of equity interests of the Company each owns as of the date hereof. There are no other equity interests of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of, or other voting interest in, the Company, to which the Company or any of the Company Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of the Company. Except as set forth in the LLC Agreement, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of, or other voting interest in, the Company to which the Company is a party or is bound, or, any obligation to pay any dividend or make any distribution in respect thereof, or to make any investment (in the form of a loan, capital contribution, or otherwise) to any Person. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the Members on any matter. Except as set forth in the LLC Agreement, there are no Contracts to which the Company is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity interests of, or other voting interest in, the Company or (y) vote or dispose of any equity interests of, or voting interest in, the Company. Except as set forth in the LLC Agreement, there are no irrevocable proxies and no voting agreements with respect to equity interests of, or voting interest in, the Company. Amendment No. 3 has duly amended the LLC Agreement as in effect immediately prior to Amendment No. 3 and constitutes the legal, valid and binding obligation of the Company and the members of the Company, enforceable against the Company and the members of the Company in accordance with its terms.

(b) Immediately prior to the Closing (after giving effect to the Restructuring Agreement), the outstanding equity securities of the Company will be as set forth on Schedule 4.2(b), and other than the equity securities listed on the Schedule 4.2(b) and the preemptive rights granted to the Members holding Class A Units as provided in Section 8.02(a) of the LLC Agreement, there will be no other equity securities of the Company authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity securities of the Company.

(c) All of the issued and outstanding Units as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and, except for the preemptive rights granted to the Members holding Class A Units as provided in Section 8.02(a) of the LLC Agreement, free of any preemptive rights in respect thereto. The allocation of the Merger Consideration as set forth on Exhibit G (as updated pursuant to Section 2.4(f)) accurately reflects the information set forth therein.

(d) Concurrently with the Closing, and without any action on the part of any holder of an Unvested Management Unit, all Unvested Management Units shall fully vest.

4.3 Subsidiaries.

(a) Schedule 4.3(a) sets forth a complete and accurate list of the name and jurisdiction of each Company Subsidiary and each Excluded Subsidiary and the authorized, issued and outstanding equity interests of each Company Subsidiary and each Excluded Subsidiary as of the date hereof and as of the Closing Date. All of the equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are directly owned of record by the Company or a Company Subsidiary, free and clear of any liens and encumbrances other than (i) items that will be discharged at or prior to the Closing, (ii) Liens on transfer imposed under applicable securities laws and (iii) Liens created by Parent, Merger

Sub or any of their respective Affiliates’ acts. There are no other equity securities of any Company Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), equity appreciation rights, calls or commitments of any character whatsoever to which any Company Subsidiary is a party or may be bound requiring the issuance, delivery or sale of equity interests of any Company Subsidiary. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the equity interests of, or voting interest in, any Company Subsidiary to which the Company or a Company Subsidiary is bound. No Company Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such Company Subsidiary on any matter. There are no Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any equity or voting interest in, any Company Subsidiary or (ii) vote or dispose of any equity or voting interest in, any Company Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any equity or voting interest in any Company Subsidiary.

(b) As of the date hereof, neither the Company nor any Company Subsidiary owns, directly or indirectly, any equity ownership or voting interest in any Person other than a Company Subsidiary or an Excluded Subsidiary. As of the Closing, neither the Company nor any Company Subsidiary will own, directly or indirectly, any equity ownership or voting interest in any Person other than a Company Subsidiary.

(c) TowerCo III is a newly formed entity that, from the date hereof until immediately prior to the consummation of the transactions contemplated by the Restructuring Agreement, will not have, and has never had, operations.

4.4 Duly Authorized. Each of the Company and TowerCo III has all requisite limited liability company authority and power to execute and deliver this Agreement and the closing documents to which it is or will be a party (the “Company Closing Documents”) and to perform its obligations under this Agreement and the Company Closing Documents to which it is or will be a party. The execution and delivery of this Agreement, Amendment No. 3, and each of the Company Closing Documents by the Company and TowerCo III, as well as the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of the Company and TowerCo III, and no other limited liability company action or other proceedings are necessary to authorize the execution, delivery and performance of this Agreement, Amendment No. 3 and the Company Closing Documents by the Company and TowerCo III or the transactions contemplated hereby and thereby.

4.5 Enforceability. This Agreement has been duly executed and delivered by each of the Company and TowerCo III and, assuming that this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, constitutes the legal, valid, and binding obligation of each of the Company and TowerCo III, enforceable against each of the Company and TowerCo III in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery by each of the Company and TowerCo III of the Company Closing Documents to which it is a party, the Company Closing Documents will constitute the legal, valid, and binding obligations of each of the Company and TowerCo III, enforceable against it in accordance with their respective terms, subject to the Enforceability Exceptions.

4.6 No Conflicts. Except as set forth on Schedule 4.6, neither the execution and delivery of this Agreement, Amendment No. 3 and the Company Closing Documents nor the consummation and performance of any of the transactions contemplated hereby or thereby by the Company or TowerCo III will (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of the Company, any Company Subsidiary or TowerCo III, (b) violate or result in the breach of any applicable Order or any applicable Legal Requirement or (c) contravene, conflict with, or result in a violation or breach of any of the terms and conditions of, or constitute (or with notice or lapse of time, or both constitute) a default under, give to any third party any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right of consent under, or result in the creation of any Lien, other than a Permitted Exception, on any property or asset of any of the Company, any Company Subsidiary or TowerCo III pursuant to any Material Contract, note, bond, mortgage, indenture, lease, license, permit, franchise, or other instrument or obligation, to which the Company, any Company Subsidiary or TowerCo III is a party or by or to which the Company, any Company Subsidiary or TowerCo III or any Property thereof is or may be bound or subject.

4.7 No Consents. Except as otherwise provided in this Agreement or on Schedule 4.7, neither the execution and delivery by the Company of this Agreement and the Company Closing Documents nor the consummation and performance of any of the transactions contemplated by this Agreement will require the Company or any Company Subsidiary or any Excluded Subsidiary to obtain any consents, approvals, authorizations or actions of, or make any filings with or give any notices to, any Governmental Authorities or any other Person.

4.8 Financial Statements.

(a) On or prior to the date hereof, the Company has furnished to Parent and Merger Sub copies of the following (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet as of December 31, 2011 and 2010 and audited consolidated statement of income, members’ interest and cash flows of the Company and its Subsidiaries for the 12-month periods ending as of such dates, and, together with all related notes and schedules thereto, accompanied by the audit reports of McGladrey & Pullen, LLP, independent certified public accountants of the Company (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet as of May 31, 2012 (the “Most Recent Balance Sheet Date”) (such balance sheet, the “Most Recent Balance Sheet”) and unaudited consolidated statement of income and cash flows of the Company and the Company Subsidiaries for the five-month period ending as of such date (the “Unaudited Financial Statements”).

(b) The Financial Statements fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the respective dates thereof, and the results of the operations and cash flows of the Company and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Financial Statements (except in the case of the Unaudited Financial Statements, for the absence of footnotes and subject to year-end accounting and audit adjustments). The Financial Statements, including the footnotes thereto, have been prepared from the books and records of the Company and its Subsidiaries.

(c) The Company and the Company Subsidiaries, on a combined basis, do not have any Indebtedness other than amounts due under the Credit Facility. On the Closing Date after giving effect to the transactions contemplated by this Agreement, the Company and the Company Subsidiaries, on a combined basis, will not have any Indebtedness.

4.9 No Undisclosed Liabilities. Except (i) as set forth on Schedule 4.9 or reflected or reserved against in the Most Recent Balance Sheet, (ii) for liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, and (iii) for liabilities that will be paid at Closing, the Company and the Company Subsidiaries do not have any liabilities, Indebtedness or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of the Company and the Company Subsidiaries.

4.10 Organizational Documents, Books and Records. The Organizational Documents of the Company and each Company Subsidiary, which are listed on Schedule 4.10(a) and which have been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement and have not otherwise been amended or modified. The minute books and membership and limited liability company interest record books of the Company and each Company Subsidiary, all of which have been made available to Parent, are true, complete and correct and have been maintained in accordance with sound business practices. At the Closing, all such books and records of the Company and each Company Subsidiary will be delivered to Parent.

4.11 Taxes. Except as set forth on Schedule 4.11:

(a) all Tax (other than Real Estate Tax and Personal Property Tax) Returns required to be filed by or with respect to the Company and the Company Subsidiaries have been filed, and all such Tax Returns are true, complete and correct;

(b) all Taxes (other than Real Estate Tax and Personal Property Tax) due and owing by the Company or any Company Subsidiary have been paid (whether or not shown on any Tax Return and whether or not any Tax Return was required). No claim has ever been made in writing and addressed to the Company or any Company Subsidiary by a taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(c) there are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company or any Company Subsidiary, and, after the Closing Date, neither the Company nor any Company Subsidiary shall be bound by any such Tax-sharing agreements or similar arrangements entered into prior to the Closing;

(d) the Company and each Company Subsidiary has withheld and paid all Taxes (other than Real Estate Tax and Personal Property Tax) required to have been withheld and paid in connection with amounts paid or owing to any independent contractor, creditor, member or other third party;

(e) neither the Company nor any Company Subsidiary has entered into any transaction identified as a “reportable transaction” for purposes of Treasury regulations Sections 1.6011-4(b);

(f) all material deficiencies for Taxes (other than Real Estate Tax and Personal Property Tax) asserted or assessed in writing against the Company or Company Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements;

(g) no audit is pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes (other than Real Estate Tax and Personal Property Tax) due from or with respect to the Company or Company Subsidiaries;

(h) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes (other than Real Estate Tax and Personal Property Tax) due from the Company or Company Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending; and

(i) the Company and each Company Subsidiary is, and has been since its formation, treated as a partnership or disregarded entity for U.S. federal income tax purposes, and through immediately before the Closing the Company and each Company Subsidiary will be treated as a disregarded entity for U.S. federal income tax purposes.

(j) The representations set forth in clauses (a) through (h) are true and correct with respect to Real Estate Taxes and Personal Property Taxes owed by the Company or any Company Subsidiary.

(k) This Section 4.11 and Section 4.22 constitute the exclusive representations and warranties of the Companies and the Company Subsidiaries with respect to Taxes.

4.12 No Employees; No Benefit Plans None of the Company nor any Company Subsidiary has or shall have any employees (or has, is or shall be responsible for any actual or contingent liabilities or obligations relating to any employees or employee benefit plans, programs, agreements or arrangements including, without limitation, such plans, programs, agreements or arrangements that may be sponsored or maintained by TowerCo Staffing), and none of the Company nor any Company Subsidiary (i) has ever had any employees nor maintained, sponsored, or has ever had any liability under any employee benefit plan, program, agreement or arrangement, and (ii) none of the Company nor any Company Subsidiary is a party to an employment Contract with any individual, in each case except pursuant to or for those employment Contracts set forth in Schedule 6.8 to which, in addition to TowerCo Staffing, the Company and TowerCo II LLC are a party and from which the Company and TowerCo II LLC shall be released pursuant to Section 6.8. As to the individuals employed by, or under Contract with, TowerCo Staffing, except as listed on Schedule 4.12:

(a) No such individual has an employment, consultant, or independent contractor Contract which cannot be terminated at-will without further liability.

(b) No employee has been misclassified as an independent contractor.

(c) There are no, and for the last five (5) years have been no, labor troubles (including any work slowdown, lockout, stoppage, picketing or strike) involving any such individual and no employees of TowerCo Staffing are or have been represented by a labor union, association or representative body. TowerCo Staffing is not a party to, or otherwise subject to, any collective bargaining Contract or other labor union, association or representative body Contract.

(d) TowerCo Staffing is not a party to, or otherwise bound by, any consent decree with, or citation or other order of a Governmental Authority relating to employees or employment practices. TowerCo Staffing is in compliance in all material respects with all applicable Legal Requirements relating to employment, employment practices, wages, hours, terms and conditions of employment, workplace safety, immigration, and payroll documentation.

(e) TowerCo Staffing is not delinquent in payments to any of its employees or consultants for any wages, salaries, overtime pay, commissions, bonuses, vacation pay, sick pay, severance and termination pay, benefits or other compensation for any services. There is no pending unfair labor practice charge, grievance, or other charge or inquiry for which TowerCo Staffing has received notice brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of employees, or other individual or any Governmental Authority with respect to employment practices brought by or before any Governmental Authority.

4.13 Compliance with the Legal Requirements and Governmental Authorizations.

(a) Except as set forth in Schedule 4.13(a), the Company and each Company Subsidiary has in effect all licenses, permits, certificates, approvals and authorizations of any Governmental Authorities as are necessary for the lawful use and operation of each Tower or Tower Site, and the conduct of the business of the Company and each Company Subsidiary and the use of their property and assets, as presently conducted and used (collectively, “Company Permits”), and, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received notice from any Governmental Authority that any such license, franchise, permit, certificate, approval or authorization is subject to any adverse action by such Governmental Authority.

(b) Except as set forth in Schedule 4.13(b), neither the Company nor any Company Subsidiary (i) is in conflict with, or in default or violation of, any Legal Requirement applicable to the Company or any Company Subsidiary or (ii) is in conflict with, or in default or violation of, any Company Permit to which the Company or any Company

Subsidiary is a party or related to any property or asset of the Company or any Company Subsidiary. Except as set forth in Schedule 4.13(b), the Company and each Company Subsidiary is in compliance, in all material respects, with all other Legal Requirements applicable to the Company and each Company Subsidiary or by which any property, business or asset of the Company or each Company Subsidiary is bound.

(c) Neither the Company nor any Company Subsidiary, nor any of their respective directors, members, managers or other agents or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary, has directly or indirectly made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to obtain any of the approvals, permits or other authorizations necessary to develop or operate the Towers or to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary or any Affiliate thereof, or in violation of any Legal Requirement, or established or maintained any fund or asset that has not been recorded in the books and records of the Company or a Company Subsidiary.

(d) No representation or warranty is given under this Section 4.13 with respect to Taxes, which matters are covered exclusively under Section 4.11 and Section 4.22.

4.14 Legal Proceedings and Orders. Other than as set forth on Schedule 4.14, there is no Proceeding pending to which the Company or any Company Subsidiary is a party, or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries or any of their respective Property. Except as disclosed on Schedule 4.14, neither the Company nor any Company Subsidiary is subject to any Order or, to the Knowledge of the Company, any investigation of the Company or any Company Subsidiary, by any Governmental Authority that relates to the business of the Company or any of the Company Subsidiaries, or any of the property owned or used by the Company or any Company Subsidiary or that challenges or that would reasonably be expected to materially delay or materially impair the Company’s or the Company Subsidiaries’ ability to consummate the transactions contemplated hereby or by the Company Closing Documents.

4.15 Absence of Certain Changes or Events. Except as disclosed on Schedule 4.15, since the Most Recent Balance Sheet Date through the date of this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses, in all material respects, in the Ordinary Course of Business and (ii) there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, any Company Material Adverse Effect. Except as contemplated by this Agreement, there has not been (i) since December 31, 2011, any material change in accounting methods, principles or practices employed by the Company or the Company Subsidiaries or (ii) since the Most Recent Balance Sheet Date, any action of the types described in Section 6.1(b) and 6.2(a) which, had such action been taken after the date of this Agreement, would be in violation of any such Section.

4.16 Title; Ownership and Related Matters.

(a) Except as set forth on Schedule 4.16(a), the Company or a Company Subsidiary owns all right, title and interest in or to, or has a valid leasehold or easement interest in or other right to use, all of the Improvements, Appurtenant Property, Intangible Personal Property and Tangible Personal Property, free and clear of any Liens, other than Permitted Exceptions and Liens which will be released at or prior to the Closing or are created by or through Parent, Merger Sub or any of their respective Affiliates; provided, that with respect to the Appurtenant Property, the foregoing representations shall not apply to clause (e) of the definition of Appurtenant Property. To the Knowledge of the Company, the Company has not ever been denied the ability to co-locate a second tenant on a Tower because of a contractual restriction, covenant or deed restriction (other than a restriction or covenant contained in a Ground Lease or requiring compliance with applicable zoning requirements). Except as set forth Schedule 4.16(a), the interests held by the Company or a Company Subsidiary with respect to the Improvements and Tower Sites include sufficient rights to all personal property, both tangible and intangible, and agreements reasonably necessary to operate such Improvements and Tower Sites as operated by the Company and the Company Subsidiaries on or immediately prior to the date of this Agreement.

(b) Neither TowerCo Staffing and TowerCo III has or have ever had any right, title or interest in or to any Improvement, Tangible Personal Property, Appurtenant Property or Intangible Personal Property.

4.17 Contracts.

(a) Ground Leases.

(i) Schedule 4.17(a)(i)(1) contains a complete and accurate list of (1) the location of each Tower Site and (2) each Ground Lease (including the name of the Ground Lessor and the rent amount (which rent amounts may be payable monthly, quarterly, annually or otherwise, as indicated in Schedule 4.17(a)(i)(1)) relating to each Ground Lease as of the date hereof). With respect to each such Ground Lease set forth opposite the Company’s or such Company Subsidiary’s name on Schedule 4.17(a)(i)(1), the Company or Company Subsidiary holds the lessee’s interest created under each such Ground Lease, and, except as set forth on Schedule 4.17(a)(i)(2), is the sole owner of the Improvements located on Property being leased thereunder. The Ground Leases and the Improvements in connection therewith are, and at Closing shall be, free and clear of all Liens, excepting only the Permitted Exceptions and Liens which will be released at or prior to the Closing or are created by or through Parent, Merger Sub or any of their respective Affiliates.

(ii) Except as set forth on Schedule 4.17(a)(ii), (1) each such Ground Lease (as modified or amended) is a valid and binding agreement of the applicable Company or Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect; (2) neither the Company nor any Company Subsidiary has received written notice or, to the Knowledge of the Company, oral notice from, or given written notice or, to the Knowledge of the Company, oral notice to, any Ground Lessor claiming that such Ground Lessor or the Company or any Company Subsidiary, as applicable, is in default in any material respect under any of such Ground Lease, which default remains uncured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute a material default, which default remains uncured and (3) the Company or a Company Subsidiary is in actual possession of the leased premises under each of the Ground Leases, subject to the rights of Tenants and holders of Permitted Exceptions, and the Improvements are all constructed on the real property being leased pursuant to the Ground Leases;

(iii) Except as set forth in Schedule 4.17(a)(iii), the Company or a Company Subsidiary is current in the payment of rent set forth in each of the Ground Leases and there are no past due amounts payable by the Company or such Company Subsidiary under the Ground Leases;

(iv) Except as set forth in Schedule 4.17(a)(iv), each Ground Lease has at least twenty (20) years remaining under the term, which may include extension terms not yet exercised (provided that under the terms of such Ground Lease the extension terms are either automatic or exercisable at the tenant’s option and no other Person, other than the tenant, is entitled to prevent, refuse or nullify the exercise of such extension, unless the tenant is in default);

(v) Except as set forth in Schedule 4.17(a)(v), immediately subsequent to the Closing, each Ground Lease will permit the Company or a Company Subsidiary to co-locate additional tenants on the Property without the requirement to obtain the approval or consent (subject to applicable zoning requirements) of any other Person and without the requirement to pay additional money (other than nominal costs and expenses) to any other Person, including the obligation to pay any revenue sharing to the Ground Lessor thereunder;

(vi) Schedule 4.17(a)(vi) sets forth a list of all agreements that give the right to the Company or any Company Subsidiary to purchase the fee title or easement (or any real property interest) to the real estate underlying any communications tower other than any rights of first refusal, rights of first offer or similar rights which have not been exercised by the Company or any Company Subsidiary as of the date hereof and, as amended pursuant to Section 6.17, as of the Closing Date. Schedule 4.17(a)(vi) sets forth a list of all Tower Sites where the Company or any Company Subsidiary is currently obligated pursuant to a Contract to (A) purchase the fee title or easement (or any real property interest) to the real estate at such Tower Site or (B) convert a site into a Lease Buyout Site;

(vii) [Intentionally Omitted].

(viii) Schedule 4.17(a)(viii) lists each Tower Site with respect to which the Company or a Company Subsidiary owns none of the communications towers located on such Tower Site. Schedule 4.17(a)(viii) sets forth a list of all parcels of real property as to which the Company or a Company Subsidiary is obligated pursuant to a Contract to purchase the fee interest or a Perpetual Easement and as to which, upon such purchase, the Company or such Company Subsidiary will own none of the communications towers located on such parcel;

(ix) The Ground Leases relating to the Tower Sites listed on Schedule 4.17(a)(ix) are terminable on not more than 120 days’ notice to the applicable Ground Lessor without penalty or upon payment of a penalty not exceeding one year’s rent (unless otherwise indicated on such Schedule 4.17(a)(ix)).

(b) Tenant Leases.

(i) Schedule 4.17(b)(i) contains a complete and accurate list of each Master Lease. Other than the Master Leases, there are no master agreements or master arrangements between a Company or any Company Subsidiary and any Person that prescribe rental rates that can be charged to any Person who leases space in the future on any of the Towers, Tower Sites or Improvements. The forty-one (41) Master Leases with Sprint identified with asterisks on Schedule 4.17(b)(i), excluding the side letter between the Company and Sprint dated January 9, 2012 referred to in the footnote of Schedule 4.17(b)(i), have the same material terms and conditions.

(ii) Schedule 4.17(b)(ii) contains a complete and accurate list of each Tenant Lease that is not a Master Lease for the Tower Sites as of the date hereof and, as amended pursuant to Section 6.17, as of the Closing Date. In addition, Schedule 4.17(b)(ii) sets forth the rent amount (which rent amounts may be monthly, quarterly, annually or otherwise, as indicated in Schedule 4.17(b)(ii)) relating to each Tenant Lease as of the Effective Date, the periodic rent escalator and the period to which such escalator applies.

(iii) Except as set forth on Schedule 4.17(b)(iii),

(1) the Company or a Company Subsidiary is collecting the rents set forth in each Tenant Lease on a current basis (and is not treating as actually collected rent which is overdue) and there are no past due amounts thereunder which are thirty (30) calendar days or more past due as of the date hereof;

(2) no Tenant is entitled to any rental concessions or abatements in rent for any period subsequent to the Closing Date (other than abatements which are contingent on future events) nor are there any “claw-back” or rental rate reductions for any Tenant as a result of additional Tenants entering into leases for the Property; and

(3) there are no security deposits or prepaid rentals in excess of one year under any of such Tenant Leases (not including for this purpose capital contributions made by Tenants).

(iv) Other than the Tenant Leases and other than the Permitted Exceptions, there are no leases, subleases, licenses or other occupancy agreements (written or oral) by which the Company or a Company Subsidiary grants any possessory interest in or to Tower Sites, the Towers or the Improvements thereon or any other rights with respect to the use of any of the Tower Sites.

(v) Either the Company or a Company Subsidiary is the original lessor (or has validly succeeded to the rights of the original lessor) under each of the Tenant Leases. Each such Tenant Lease is a valid and binding agreement of the Company or a

Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect. Except as set forth in Schedule 4.17(b)(v), as of the date hereof, the Company or a Company Subsidiary:

(1) has not given written notice or, to the Knowledge of the Company, oral notice to any Tenant claiming that the Tenant is in default in any material respect under its Tenant Lease that remains uncured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured,

(2) has not received written notice or, to the Knowledge of the Company, any oral notice from any Tenant claiming that the Company or a Company Subsidiary is in default in any material respect under any such Tenant Lease, or claiming that there are material defects in the Improvements, which default or defect remains uncured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured,

(3) has not received written notice or, to the Knowledge of the Company, oral notice from any Tenant asserting any claims, offsets or defenses of any nature whatsoever to the performance of its obligations under its Tenant Lease, which notice remains outstanding, and

(4) has not received written notice or, to the Knowledge of the Company, any oral notice, from any Tenant that it intends to terminate, not renew or repudiate its Tenant Lease prior to or at the end of the current term of such Tenant Lease.

(vi) Schedule 4.17(b)(vi) set forth a list of all Tenant Leases where the tenant was, to the Knowledge of the Company, in bankruptcy or receivership proceedings as of June 22, 2012 and that were on an accrual basis of revenue recognition as of June 22, 2012.

(vii) No representation is made in this Section 4.17(b) with respect to any Tenant Lease that has or will be executed in connection with a Tower that is located on a WIP Tower Site.

(c) Easements and Lease Buyout Sites. Schedule 4.17(c)(1) contains a list of each Perpetual Easement and Lease Buyout Site of the Company and the Company Subsidiaries, including the expiration date of the easement or lease as of the date hereof and, as amended pursuant to Section 6.17, as of the Closing Date. Except as set forth on Schedule 4.17(c)(2), the Company or a Company Subsidiary, as applicable, is the original grantee (or has validly succeeded to the rights of the grantee) under each of the Perpetual Easements and Lease Buyout Sites set forth on Schedule 4.17(c)(1), has good title to such Perpetual Easements and Lease Buyouts and is the sole owner of the Improvements located thereon. The interest of the Company or such Company Subsidiary in such

Perpetual Easements and Lease Buyout Sites is not subject to any Liens other than Permitted Exceptions and Liens thereon which will be discharged at or prior to the Closing or are created by or through Parent, Merger Sub or any of their Affiliates. At Closing, the interest of the Company or such Company Subsidiary in such Perpetual Easements and Lease Buyout Sites shall be free and clear of all Liens, excepting only the Permitted Exceptions and Liens created by Parent, Merger Sub or any of their respective Affiliates. Furthermore, (i) the agreement creating each such Perpetual Easement is a valid and binding agreement of the Company or a Company Subsidiary, subject to the Enforceability Exceptions, and is in full force and effect, (ii) the Company or a Company Subsidiary is in actual possession of the easement area under each of the Perpetual Easements, subject to the rights of Tenants and holders of Permitted Exceptions, and the Improvements are all constructed on the property subject to the Perpetual Easements, (iii) except as set forth on Schedule 4.17(c)(1), no Perpetual Easement or Lease Buyout Site requires any payment of any additional money (other than nominal costs and expenses or as otherwise may be contained in the underlying Ground Lease) to the Ground Lessor thereunder or other counterparty thereto for the use of such Perpetual Easement; (iv) except as set forth on Schedule 4.17(c)(1), neither the Company nor any Company Subsidiary is obligated to pay to any of the grantors or Ground Lessors of the Perpetual Easements and Lease Buyout Sites for any period subsequent to the Closing Date any amounts for revenue sharing for current or future tenants located on any of the Perpetual Easements and Lease Buyout Sites; and (v) as of the date hereof, neither the Company nor any Company Subsidiary has given written notice to or received written notice, or to the Company’s Knowledge, any other type of notice, from any Person claiming that the Person or the Company or any Company Subsidiary is in default in any material respect under any Perpetual Easement which default remains uncured and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured, and (vi) each Perpetual Easement or Lease Buyout Site (A) except as set forth on Schedule 4.17(c)(1), has at least twenty (20) years remaining under the term, and (B) except as set forth on Schedule 4.17(c)(1), subsequent to the Closing, will permit the Company or a Company Subsidiary to co-locate additional tenants on the Perpetual Easement or Lease Buyout Site without the requirement to obtain the approval or consent (subject to applicable zoning requirements) of any other Person.

(d) Easements Appurtenant. Except as set forth in Schedule 4.17(d) or Schedule 4.17(a)(i)(1), there are no Easements Appurtenant with any Person which require the payment of additional money (other than nominal costs and expenses and the payment of amounts due under the relevant Ground Lease) for the use of such Easement Appurtenant.

(e) Acquisition Agreements. Schedule 4.17(e) contains a complete and accurate list as of the date hereof and, as amended pursuant to Section 6.17, as of the Closing Date, of (i) each agreement whereby the Company or any Company Subsidiary has agreed to purchase any communications towers from any Person, which purchase has not yet closed, (ii) any continuing obligations the Company or any Company Subsidiary has to pay purchase price under any such agreements that have already closed, and (iii) letters of intent or memoranda of understanding with any third party to acquire any communications towers, which potential acquisition has not closed (the items described in clauses (i) through (iii), the “Acquisition Agreements”). Such Acquisition Agreements remain in full force and effect, and neither the Company nor the respective Company Subsidiary party thereto (nor, to the Knowledge of the Company, the counterparty to such Acquisition Agreement) is in default in any material respect under any such Acquisition Agreement, which default remains uncured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured.

(f) Management Agreements. Schedule 4.17(f)(i) contains a complete and accurate list of all Management Agreements and Schedule 4.17(f)(ii) contains a complete and accurate list of all Managed Sites. Neither the Company nor any Company Subsidiary has given written notice or, to the Knowledge of the Company, oral notice to or received written notice or, to the Knowledge of the Company, oral notice from any Person claiming that the Person, the Company or any Company Subsidiary is in default in any material respect under any Management Agreement, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a material default, which default remains uncured.

(g) Other Material Contracts. Schedule 4.17(g) contains a list of each Material Contract, other than those covered in clauses (a) through (f) above (including Tower maintenance, security, generator, power, fumigation, landscaping, snow removal, utility, monitoring and other service contracts (to the extent the same are Material Contracts) and including the agreement listed on Schedule 4.17(g) whereby the Company is required to reimburse Sprint PCS for tower lighting for all of the Tower Sites to which such agreement applies), to which the Company or any Company Subsidiary is a party. Furthermore, (i) each such Material Contract is a valid and binding agreement of the Company or a Company Subsidiary, as applicable, subject to the Enforceability Exceptions, and is in full force and effect and has not been modified or amended, (ii) the Company or a Company Subsidiary, as applicable, has paid all sums due thereunder on a current basis and there are no past due amounts, and (iii) as of the date hereof, such Company or Company Subsidiary has not received any written notice nor, to the Knowledge of the Company, any oral notice, from or given written notice to any Person claiming that such Person or the Company or a Company Subsidiary, as applicable, is in breach or default in any material respect under any such Material Contract, which breach or default remains uncured, and, to the Knowledge of the Company, there is no event which, with the giving of notice or the passage of time or both, would constitute such a default under any such Material Contract and which remains uncured. Other than Material Contracts set forth on Schedule 4.17(g), Contracts described in clauses (a) through (f) above and Material Contracts entered into in accordance with this Agreement, there are no other Material Contracts that will be binding on the Company or the Company Subsidiaries, the Tower Sites or the Improvements as of the Closing.

(h) Schedule 4.17(h) contains, in all material respects, a list of open applications of potential tenants for collocation on the Towers and amendments to Tenant Leases that increase revenue as of June 21, 2012. No representation or warranty is being made as to whether the parties identified on Schedule 4.17(h) will actually enter into any agreement regarding collocation or other matters or any such amendment.

(i) Schedule 4.17(i) contains a list of all Build to Suit agreements that the Company or a Company Subsidiary has with any Person.

4.18 Environmental Matters. Except as set forth on Schedule 4.18:

(a) (i) the Company and each Company Subsidiary possesses, and is in compliance with, all permits, licenses, registrations and Governmental Authorizations and has filed all registrations and notices that are required under, all Environmental Laws applicable to the Company and such Company Subsidiary, (ii) there are no proceedings, investigations or inquiries pending, or, to the Knowledge of the Company, threatened to cancel, modify, or not renew any such permits, licenses, registrations or governmental authorizations, and (iii) the Company and each Company Subsidiary is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws;

(b) neither the Company nor any Company Subsidiary has received written notice of actual, threatened or potential liability, or request for information, and, to the Company’s Knowledge, neither the Company nor any Company Subsidiary has received oral notice of actual, threatened or potential liability, or request for information that would reasonably expected to be material to the business of the Company or the Company Subsidiaries, taken as a whole, under CERCLA or any other applicable Environmental Law from any governmental agency, citizens’ group, or other putative plaintiff or plaintiffs;

(c) to the Knowledge of the Company, no Hazardous Materials have ever been or are being spilled, Released, discharged, disposed, placed, or migrated, or otherwise caused to become located in any environmental medium or building interior, including soil, sub-surface strata, indoor or ambient air, water or ground water, under, at, or upon any Property or Tower Site currently or previously owned or leased by the Company or any Company Subsidiary, in each case, in a condition or concentration which requires investigation or cleanup under Environmental Laws;

(d) neither the Company nor any Company Subsidiary has entered into or agreed to, nor does it contemplate entering into, any material consent, Order, or settlement, and neither the Company nor any Company Subsidiary is subject to any material consent, Order, or settlement, in either case, relating to compliance with, or the investigation, management or cleanup of Hazardous Materials under, any applicable Environmental Laws;

(e) neither the Company nor any Company Subsidiary is subject to any administrative or judicial proceeding and, to the Knowledge of the Company, has not been alleged in writing by any Governmental Authority to be in violation of applicable Environmental Laws either now or any time previously which has not been fully resolved;

(f) neither the Company nor any Company Subsidiary has received written notice that it is subject to any claim, obligation, investigation, inquiry, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law and, to the Company’s Knowledge, neither the Company nor any Company Subsidiary have received any oral notice that it is subject to any claim, obligation, investigation, inquiry, penalty, fine, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any applicable Environmental Law that has not been addressed or remediated in accordance with applicable Environmental Laws by the Company or such Company Subsidiary;

(g) no Tower, Improvement, Property or Tower Site contains any asbestos, PCBs or underground or aboveground storage tanks, in a condition that requires action to comply with Environmental Laws; and

(h) the Company and the Company Subsidiaries and their Affiliates have delivered or made available to Parent true and complete copies of all environmental Phase I Environmental Site Assessment reports and other environmental investigations, studies, audits, tests, reviews or other analyses in the possession or control of the Company or a Company Subsidiary with respect to any Property or Tower Site currently owned or leased by the Company or any Company Subsidiary.

(i) The representations and warranties in this Section 4.18 and in Section 4.13 are the sole representations and warranties in this Agreement concerning environmental matters or Environmental Laws.

4.19 Affiliate Transactions. Schedule 4.19 sets forth all Contracts to which the Company or Company Subsidiary is a party with any Member or its Affiliate (including the Excluded Subsidiaries, but other than the Company or a Company Subsidiary) (an “Affiliate Contract”) as of the date of this Agreement. Except as set forth on Schedule 4.19, neither a member, manager, or Affiliate (excluding the Excluded Subsidiaries) of the Company or any Company Subsidiary has any interest in any properties (whether real, personal or mixed and whether tangible or intangible) used by the Company or any Company Subsidiary in the conduct of the business of the Company and the Company Subsidiaries.

4.20 Real Property.

(a) The Company or a Company Subsidiary has good and valid leasehold title to the Leased Real Property, good and marketable fee simple title to the Real Property described on Schedule 4.20(a), and a valid easement interest in each Easement or Easement Appurtenant, in each case free and clear of all Liens other than Permitted Exceptions and Liens that will be discharged at or prior to Closing or are created by or through Parent, Merger Sub or any of their respective Affiliates, and the Company or the applicable Company Subsidiary is the sole owner of the Improvements thereon free and clear of all Liens other than Permitted Exceptions and Liens that will be discharged at or prior to the Closing or are created by or through Parent, Merger Sub or any of their respective Affiliates.

(b) Schedule 4.20(b)(i) sets forth as of the date hereof, and, as amended pursuant to Section 6.17 hereof, as of the Closing Date, (1) each WIP Tower Site and (2) for each WIP Tower Site, the amount of funds budgeted to complete the Tower located or to be located on such WIP Tower Site (provided that neither the Company nor any Company Subsidiary is giving any representation that the actual cost of completion will not exceed such budgeted amount). Schedule 4.20(b)(ii) sets forth all of the Towers owned by the Company or a Company Subsidiary, as updated pursuant to Section 6.17, as of the Closing Date, and sets forth, for each Tower (i) the height of such Tower, (ii) the type of such Tower, and (iii) and whether such Tower has lights. Schedule 4.20(b)(iii) contains a list of each Tower Site at which a communications tower or pole located on such Tower Site is not owned by the Company or a Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary is a party to any office space lease.

(d) Schedule 4.20(d) sets forth all Tower Bonds outstanding on the date hereof and, as updated pursuant to Section 6.17, as of the Closing Date.

4.21 Utilities and Access. Each Tower Site has adequate utilities necessary for the current use and operation of such Tower Site and such utilities are, to the Knowledge of the Company, except as set forth in Schedule 4.21, installed up to the boundaries of such Tower Site within valid, written, recorded easements. Neither the Company nor any Company Subsidiary owns any generators. No representation or warranty is being made with respect to utilities provided directly to Tenants or generators installed by Tenants. Except as set forth on Schedule 4.21, each Tower Site has direct, legal, practical and vehicular access through public roads or Easements Appurtenant. Except as set forth in Schedule 4.21, no access or utility easement which benefits a Tower Site and for which the Company or a Company Subsidiary makes periodic payments is terminable or expires prior to the expiration of the related Ground Lease other than by reason of the default of the Company or a Company Subsidiary thereunder.

4.22 Real Property Taxes, Personal Property Taxes and Assessments. All ad valorem real property taxes for the Leased Real Property, Real Property and Perpetual Easements (to the extent (i) required to be paid by the Company or a Company Subsidiary under the Ground Leases or applicable law, in the case of Leased Real Property and (ii) the Company or the applicable Company Subsidiary has received a bill therefor) and all personal property taxes for the Tangible Personal Property have been fully paid for the year 2011 (to the extent (i) due and payable prior to the date hereof and (ii) the Company or the applicable Company Subsidiary has received a bill therefor), and all prior years. Except as set forth on Schedule 4.22, there are no existing special assessments, fees or similar obligations (or any such items which are pending to the extent the Company or the applicable Company Subsidiary have written notice thereof) affecting any of the Improvements or the Appurtenant Property, which may be assessed by any Governmental Authority and which, in the case of the Leased Real Property, the Company or the applicable Company Subsidiary is obligated to pay under the applicable Ground Lease. Any such special assessments, fees or similar obligations affecting the Property that exist as of the date hereof or that arise between the date hereof and the Closing Date, shall be taken into account in the calculation of Closing Working Capital in accordance with the Accounting Methodology.

4.23 Condemnation. Except as set forth on Schedule 4.23, to the Knowledge of the Company, there are no present or pending legal or administrative proceedings relative to condemnation, or other taking by any Governmental Authority, of any portion of the Property.

4.24 Brokers. Except for Wells Fargo Securities, which fees shall be treated as Company Expenses paid in accordance with Section 2.6(a)(vi), no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by it.

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

4.25 Intellectual Property.

(a) Schedule 4.25 sets forth (i) all material Intellectual Property related to the businesses of the Company and the Company Subsidiaries that is owned by the Company or any Company Subsidiary and registered, issued or the subject of a pending application for registration (“Owned Intellectual Property”) and (ii) all material Intellectual Property related to the businesses of the Company and the Company Subsidiaries that is owned by a third party and licensed or sublicensed by either the Company or a Company Subsidiary (other than licenses for “off-the-shelf” or other software widely available on generally standard terms and conditions) (“Licensed Intellectual Property”), and the Owned Intellectual Property and the Licensed Intellectual Property together constitute all the Intellectual Property used in or reasonably necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted.

(b) To the Knowledge of the Company, the Company or a Company Subsidiary, as applicable, (i) owns and possesses all right, title and interest in and to the Owned Intellectual Property, free and clear of any Liens other than Permitted Exceptions and (ii) has a right to use the Licensed Intellectual Property.

(c) To the Knowledge of the Company, neither the validity, ownership or effectiveness of, nor the Company’s or a Company Subsidiary’s, as applicable, title to or use or right to use of, any material Intellectual Property owned or used by the Company or any Company Subsidiary is being challenged in any Proceeding to which the Company or any Company Subsidiary is a party or to which its assets are subject, nor to the Knowledge of the Company, is any such litigation threatened.

(d) This Section 4.25 constitutes the exclusive representations and warranties of the Company and the Company Subsidiaries with respect to Intellectual Property.

4.26 Insurance. Schedule 4.26 sets forth (i) the insurance policies in force naming the Company or any Company Subsidiary as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums and (ii) a claims history for the Company and the Company Subsidiaries for the three (3) year period prior to the date hereof under any and all insurance policies in existence at the time of such claim or claims. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending cancellation or premium increase (retroactive or otherwise) with respect thereto. The Company and each Company Subsidiary is in compliance in all material respects with all conditions contained in such insurance policies.

4.27 Tower Cash Flow. The Tower Cash Flow of the Company and the Company Subsidiaries on a combined basis is [****].

4.28 Defects. Except as set forth on Schedule 4.28, to the Knowledge of the Company, other than ordinary wear and tear, there are no material structural (excluding with respect to structural capacity, loading and a Tower’s ability to accommodate additional tenants) or material mechanical defects in any of the Towers and Improvements located on the Towers Sites, other than those that have been fully remedied.

4.29 Documents. The Contracts made available to Parent, Merger Sub, their respective Affiliates or Representatives in connection with their due diligence investigation, are true and correct copies of such Contracts.

4.30 Tax and Utility Bill Documents; Security Deposits. The Company has made available to Parent and Merger Sub true and correct copies of all real estate tax bills, utility bills, property tax bills, written notices of proposed assessments, written notices of Governmental Authorities regarding audits or inquiries relating to real property taxes or personal property taxes and written notices from landlords for reimbursement of taxes, in each case received by the Company or any Company Subsidiary in the twelve month period prior to the date hereof that relate to the Towers and Tower Sites. Schedule 4.30 sets forth a list of all security deposits posted by the Company or any Company Subsidiary under any of the Ground Leases.

4.31 Exclusivity of Representations.

(a) The representations and warranties made by the Company in this Article IV are in lieu of and are exclusive of all other representations and warranties, including any implied warranties. The Company hereby disclaims any such other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent or its respective Representatives of any documentation or other information (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements).

(b) EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY THAT THE INTERESTS OF THE COMPANY AND THE COMPANY SUBSIDIARIES IN THEIR RESPECTIVE ASSETS ARE BEING INDIRECTLY TRANSFERRED BY THE COMPANY TO PARENT AT THE CLOSING AS A RESULT OF THE MERGER “AS IS WHERE IS,” WITH ALL FAULTS, AND THAT NEITHER THE COMPANIES NOR THE COMPANY SUBSIDIARIES ARE MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY GIVEN IN THIS AGREEMENT (WHICH WILL SURVIVE ONLY TO THE EXTENT SET FORTH IN SECTION 10.1 OF THIS AGREEMENT), INCLUDING ANY IMPLIED WARRANTY OR REPRESENTATION AS TO THE VALUE, CONDITION, CAPACITY, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE TOWER SITES OR THE TOWERS AND PROPERTY LOCATED THEREON OR EASEMENTS (OR AS TO THE GROUND LEASES, TENANT LEASES OR OTHER CONTRACTS RELATED THERETO OR ANY RIGHTS THEREUNDER) AND PARENT AGREES, TO THE FULLEST EXTENT PERMITTED BY LAW, THAT NONE OF THE COMPANY, THE COMPANY SUBSIDIARIES OR THE MEMBERS’ REPRESENTATIVE OR ANY OF THEIR RESPECTIVE REPRESENTATIVES WILL HAVE ANY LIABILITY OR RESPONSIBILITY WHATSOEVER TO PARENT ON ANY BASIS (INCLUDING IN CONTRACT OR TORT, UNDER APPLICABLE SECURITIES LAWS OR OTHERWISE), EXCEPT AS A RESULT OF FRAUD OR INTENTIONAL

MISREPRESENTATION, BUT EXCLUDING NEGLIGENT MISREPRESENTATION, BASED UPON INFORMATION PROVIDED OR MADE AVAILABLE TO PARENT UNLESS ANY SUCH INFORMATION IS EXPRESSLY AND SPECIFICALLY INCLUDED IN A REPRESENTATION OR WARRANTY CONTAINED IN THIS AGREEMENT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT (i) THERE IS NOT, AND THERE HAS NOT BEEN, ANY FORM OF CONFIDENTIAL, SPECIAL OR FIDUCIARY RELATIONSHIP BETWEEN PARENT AND MERGER SUB, ON THE ONE HAND, AND THE COMPANY, THE COMPANY SUBSIDIARIES AND THE MEMBERS’ REPRESENATIVE, ON THE OTHER HAND, AND (ii) ACCORDINGLY, NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY HERETO SHALL HAVE ANY REMEDY OR CAUSE OF ACTION FOR EQUITABLE FRAUD.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

5.1 Organization and Good Standing.

(a) Parent is a corporation and Merger Sub is a limited liability company, duly organized, validly existing, or formed, respectively, and in good standing under the laws of their states of organization, with full organizational power and authority to conduct their respective businesses as they are now being conducted, to own, lease or use their respective properties and assets that they purport to own, lease or use, and to perform all of their respective obligations under all other Contracts to which they are a party. Parent and Merger Sub are, or will by the Closing Date be, duly qualified, licensed or registered to do business as foreign entities and are (or will be) in good standing (or the equivalent thereof) under the laws of each state or other jurisdiction in which either the ownership, lease or use of the properties owned, leased or used by them, or the nature of the activities conducted by them, requires such qualification, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

(b) Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement. Merger Sub has not engaged in any business activities, conducted any operations or incurred any liabilities, other than liabilities and obligations incurred in connection with the transactions contemplated by this Agreement.

5.2 Duly Authorized. Parent and Merger Sub have all requisite corporate or limited liability company authority and power to execute and deliver this Agreement and the closing documents to which each of them is or will be a party (the “Parent Closing Documents”) and to perform their respective obligations under this Agreement and the Parent Closing Documents to which each of them is or will be a party. The execution and delivery of this

Agreement and each of the Parent Closing Documents, as well as the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, and no other corporate or limited liability company action or other proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, the Parent Closing Documents or the transactions contemplated hereby and thereby on the part of Parent or Merger Sub.

5.3 Enforceability. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery by Parent and Merger Sub of the Parent Closing Documents to which either of them is a party, the Parent Closing Documents will constitute the legal, valid, and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to the Enforceability Exceptions.

5.4 No Conflicts. Neither the execution and delivery of this Agreement and the Parent Closing Documents nor the consummation and performance of any of the transactions contemplated hereby or thereby by Parent and Merger Sub will, directly or indirectly (with or without notice or lapse of time or both) (a) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Parent and Merger Sub, (b) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, any material Contract to which Parent or Merger Sub is a party or any of the assets owned or used by Parent or Merger Sub may be subject, or (c) violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Parent or Merger Sub or any of their respective properties.

5.5 No Consents. Except as otherwise provided in this Agreement, neither Parent nor Merger Sub shall be required to give any notice to or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the Parent Closing Documents or the consummation or performance of any of the transactions contemplated hereby or thereby (including, without limitation, any Person who is a party to any material Contract to which Parent or Merger Sub is a party).

5.6 Capitalization. As of the date of this Agreement, Parent’s capital stock consists of (i) 400,000,000 shares of Parent Common Stock, of which 121,460,059 shares were validly issued and outstanding, fully paid and nonassessable, (ii) 8,100,000 shares of Class B Common Stock, $.01 par value per share, of which none are issued and outstanding, and (iii) 30,000,000 shares of Preferred Stock, $.01 par value per share, of which there are currently five series of Preferred Stock designated consisting of 8,050,000 shares of 4% Series A Convertible Preferred Stock, 8,050,000 shares of 4% Series B Redeemable Preferred Stock, 4,472,272 shares of 4% Series C Convertible Preferred Stock, 4,472,272 shares of 4% Series D Redeemable Preferred Stock, and 100,000 shares of Series E Junior Participating Preferred Stock, of which none from any of the five series are issued and outstanding. In addition, as of the date of this

Agreement, Parent has reserved (1) 4,044,932 shares of Parent Common Stock issuable upon exercise of outstanding stock options or restricted stock units; (2) 13,536,914 shares of Parent Common Stock that are reserved for issuance upon exercise or vesting of awards that may be granted in the future under its 2010 Equity Participation Plan; (3) 391,795 shares that are reserved for issuance under its Employee Stock Purchase Plans; (4) approximately 1,701,631 shares of Parent Common Stock issuable under its registration statements on Form S-4 in connection with acquisition transactions or earn-out obligations under prior acquisition transactions; (5) up to 12,903,986 shares of Parent Common Stock issuable upon conversion of its 1.875% convertible senior notes due 2013 if Parent elects to settle its conversion obligation in whole or in part in shares of its Parent Common Stock; and (6) up to 16,458,196 shares of Parent Common Stock issuable upon conversion of the 4.0% convertible senior notes due 2014 if Parent elects to settle its conversion obligation in whole or in part in shares of its Parent Common Stock.

5.7 Sufficient Funds. On the Closing Date, Parent will have sufficient Current Funds or availability under then existing credit facilities to fund the Cash Merger Consideration and pay all other amounts (including as required by Section 2.6(a) and Section 2.8, and all fees and expenses) in order to consummate the transactions contemplated hereby and by the Parent Closing Documents on the terms contemplated by this Agreement and the Parent Closing Documents. Each of Parent and Merger Sub confirm that it is not a condition to Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or in connection with the transactions contemplated by this Agreement.

5.8 Legal Proceedings and Orders. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the consummation of any of the transactions contemplated hereby or by the Parent Closing Documents. Neither Parent nor Merger Sub is subject to any Order which could, individually or in the aggregate, reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

5.9 Compliance with Legal Requirements and Governmental Authorizations.

(a) Each of Parent and Merger Sub has all licenses, franchises, permits and authorizations of any Governmental Authorities as are necessary for the lawful conduct of the business of Parent and Merger Sub (collectively, “Parent Permits”), except where the failure to have such Parent Permits would not reasonably be expected to materially delay or materially impair the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

(b) Except as would not reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement, none of Parent, Merger Sub or any of their respective Subsidiaries is in conflict with, or in default or violation of (i) any Legal Requirement applicable to such Persons or (ii) any Parent Permits.

5.10 Investment Purpose. Parent and Merger Sub will be purchasing the Units for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities laws. Parent and Merger Sub acknowledge that the sale of the Units hereunder has not been registered under the Securities Act or any state securities laws, and that the Units may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Parent represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

5.11 HSR Act. Following the Closing, Parent intends to use the Towers and Tower Sites that are owned or leased by the Company or the Company Subsidiaries in a manner consistent with 16 C.F.R. §802.5.

5.12 Validity of Shares; Listing. When issued and delivered in accordance with this Agreement, the Stock Merger Consideration to be delivered under this Agreement shall (a) be duly and validly authorized, issued and outstanding, (b) be fully paid and non-assessable, (c) be free and clear of any liens and encumbrances, including, claims or rights under any voting trust agreements, shareholder agreements or other agreements, (d) be listed on Nasdaq and (e) not have been issued in violation of the preemptive or other similar rights of any Person.

5.13 Reports and Financial Statements.

(a) Parent has filed with the SEC true and complete copies of all reports, schedules, forms, statements and any definitive proxy or information statements required to be filed by Parent pursuant to the Exchange Act since January 1, 2008 (the “SEC Filings”), each of which has complied in all material respects with the Exchange Act and the rules and regulations promulgated thereunder, as in effect on the date so filed, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed or furnished to the SEC by Parent and in either case, publicly available prior to June 22, 2012 or as set forth on Schedule 5.13(a) of the Schedules delivered by Parent to the Company on the date hereof. None of the SEC Filings (including, any financial statements or schedules included or incorporated by reference therein) contained when filed, and any SEC Filings filed with the SEC subsequent to the date hereof will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected by a subsequent SEC Filing.

(b) Except to the extent updated, amended, restated or corrected by a subsequent SEC Filing filed on or prior to the date hereof, all of the financial statements included in the SEC Filings, in each case, including any related notes thereto, as filed with the SEC (those filed with the SEC are collectively referred to as the “Parent Financial Statements”), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate). The consolidated balance sheets (including the related notes)

included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the respective dates thereof, and the consolidated statements of operations, stockholders’ equity and cash flows (in each case, including the related notes) included in such Parent Financial Statements (if applicable, as updated, amended, restated or corrected in a subsequent SEC Filing) fairly present, in all material respects, the consolidated statements of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, year-end audit adjustments which could not reasonably be expected to be material, individually or in the aggregate.

(c) Parent has designed and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(d) The management of Parent has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and Chief Financial Officer of Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to Parent’s outside auditors and the audit committee of the board of directors of Parent (A) all significant deficiencies and material weakness in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Neither Parent nor any of its consolidated Subsidiaries has any liabilities or obligations of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to Parent and its consolidated Subsidiaries, taken as a whole, other than (i) liabilities or obligations disclosed or provided for in the consolidated balance sheet of Parent and its consolidated Subsidiaries as of December 31, 2011, including the notes thereto, contained in the SEC Filings, (ii) liabilities or obligations incurred on behalf of Merger Sub in connection with this Agreement, (iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2011, and (iv) other liabilities or obligations that are not otherwise covered by insurance that were not, and could not reasonably be expected to be, material and adverse to the financial condition, businesses, results of operations, properties or assets of Parent and its consolidated Subsidiaries, taken as a whole.

5.14 Status under the Securities Act. At the time of filing the Registration Statement, and at the time of each post-effective amendment thereto, including by way of a Section 10(a)(3) post-effective amendment, Parent (i) was a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and (ii) was not an “ineligible issuer” (as defined in Rule 405 under the Securities Act).

5.15 Private Placement. No registration under the Securities Act is required for the offer and sale of the Stock Merger Consideration by Parent to the Stockholder Members as contemplated hereby.

5.16 Listing and Maintenance Requirements. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act, and Parent has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Parent Common Stock under the Exchange Act nor has Parent received any notification that the SEC is contemplating terminating such registration. Parent has not, in the 12 months preceding the date hereof, received notice from Nasdaq or any trading market on which Parent Common Stock is or has been listed or quoted to the effect that Parent is not in compliance with the listing or maintenance requirements of such trading market. Parent is in compliance with all such listing and maintenance requirements and the consummation of the transactions contemplated by this Agreement do not violate the Marketplace Rules of the Nasdaq Stock Market.

5.17 Brokers. Except for J.P. Morgan Securities LLC, which fees shall be paid by Parent, no broker, finder or similar intermediary has acted for or on behalf of Parent or Merger Sub in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with Parent or Merger Sub or any action taken by them.

5.18 Independent Review. In entering this Agreement, Parent and Merger Sub have relied solely upon their own investigation and analysis and the representations and warranties contained in this Agreement, and Parent and Merger Sub acknowledge that neither the Company, any Company Subsidiary nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes any representation or warranty, either express or implied as to the accuracy or completeness of any of the information provided or made available to Parent and Merger Sub or their respective agents or Representatives prior to the execution of this Agreement except as expressly set forth in ARTICLE IV of this Agreement.

ARTICLE VI

COVENANTS

6.1 Affirmative Covenants. The Company agrees that:

(a) Between the date of this Agreement and the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as otherwise specified herein, (ii) for as set forth on Schedule 6.1, and (iii) as otherwise contemplated by the Restructuring Agreement, the Company will, and will cause the Company Subsidiaries to (A) conduct the business of the Company and the Company Subsidiaries in the Ordinary Course of Business, (B) use commercially reasonable efforts to maintain and preserve the Property, preserve intact the current business organization of the Company and the Company Subsidiaries, and maintain the relations and good will with Tenants, Ground Lessors, customers, creditors, employees, agents, and others having business relationships with the Company and the Company

Subsidiaries consistent with the Company’s or the applicable Company Subsidiary’s Ordinary Course of Business, (C) maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms, and (D) continue to make capital expenditures in the Ordinary Course of Business (including, but not limited to, using commercially reasonable efforts to consummate the purchase of real property interests that are leased pursuant to Ground Leases and generate new leads for Ground Lease Buyouts and, using commercially reasonable efforts to develop the WIP Tower Sites and other new build opportunities, and structural enhancements to the Towers);

(b) Without limiting the generality of the foregoing Section 6.1(a), between the date of this Agreement and the earlier of Closing Date and the termination of this Agreement in accordance with its terms, except (A) as otherwise specified herein, (B) for as set forth on Schedule 6.1, (C) as otherwise contemplated by the Restructuring Agreement, (D) as otherwise consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (E) as may be required by any Legal Requirement, the Company will, and will cause the Company Subsidiaries to:

(i) timely make all payments and observe and perform all obligations to be paid, observed or performed by the Company under the Tenant Leases, Ground Leases and other Contracts applicable to the Towers and the Tower Sites;

(ii) timely pay all real property Taxes relating to the Towers and the Tower Sites, except to the extent that such property Taxes are being contested in good faith;

(iii) promptly notify Parent of any receipt of delivery of any notice (including any notice of default, lease termination, repudiation or bankruptcy proceedings but excluding notices of a routine or immaterial nature) under the Tenant Leases or Ground Leases and use commercially reasonable efforts to cure such default to the extent that such default is curable;

(iv) deliver to Parent copies of any written notice (A) regarding a violation of any Law by the Company or any Company Subsidiary or relating to the Towers or Tower Sites or (B) of a violation of any site plan approvals, zoning or subdivision regulations or urban redevelopment plans applicable to any Tower or Tower Site and inform the Parent of any oral notices Known to the Company regarding the same;

(v) obtain a payoff letter from the lenders under the Credit Facility;

(vi) effective as of the Closing, cause all officers, managers and directors (as applicable) of the Company and the Company Subsidiaries (who are set forth on Exhibit H-1) to resign from all such positions with the Company and the Company Subsidiaries, other than the independent directors of TowerCo Assets LLC and TowerCo Assets PR LLC and to execute a resignation and release of claims against the Company in the form of Exhibit H-2;

(vii) as of the Closing, terminate the authority of all prior signatories and authorize persons as designated by Parent prior to the Closing to be signatories on the bank accounts of the Company and Company Subsidiaries; and

(viii) as of the Closing, forward all mail of the Company and each Company Subsidiary (and all mail pertaining to the Property) to the address of the Parent as set forth in Section 11.5 and file the appropriate paperwork with the U.S. Postal Service to have all such mail automatically forwarded through a change of address form.

(ix) continue to decommission Tower Sites in the Ordinary Course of Business.

6.2 Negative Covenants.

(a) From the date of this Agreement and until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as contemplated by this Agreement, (ii) as set forth in Schedule 6.2, or (iii) as contemplated by the Restructuring Agreement, the Company will not, and will cause the Company Subsidiaries not to, without the consent of Parent (which consent will not be unreasonably withheld or delayed):

(i) except in the Ordinary Course of Business, enter into, accelerate, amend in any material respect, or grant any material waiver or release under any material Contract (but in no event terminate or cancel any material Contract, without the consent of Parent, which shall not be unreasonably withheld or delayed); provided, however, that the Company and any Company Subsidiary may (i) process applications for and enter into Tenant Leases (and amendments and Tower Site specific supplements thereto) in the Ordinary Course of Business (provided that (A) the pricing and loading with respect thereto is consistent with past practice and (B) the Company or the applicable Company Subsidiary will consult with Parent before making commitments to enter into any new Tenant Lease which the Company or the applicable Company Subsidiary determines in its commercially reasonable judgment will not be executed on or prior to the Closing Date) and (ii) enter into amendments to the Ground Leases in the Ordinary Course of Business;

(ii) directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, or provide any non-public information to, any Person (other than Parent or Merger Sub) relating to any transaction involving the sale of all or substantially all of the assets of the Company, or any of the Units, or any merger, consolidation, business combination, or similar transaction involving the Company or the Companies Subsidiaries;

(iii) amend or restate any Organizational Document of the Company or Company Subsidiary in a manner adverse to Parent; provided that the Company shall provide a copy of any such amendment or restatement to Parent;

(iv) incur any additional Indebtedness, other than pursuant to the Credit Facility;

(v) (x) adjust, split, combine or reclassify its equity securities, (y) redeem, purchase or otherwise acquire any of its equity securities or any class of securities convertible into, or rights, warrants or options to acquire, any such equity securities or (z) issue, deliver or sell any equity securities, or any class of securities convertible into, or rights, warrants or options to acquire, any such equity securities;

(vi) sell or convey any Property or, except pursuant to Permitted Exceptions, mortgage, pledge or otherwise encumber any Property;

(vii) make or revoke any material Tax election or change its method of accounting or any accounting principle, method, estimate or practice, except as required by GAAP or applicable law;

(viii) settle or compromise any material income Tax liability that would reasonably be expected to have an adverse effect on the Company or a Company Subsidiary following the Closing;

(ix) directly or indirectly (x) acquire any towers by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (y) other than pursuant to Contracts in effect as of the date hereof (copies of which have been provided to Parent), acquire any towers;

(x) make any loans or advances to any Person (other than advances between the Company and any wholly-owned Company Subsidiary)

(xi) sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate of any of its officers or directors;

(xii) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof or enter into any new line of business;

(xiii) other than in the Ordinary Course of Business, pay, discharge, settle or satisfy any claims, Proceeding, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge, settlement or satisfaction that releases the applicable Company or Company Subsidiary from any further monetary or non-monetary obligations to the extent subject to and not in excess of reserves that are disclosed in Company Financial Statements that relate to the matter being paid, discharged, settled or satisfied in accordance with GAAP;

(xiv) hire any employee, consultant or independent contractor or enter into an employee, consultant or independent contractor Contract;

(xv) amend or terminate its director and officer liability insurance policy currently in effect prior to the stated expiration date of October 31, 2012 (provided that nothing herein will prevent the Company from amending any insurance policy to exclude the Excluded Subsidiaries or to purchase tail policies); or

(xvi) agree in writing to do any of the foregoing.

Any action expressly permitted under any one clause of this Section 6.2 shall be permitted under all other clauses of this Section 6.2. Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of any Company or any Company Subsidiary prior to the Closing. Each Company shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of such Company and its Subsidiaries.

6.3 Access to Records.

(a) Parent agrees to (and shall cause Surviving LLC to) (i) hold all of the books and records of the Company and the Company Subsidiaries and not to destroy or dispose of any thereof for a period of two (2) years from the Closing Date, and (ii) afford the Members’ Representative and the Members and their respective advisors, accountants and legal counsel, during normal business hours, upon reasonable request, reasonable access to such non-privileged books and records, to other data and to the employees of Surviving LLC to the extent that such access may be requested for any legitimate purpose, unless such non-privileged books and records have been disposed of in accordance with this Section 6.3.

(b) Between the date of this Agreement and the Closing, subject to the limitations set forth in Section 6.3(c), the Company and the Company Subsidiaries shall, subject to (i) contractual and legal restrictions applicable to them, including attorney-client privilege, work product doctrine or similar privilege, (ii) any confidentiality obligation of such parties existing as of the date hereof, (iii) the terms of this Agreement and (iv) applicable Legal Requirements, afford Parent and its Representatives at Parent’s sole cost and expense reasonable access during normal business hours and upon reasonable prior notice to all of the properties, personnel, contracts and agreements, books and records of the Company and the Company Subsidiaries and shall promptly deliver or make available to Parent information concerning the business, properties, assets and personnel of the Company and the Company Subsidiaries as Parent may from time to time reasonably request. Parent shall, and shall cause its Representatives to, treat all information provided to or obtained by Parent or its representatives pursuant to this Section 6.3 as confidential information for purposes of the Confidentiality Agreement (“Confidential Information”) and, in the event of the termination of this Agreement for any reason, Parent shall promptly return all Confidential Information in accordance with the terms of the Confidentiality Agreement. The parties hereto shall coordinate such access to ensure that it does not unreasonably interfere with the business or operations of the Company or Company Subsidiaries.

(c) The Company and the Company Subsidiaries shall, subject to (i) contractual and legal restrictions applicable to it, including attorney-client privilege, work product doctrine or similar privilege, (ii) any confidentiality obligation of such party existing as of the date hereof, (iii) the terms of this Agreement and (iv) applicable Legal Requirements, permit Parent and its Representatives, contractors, architects and engineers reasonable access to any of the Towers or Tower Sites during normal business hours, at Parent’s sole cost and expense. In addition, Parent, at its sole cost and expense, may perform any inspections, surveys, measurements, Phase I environmental site assessments and/or environmental compliance audits which Parent reasonably deems necessary or appropriate, provided that Parent will not take or permit any of its Representatives to take, any action, including boring, drilling or other soil or groundwater testing, in its investigation of any Tower Site which impairs or otherwise interferes with the use and operation of any equipment on or communications operations being conducted at a Tower Site, without the Company’s prior written consent, which consent may not be unreasonably withheld. Parent shall indemnify the Company and its Affiliates for any claims, losses or causes of action caused by, or incurred in connection with, Parent’s inspection of the Tower Sites or other due diligence activities occurring prior to the Closing Date; provided, that Parent shall not be required to indemnify the Company or its Affiliates for any claim, loss or cause of action caused by the negligence or willful misconduct of the Company or such Affiliate. Before conducting any physical inspection or testing at any Tower Sites, Parent shall obtain, and during the period of such inspection or testing shall maintain, at its expense, wide cover commercial general liability insurance for bodily injury or property damage in an amount not less than $10 million for any one occurrence, including a contractual liability endorsement, and personal injury liability coverage, on an “occurrence basis” with the Company as beneficiary, from an insurer reasonably acceptable to the Company. Before making entry upon any Tower Site, Parent shall furnish to the Company certificates of insurance evidencing the foregoing coverage.

(d) Parent reaffirms and shall fulfill its obligations under the Confidentiality Agreement; provided, however, that references to Agent in the Confidentiality Agreement shall be deemed to include potential sources of Parent’s financing for the Transaction. If for any reason, termination of the Agreement occurs prior to Closing, the obligations of Parent and Merger Sub under the Confidentiality Agreement shall continue in full force and effect.

(e) Parent, its Representatives and any other Person acting on behalf and at the direction of Parent to whom the Company shall have consented, which consent shall not be unreasonably withheld, shall have the right to contact any Governmental Entity about any Governmental Authorizations concerning the Company, the Company Subsidiaries or the Towers or Tower Sites and any party to any of the Ground Leases, Tenant Leases, or any other material contracts in connection with its due diligence of the transactions contemplated by this Agreement; provided, however, that in connection with such communications the Parent’s inquiry with respect to Taxes shall be limited to whether the Taxes have been paid on a specific Tower Site or Tower. To the extent that any Governmental Authority or third party provides Parent information that would or would reasonably be likely to impair the ability of the Company to consummate the transactions contemplated by this Agreement or would or would reasonably be likely to give rise to the breach of a representation or warranty set forth in this Agreement, Parent shall use commercially reasonably efforts to advise the Company.

6.4 Efforts to Close; Cooperation. Subject to the provisions of this Agreement, the Company, Parent and Merger Sub each agree to use commercially reasonable efforts to (i) take, or cause to be taken, all lawful actions and to do, or cause to be done, all lawful things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, and to cooperate with the others in connection with the foregoing, and (ii) refrain from taking, or cause to be refrained from taking, any action and to refrain from doing or causing to be done, anything which would reasonably be expected to impede or impair the prompt consummation of the transactions contemplated by this Agreement, including using commercially reasonable efforts to (A) obtain all necessary waivers, consents, releases and approvals that are required for the consummation of the transactions contemplated by this Agreement, (B) obtain all consents, approvals and authorizations that are required by this Agreement to be obtained under any Legal Requirement, (C) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (D) effect all necessary registrations and filings, including, but not limited to, filings and submissions of information requested or required by any Governmental Authority and (E) fulfill all conditions to this Agreement. The Company, Parent and Merger Sub further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, to use their respective commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be. In no event, however, will the Company, Parent or Merger Sub or any of their respective Affiliates be obligated to pay any money to any Person or to offer or grant other financial or other accommodations to any Person in connection with its obligations under this Section 6.4. If prior to the Closing Date, to the Knowledge of the Company, the Company breaches any representation or warranty hereunder that is reasonably likely to cause the conditions set forth in Section 7.1 not to be satisfied, then the Company will notify Parent of such breach. If prior the Closing Date, to the Knowledge of Parent, Parent or Merger Sub breaches any representation or warranty hereunder that is reasonably likely to cause the condition set forth in Section 8.1 not to be satisfied, then Parent will notify the Company of such breach. Notwithstanding the foregoing, the parties agree that any breach of the obligation to notify the other party pursuant to the immediately preceding two sentences will be treated for all purposes of this Agreement (including the satisfaction of the conditions to Closing in Article 7 and Article 8 and indemnification in Article X) only as a breach of the underlying representation or warranty and not as an independent breach of a covenant or agreement.

6.5 Corporate Name. Parent and Merger Sub acknowledge that the Excluded Subsidiaries and their respective Affiliates have the absolute and exclusive proprietary rights, by ownership or license, to use all trade names incorporating “TowerCo” and “TCO”, each by itself or in combination with any other name and the corporate design logo associated with “TowerCo” and “TCO” and its respective color schemes, and that none of the rights thereto or goodwill represented thereby or pertaining thereto are being assigned or transferred, hereby or in connection herewith. Parent and Merger Sub agree that they will not, nor will they permit any of their Affiliates to (including after the Closing, the Company and any Company Subsidiary), use any name, phrase or logo incorporating “TowerCo” or “TCO” or such corporate design logo or its color scheme in or on any of its literature, sales materials, agreements or products or otherwise in connection with the sale of any products or services or in the operation of the Towers, Tower Sites and Property. Without limiting the generality of the foregoing, at or as soon as possible following the Closing Date, but in no event later than twenty (20) days following the Closing Date, Parent shall, and shall cause each of its Affiliates to, change the name of the Company and each Company Subsidiary so that they cease to use the “TowerCo” and “TCO” name.

6.6 Waiver of Conflicts Regarding Representation. Recognizing that Paul, Weiss has acted as legal counsel to certain Members and the Members’ Representative, and has acted as legal counsel to the Company and the Company Subsidiaries prior to the Closing, and that Paul, Weiss will continue to act as legal counsel to certain Members, the Members’ Representative and the Excluded Subsidiaries after the Closing, the Company hereby waives, on its own behalf and agrees to cause the Company Subsidiaries to waive, any conflicts that may arise in connection with Paul, Weiss representing any Members, the Members’ Representative or any Excluded Subsidiaries after the Closing. Without limiting the generality of the foregoing, the parties agree that neither Parent, the Company, the Surviving LLC nor any Company Subsidiary shall seek to have Paul, Weiss disqualified from representing any Member, the Members’ Representative, any Excluded Subsidiary or their respective Affiliates in any dispute (whether in contract or tort) that may arise between the Company, the Surviving LLC, any Company Subsidiary or their respective Affiliates formerly represented by Paul, Weiss, on the one hand, and any Member, the Members’ Representative, any Excluded Subsidiary or their respective Affiliates, on the other hand, based upon, arising out of or related to this Agreement or any of the transactions contemplated by this Agreement in whole or in part.

6.7 Tax Matters.

(a) Each of the Company, Parent, Merger Sub, the Surviving LLC, and the Members’ Representative agrees for U.S. federal income Tax purposes to treat the transactions contemplated by this Agreement as (i) a sale of the equity interests of the Company by the Members, producing a termination of the Company pursuant to Section 708(b)(1) of the Code (and any similar provision of state and local income Tax law) and (ii) pursuant to Revenue Ruling 99-6, Parent’s purchase of the assets of the Company. In addition, each of the Company, Parent, Merger Sub, the Surviving LLC and the Members’ Representative agrees to allocate the income, gains, losses, deductions, credits and other Tax items of the Company to the Members for the taxable period ending on the Closing Date by using a “closing of the books” method (as described in Treasury Regulation Section 1.706-1(c), and not by estimating the pro rata portion of such items) as of the end of the Closing Date; provided, that any extraordinary transactions occurring after the Closing on the Closing Date shall be deemed to occur on the day after the Closing Date.

(b) Parent will not cause or permit the Surviving LLC or any Company Subsidiary to (i) file an amended Tax Return with respect to a Pre-Closing Taxable Period or make or change any material Tax election with an effective date prior to the Closing Date or (ii) take any Tax position on any Tax Return that is inconsistent with past practice if such position materially increases the Tax liability of the Company or the Members, in each case without the Members’ Representative’s prior written consent or unless otherwise required by applicable law.

(c) Parent acknowledges and agrees that neither the Company nor the Members’ Representative are guaranteeing the existence of any Tax assets or any Tax positions taken or to be taken after the Closing Date.

(d) Filing of Tax Returns.

(i) The Members’ Representative shall control and file or cause to be filed all Tax Returns of the Companies and the Company Subsidiaries for all taxable periods which end on or prior to the Closing Date, at Members’ Representative’s expense (on behalf of the Members). The Members’ Representative shall control any Tax audit or administrative or judicial proceeding or any other controversy with respect to Taxes of the Companies or the Company Subsidiaries that relate to any taxable period ending on or before the Closing Date. Parent shall reasonably cooperate with the Members’ Representative to give effect to the provisions of this Section 6.7(d), including by, providing Members’ Representative access to the books and records of the Companies and the Company Subsidiaries, executing such powers of attorney and signing and filing Tax Returns necessary to implement the foregoing.

(e) Parent shall control and file or cause to be filed all Tax Returns of each of the Companies and the Company Subsidiaries for all taxable periods ending after the Closing Date. Except to the extent taken into account in determining the adjustments to the Closing Cash Merger Consideration provided for in Section 2.8 with respect to Real Estate Taxes or Personal Property Taxes, the Members’ Representative (on behalf of the Members) will remit to the Parent not less than 7 days prior to the due date (or extended due date) all Taxes due on Tax Returns for the portion of a Straddle Period (as defined below) ending on the Closing Date. In the case of a Tax Return with respect to a taxable period beginning before and ending after the Closing Date (such period, a “Straddle Period”), such Tax Returns shall be prepared in a manner consistent with past practice (unless required by applicable law), and the portion of any such Tax that is allocable to the portion of the taxable period ending on the Closing Date shall be, (A) in the case of Taxes based on income or receipts determined under the closing of the books method (or hypothetical closing of the books method if an actual closing of the books is not available) and (b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes with respect to such periods under the relevant Tax law) (or in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Parent shall deliver any such Tax Returns for a Straddle Period (together with any schedules, work papers and other documentation then available that are relevant to the preparation of such Tax Returns) to the Members’ Representative for its review and approval at least thirty (30) days prior to the date such Tax Returns are required to be filed, or, with respect to sales and use taxes, at least ten (10) days prior to the date such Tax Returns are required to be filed. If, within 20 days after the receipt of the Straddle Period Tax Return, or five (5) days in the case of a tax return relating to sales and use tax, the Member Representative (a) notifies Parent that it disputes the manner of preparation of the Straddle Period Tax Return or the Pre-Closing Taxes calculated in the Straddle Tax Return and (b) provides Parent with a statement setting forth in reasonable detail its computation of the Pre-Closing Taxes and its proposed form of the Straddle Tax Return, then Parent and the Members’ Representative shall attempt to resolve their disagreement within 5 days following the Members’ Representative’s notification of Parent of such disagreement. If Parent and the Members’ Representative are not able to resolve their disagreement, the dispute shall be submitted to an independent accounting firm (the

“Accounting Firm”). The Accounting Firm will resolve the disagreement within 30 days after the date on which they are engaged or as soon as possible thereafter. The determination of the Accounting Firm shall be binding on the parties. The cost of the services of the Accounting Firm will be borne half by the Members’ Representative (on behalf of the Members) and half by Parent.

6.8 Release from Employment Contracts. On or before the Closing Date, and as provided for in the Restructuring Agreement, the Company and each affected employee shall execute an amendment to each of the employment contracts listed on Schedule 6.8 in a form attached to the Restructuring Agreement such that the Company and any Company Subsidiary are no longer parties to such employment contracts and are released from any and all of their respective obligations thereunder.

6.9 Tower Bonds. The parties hereto acknowledge that on or prior to the Closing, Parent, at its sole cost and expense, shall, at its option, (i) cause each Tower Bond to be replaced (for the avoidance of doubt, Parent shall have no obligation to obtain the Tower Bond previously posted by the Company), (ii) for each Tower Bond, obtain a “back-to-back” letter of credit, bond or other security interest (reasonably acceptable to the lenders under the Credit Facility who are the current issuers of such Tower Bond or have provided a letter of credit or other credit support in connection with such Tower Bond (the “Current Issuers”)), or (iii) for each Tower Bond, otherwise collateralize the obligations of the Current Issuers, in each case, such that the Company can satisfy the condition set forth in Section 7.8 to obtain from the lenders under the Credit Facility payoff letters which authorize the release of all liens securing such Credit Facility upon payment in full (assuming all other conditions to the release of such liens are satisfied). Parent hereby agrees to indemnify the Members, the Excluded Subsidiaries and their respective Affiliates for any claims, losses or causes of action resulting from, caused by, or incurred in connection with, the failure of Parent to cause clauses (i), (ii) or (iii) to occur on or prior to the Closing Date. Neither the Members, the Excluded Subsidiaries nor any of their respective Affiliates shall have any obligation to maintain any Tower Bonds following the Closing Date.

6.10 Notification of Certain Matters. Prior to the Closing Date, Parent and Merger Sub shall give prompt written notice to the Company of any fact, event, change, occurrence, circumstance or development, whether arising prior to, on or after the date hereof, that, to the Knowledge of Parent, (a) results in or is reasonably likely to result in an inaccuracy or breach of any representation, warranty, covenant or agreement of the Company hereunder, or (b) causes or is reasonably likely to cause the conditions set forth Article 7 not to be satisfied.

6.11 Restructuring; Notice to Members.

(a) On the terms and subject to the conditions set forth in this Agreement, the parties to the Restructuring Agreement shall consummate the Restructuring prior to the Closing.

(b) The Company shall give prompt notice of the taking of any vote, consent or other action by less than unanimous written consent to those Members holding Class A Units and who are entitled thereto under Section 4.06(b) of the LLC Agreement, including in connection with this Agreement, the Merger, the Restructuring Agreement or the Restructuring.

6.12 Contracts with Affiliates. Prior to or at the Closing, all Contracts between the Company or a Company Subsidiary, on the one hand, and any Excluded Subsidiary or any of its Affiliates (other than the Company or a Company Subsidiary), on the other hand, shall be terminated in full effective as of the Closing Date (such termination to be effected to provide that (a) the applicable Excluded Subsidiary or Affiliate party thereto unconditionally and irrevocably waives any claims that such Excluded Subsidiary or Affiliate has against the Company or the applicable Company Subsidiary and (b) Parent, the Company and its Affiliates will not have any liability following the Closing Date with respect to such Contract).

6.13 Automatic Shelf Registration Statement; Effectiveness of Registration Statement.

(a)

(i) Parent has an effective automatic shelf registration statement on Form S-3 registering the transfer or sale of Parent Common Stock and no stop order suspending the effectiveness of such registration statement or any part thereof has been issued. The Registration Statement, any post-effective amendment thereto, the base prospectus included in the Registration Statement (the “Base Prospectus”) and any prospectus supplement relating to the transfer or sale of the Stock Merger Consideration filed with the SEC pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), each as they may be amended or supplemented from time to time), together with the exhibits thereto and the documents incorporated by reference therein, are hereinafter collectively referred to as the “Registration Statement.”

(ii) Parent hereby agrees that it will have as of the Closing Date and at all times prior to the termination of the Restricted Period, other than during a Suspension Period (as defined below) permitted by Section 6.14, an effective Registration Statement permitting the transfer or sale of the Stock Merger Consideration. Parent shall notify each Stockholder Member of any stop order issued or threatened to be issued by the SEC in connection with the Registration Statement and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

(b) Parent hereby agrees that:

(i) the Registration Statement conforms and, at any time that the Registration Statement is available for use in connection with the transfer or resale of the Stock Merger Consideration will conform, in all material respects to the requirements of the Securities Act and the rules and regulations thereunder, except during any Suspension Period permitted by Section 6.14(b),

(ii) the Registration Statement does not contain and at any time that the Registration Statement is available for use in connection with the transfer or resale of the Stock Merger Consideration will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading, except during any Suspension Period permitted by Section 6.14(b); provided, that no representation or warranty is made as to information contained in or omitted from the Registration Statement in reliance upon and in conformity with written information relating to the Stockholder Members furnished to Parent by the Stockholder Members or any representatives on behalf of the Stockholder Members expressly for use in the Registration Statement; and

(iii) the Prospectus, at any time that such Prospectus is available for use in connection with the transfer or resale of the Stock Merger Consideration, will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, except during any Suspension Period permitted by Section 6.14; provided, that no representation or warranty is made as to information contained in or omitted from such Prospectus in reliance upon and in conformity with written information relating to the Stockholder Members furnished to Parent by the Stockholder Members or any representatives on behalf of the Stockholder Members expressly for use in such Prospectus.

(c) As of the date of this Agreement, Parent does not have any outstanding obligations to register for resale shares of Parent Common Stock. Except with the written consent of the Stockholder Members then holding a majority of the Stock Merger Consideration that remains unsold (other than to a Permitted Transferee in accordance with Section 2.12), prior to the earlier of (1) termination of the Restricted Period or (2) sale of all of the Stock Merger Consideration, Parent will not grant any Person any registration rights relating to the Parent Common Stock that are more favorable than, or inconsistent with, any of the registration rights contained herein.

6.14 Prospectus Supplement; Marketed Secondary Offering.

(a) Parent agrees to provide each Stockholder Member with a copy of the Member Questionnaire on the date hereof, to the extent not provided prior to the date hereof. Parent covenants and agrees to prepare and file with the SEC the Prospectus Supplement registering the transfer and/or resale of the Stock Merger Consideration within one (1) Business Day after receipt of fully completed Member Questionnaires from any Stockholder Member; provided that if such Member Questionnaires are delivered at least three (3) Business Days prior to the Closing Date, then the Prospectus Supplement shall be filed immediately after the Closing. During the Restricted Period, Parent will thereafter file an additional prospectus supplement once every fifteen (15) calendar days for two (2) consecutive months registering the transfer and/or resale of that portion of the Stock Merger Consideration covered by additional Member Questionnaires; provided, that with respect to the Prospectus Supplement due after the first and third 15-day periods only, the shares of Stock Merger Consideration to be registered or transferred among the Stockholder Members represent at least ten percent (10%) of the Stock Merger Consideration. From the end of the two (2) month period and thereafter, within ten (10) calendar days of receipt of additional Member Questionnaires, Parent shall file a prospectus supplement registering the transfer and/or resale of that portion of the Stock Merger Consideration covered by such Member Questionnaires; provided, however, that Parent shall not be required to file more than one prospectus supplement per month. Parent further agrees to file promptly with the SEC any amendment or supplement to the Prospectus that may, in the judgment of Parent, be required by the Securities Act or requested by the SEC. During the Restricted Period, Parent agrees to advise each Stockholder Member, promptly after it receives notice thereof, of the time when the Prospectus or any amendment or supplement thereto is filed and to promptly deliver such number of Prospectus or any amendments or supplements thereto as the Stockholder Members may reasonably request.

(b) Parent covenants and agrees to use its reasonable best efforts to keep the Registration Statement continuously effective until the earlier of (i) the termination of the Restricted Period, or (ii) the date that all the Stock Merger Consideration shall have been disposed of or sold by the Stockholder Members (the “Registration Period”). Parent may suspend the effectiveness of the Registration Statement and the use of any Prospectus included therein in the event, and for such period of time as (i) such a suspension is required by the rules and regulations of the SEC as applied to Parent, (ii) such Prospectus Supplement ceases to meet the requirements of Section 10 of the Securities Act or (iii) in the good faith determination by Parent’s board of directors, offers and sales pursuant to the Registration Statement should not be made by reason of the existence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in the Registration Statement would be premature and would have an adverse effect on Parent (each a “Suspension Event” and the period during which the Suspension Event continues to be true, a “Suspension Period”). Parent will immediately advise each Stockholder Member of any Suspension Event, and will use its commercially reasonable efforts to cause such Suspension Period to terminate at the earliest possible date; provided, that Parent may not initially suspend the effectiveness of the Registration Statement for a period of more than 45 days (the “Initial Suspension Period”); provided, that Parent may extend the Initial Suspension Period for up to (i) an additional forty-five (45) days if the Initial Suspension Period began within sixty (60) days of the Closing Date, (ii) an additional seventy-five (75) days if the Initial Suspension Period began more than sixty (60) days after the Closing Date, in each case of clauses (i) and (ii), solely to the extent that Parent requires such extension of time to complete financial statements required under applicable law to be contained in Parent’s SEC filings; provided, further, that Parent may not commence a new Suspension Period within 15 Business Days of the expiration of the preceding Suspension Period. Following receipt of any such notice, and until such Suspension Period is terminated, the Stockholder Members will not make use of the Prospectus and will not make any sales requiring delivery of such Prospectus. Parent also agrees to notify each Stockholder Member immediately of the happening of any event as a result of which the Registration Statement, as then in effect, or any Prospectus would contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein (in the case of a Prospectus, in light of the circumstances under which they were made), not misleading, and agrees to use its reasonable best efforts to promptly update and/or correct such Registration Statement and Prospectus.

(c) Prior to the termination of the Registration Period, if at the time of any post-effective amendment to the Registration Statement, including by way of a Section 10(a)(3) amendment, Parent is not a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) or is an “ineligible issuer” (as defined in Rule 405 under the Securities Act), or is otherwise not permitted to utilize an automatic shelf registration statement under the Securities Act, Parent shall promptly, and in no event later than fifteen (15) Business Days after being unable to use an automatic shelf registration statement, file a registration statement on Form S-3, or any other appropriate form, registering the transfer and/or resale of the Stock Merger Consideration and the representations, warranties and covenants set forth in this Section 6.14 regarding the Registration Statement and any Prospectus shall apply to such new registration statement and prospectus. Parent shall use commercially reasonable efforts to cause that registration statement to become effective as promptly as possible.

(d) Prior to the termination of the Registration Period, Parent shall take all actions set forth in this Section 6.14(d) to permit the Stockholder Members to sell all or a portion of the Stock Merger Consideration in one Marketed Secondary Offering.

(i) If any Stockholder Member proposes to resell any of the Stock Merger Consideration through a Marketed Secondary Offering, such Stockholder Member shall provide Parent and each other Stockholder Member notice of such intent no later than twenty (20) calendar days prior to such proposed offering (“Notice of Proposed Marketed Secondary Offering”). Upon notice from Stockholder Members representing in excess of 50% of the Stock Merger Consideration issued at the Closing of its or their intent to sell all or any portion of the Stock Merger Consideration through a Marketed Secondary Offering, Parent shall, within seven (7) calendar days of receiving such Notice of Proposed Marketed Secondary Offering, either (i) notify the Stockholder Members either included in the Notice of Proposed Marketed Secondary Offering or that otherwise notified Parent of its or their desire to have shares of Stock Merger Consideration included in the proposed Marketed Secondary Offering that it intends to exercise its rights to delay the Marketed Secondary Offering because it intends to conduct a primary offering of Parent Common Stock within thirty (30) calendar days of the Notice of Proposed Marketed Secondary Offering, (ii) notify the Stockholder Members that a Suspension Event has occurred and is continuing, or (ii) notify the Stockholder Members of its intent to file a prospectus supplement for the proposed Marketed Secondary Offering.

(ii) If Parent intends to exercise its right to delay the proposed Marketed Secondary Offering in order to conduct a primary offering, the Parent shall send each Stockholder Member notice of its intent to conduct a primary offering and, if within fifteen (15) calendar days after the receipt of Parent’s notice, any Stockholder Member shall so request in writing, Parent shall include in such offering all or any part of the Stock Merger Consideration owned by the Stockholder Members requested to be included, except that if, in connection with any underwritten public offering for the account of Parent the managing underwriter(s) thereof shall impose a limitation on the number of shares of Parent Common Stock which may be included because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then any such limitation shall be implemented on a pro rata basis with respect to all the Parent Common Stock that the Parent and the Stockholder Members had initially intended to be included in such primary offering. Notwithstanding the foregoing, unless Stock Merger Consideration representing more than 75% of the issued Stock Merger Consideration is included in such primary offering, such offering shall not be counted as a Marketed Secondary Offering for the purposes of this Agreement.

(iii) If a Suspension Event has occurred and is continuing at the time Parent receives the Notice of Proposed Marketed Secondary Offering, then the obligations of Parent set forth in this Section 6.14(d) shall be suspended until the termination of such

Suspension Period at which time Parent shall use its commercially reasonable efforts to take the actions set forth in this Section 6.14(d) to permit the Stockholder Members to sell their Stock Merger Consideration in a Marketed Secondary Offering.

(iv) If Parent has not exercised its right to delay a Proposed Marketed Secondary Offering and if a Suspension Period has not occurred or has been completed, then Parent, upon receipt of the name of the proposed underwriters, the number of shares of Parent Common Stock to be sold and all other information regarding the proposed offering required to be included in the prospectus supplement, shall prepare and file a “red herring” prospectus supplement related to such Proposed Marketed Secondary Offering. Promptly upon pricing of such Marketed Secondary Offering, Parent shall prepare and file a “final” prospectus supplement related to such Marketed Secondary Offering.

(e) Prior to the termination of the Registration Period, in connection with up to two offerings (either one Marketed Secondary Offering and one Approved Block Trade or two Approved Block Trades), Parent shall enter into such customary agreements and take all such other actions (including underwriting agreements and causing the Chief Executive Officer or the Chief Financial Officer to participate in a “road show” of reasonable length based on the recent offerings of Parent) as the underwriters reasonably request in order to expedite or facilitate the disposition of such Stock Merger Consideration; provided, however, in no case will any lock-up provisions required from Parent and/or its affiliates be more restrictive than that agreed to by Parent in its most recent equity underwriting or purchase agreement. In any such Marketed Secondary Offering or Approved Block Trade of any Stock Merger Consideration in which the Parent will be required to execute an underwriting agreement, Parent shall be entitled to select one manager from the list of the Parent Approved Underwriters and the Stockholder Members participating in the offering shall have the right to select one manager from the list of the Members Approved Underwriters or Parent Approved Underwriters to act as joint and equal bookrunners. The Marketed Secondary Offering shall be subject to the agreement of all lead managers that the time and size of the Marketed Secondary Offering is appropriate.

(f) If any Stockholder Members intend to sell any portion of the Stock Merger Consideration through the Marketed Secondary Offering or to include any Stock Merger Consideration in Parent’s primary offering, such Stockholder Members shall agree to (i) sell such Stock Merger Consideration on the terms provided in a customary underwriting agreement, including any lock-ups reasonably requested by the underwriters; provided, that Parent and any other sellers in such offering also enter into lock-ups on the same terms as the lock-up that the Stockholder Members are required to enter into, and (ii) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting agreement or reasonably requested by Parent.

(g) Prior to the termination of the Registration Period, Parent shall be responsible for paying (i) 50% of all of the costs and expenses incurred in connection with one Marketed Secondary Offering (together with any primary offerings that did not constitute a Marketed Secondary Offering pursuant to Section 6.14(d)(ii)) and 100% of the costs associated with one (1) Approved Block Trade or (ii) 100% of all the costs and expenses incurred with two Approved Block Trades (limited to registration fees, attorney fees of Parent, fees of Parent’s independent public accountants, and printing expenses associated with the preparation and distribution of the requested prospectuses and prospectus supplements) (whether or not such offering or trades are completed). The participating Stockholder Members shall pay all other costs and expenses associated with a Marketed Secondary Offering or Approved Block Trade, including all of their costs and expenses associated with such sales (including attorney fees of such Stockholder Members and applicable stock transfer taxes and underwriting discounts and commissions). In connection with Marketed Secondary Offering or Approved Block Trade, to the extent required by the relevant underwriters, Parent shall obtain so-called “comfort letters” from Parent’s independent public accountants, and legal opinions of counsel to Parent addressed to the underwriters and the SEC, in customary form and covering such matters as are customarily covered by such letters and opinions; provided, however, that Parent shall only be responsible for paying 100% of the costs and expenses associated with up to two (2) comfort letters and legal opinions (as set forth above) and all other costs associated with such comfort letters will be paid by the Stockholder Members. Delivery of any such opinions or comfort letters shall be subject to the recipient furnishing such written representations or acknowledgements as are customarily provided by underwriters who receive such comfort letters or opinions.

(h) Parent shall file on a timely basis all reports required to be filed by it under the Exchange Act. If Parent is not required to file reports pursuant to the Exchange Act, upon the request of any Stockholder Member, Parent shall make publicly available the information specified in subparagraph (c)(2) of Rule 144. Parent shall take such further action as may be reasonably required from time to time and as may be within the reasonable control of Parent, to enable the Stockholder Members to transfer the Stock Merger Consideration without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 or any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Stockholder Member, Parent will deliver to such Stockholder Member a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with any sale, transfer or other disposition by a holder of any shares of Stock Merger Consideration pursuant to Rule 144, Parent shall cooperate with such holder to facilitate the timely preparation and delivery of certificates representing shares of Stock Merger Consideration to be sold and not bearing any Securities Act legend, and enable certificates for such shares of Stock Merger Consideration to be for such number of shares and registered in such names as the holder may reasonably request.

(i) Prior to the termination of the Registration Period, Parent shall not, directly or indirectly, (x) enter into any merger, consolidation or reorganization in which Parent shall not be the surviving corporation or (y) transfer or agree to transfer all or substantially all of Parent’s assets, unless prior to such merger, consolidation, reorganization or asset transfer, the surviving corporation or the transferee, respectively, shall have agreed in writing to assume the obligations of Parent under this Agreement.

(j) Subject to the limitations set forth in this Section 6.14, prior to the termination of the Registration Period, Parent shall take such other lawful actions as are reasonably required and customary in order to expedite or facilitate the disposition of the Stock Merger Consideration pursuant to a Marketed Secondary Offering or Approved Block Trade. In connection with a Marketed Secondary Offering or Approved Block

Trade, Parent shall make available for inspection by (i) one authorized representative of each participating Stockholder Member, (ii) any underwriter participating in a Marketed Secondary Offering or Approved Block Trade, and (iii) each of their representatives, all financial and other information as shall be reasonably requested by them, and provide such persons the opportunity to discuss the business affairs of Parent with its principal executives and independent public accountants who have certified the audited financial statements included in the Registration Statement in each case as necessary to enable them to exercise their due diligence responsibility under the Securities Act; provided, however, that the information that Parent determines, in good faith, to be confidential and which Parent advises such person in writing is confidential shall not be disclosed unless such person signs a confidentiality agreement reasonably satisfactory to Parent.

(k) Parent shall indemnify, defend and hold harmless each Member Indemnitee from and against any and all Losses as incurred, arising out of or based upon (i) any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the transfer or sale of Stock Merger Consideration was registered under the Securities Act, the Prospectus and any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, including any “free writing prospectus” filed by Parent, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading except to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon written information relating to the Stockholder Members furnished to Parent by the Stockholder Members or any representatives on their behalf expressly for use in the Registration Statement and the Prospectus Supplement, or (ii) any violation or alleged violation by Parent of the Securities Act, Exchange Act or any state securities law, or any rule or regulation promulgated thereunder applicable to Parent and relating to action or inaction required of the Parent in connection with any such Registration. If any Company Indemnitee becomes involved in any capacity in any claim, action, or other legal proceeding in connection with any matter arising out of or in connection with the matters contemplated in this Section 6.14, Parent shall reimburse such Company Indemnitee for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided, that such Company Indemnitee shall promptly repay to Parent the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Company Indemnitee was not entitled to indemnification by, or contribution from, Parent in connection with such claim, action or legal proceeding. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of a Company Indemnitee and shall survive the transfer of the Stock Merger Consideration by the Stockholder Members. The indemnity contained in this Section 6.14(k) is the sole remedy for a breach of this Section 6.14(k) and is in lieu of any liability that Parent may have pursuant to ARTICLE X hereof.

(l) Parent hereby acknowledges and agrees that the Company Indemnitees are intended third-party beneficiaries of Section 6.14(k) of this Agreement.

6.15 Financial Statements. Prior to the Closing, the Company shall prepare an unaudited consolidated balance sheet as of June 30, 2012 and unaudited consolidated statements of income, members’ interest and cash flows of the Company and its Subsidiaries, with accompanying notes, as of and for the six months ended June 30, 2012 (the “Company’s Interim Financial Statements”); provided, however, that if the Closing will occur after November 5,

2012, then all references to “June 30, 2012” and “six months” in the preceding phrase shall be deemed to be references to “September 30, 2012” and “nine months”, respectively. The Company’s Interim Financial Statements shall be prepared in accordance with GAAP ((i) subject to year-end accounting and audit adjustments and (ii) applied on a consistent basis consistent with past practices, and shall fairly present, in all material respects, the results of operations and financial condition of the Company and its Subsidiaries for the respective period set forth therein).

6.16 FIRPTA Certificate. Prior to or at the Closing, each Member shall deliver to Parent a certificate from such Member that states that such Member is not a foreign person, in form and substance prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iv)(B); provided, that, notwithstanding anything in this Agreement to the contrary, Parent’s sole right if any Member fails to provide such certificate shall be to make an appropriate withholding under Sections 897 and 1445 of the Code.

6.17 Updated Schedules. On or before the Closing Date, the Company shall amend (i) Exhibit G and (ii) Schedules 4.17(a)(i)(1) (solely to reflect new Ground Leases), 4.17(a)(vi), 4.17(b)(ii), 4.17(c)(1), 4.17(e), 4.20(b)(i), 4.20(b)(ii) and 4.20(d) to reflect any Towers or Tower Sites acquired, Towers or Tower Sites decommissioned, WIP Towers completed or the execution of new Tenant Leases, Ground Leases or other agreements addressed in such schedules that were executed during the period from the date hereof to the Closing in compliance with this Agreement (the “Updated Schedules”) together with a certificate from an officer of the Company, dated as of the Closing Date, certifying as to the accuracy and completeness thereof. If the Closing occurs, then for purposes of determining the presence of a breach of any representation or warranty made pursuant to this Agreement and the corresponding rights to indemnification under ARTICLE X, the Updated Schedules will be deemed to replace the prior schedule.

6.18 Escrow Agreement. On or prior to the Closing Date, Parent, the Members’ Representative and the Escrow Agent shall enter into an escrow agreement in respect of the Working Capital Escrow Amount and the Indemnification Escrow Amount, substantially in the form attached hereto as Exhibit I (the “Escrow Agreement”).

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

The obligations of Parent and Merger Sub under this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Parent:

7.1 Representations and Warranties Accurate. The representations and warranties of the Company contained in ARTICLE IV (other than the representations and warranties set forth in Section 4.2) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and the representations and warranties set forth in Section 4.2 shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

7.2 Performance. The Company shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by the Company prior to or on the Closing Date.

7.3 Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company in his capacity as such, dated as of the Closing Date, certifying the matters set forth in Sections 7.1 and 7.2.

7.4 No Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect.

7.5 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

7.6 Escrow Agreement. The Escrow Agreement substantially in the form of Exhibit I shall have been executed and delivered by the Members’ Representative and the Escrow Agent.

7.7 Closing Actions. All actions required to be performed by the Members’ Representative as set forth in Section 2.6 shall have been performed.

7.8 Payoff Letters. The Company shall have delivered to Parent payoff letters from the lenders under the Credit Facility which authorize the release of all liens securing such Credit Facility upon payment in full.

7.9 Non-Competes. The Non-Compete Agreements executed by each of Richard Byrne, Scot Lloyd, Daniel Hunt, Todd Boyer, Matthew Massarelli and Hewitt Neagle shall be in full force and effect.

7.10 Releases. Each of Richard Byrne, Scot Lloyd, Daniel Hunt, Todd Boyer, Matthew Massarelli and Hewitt Neagle shall have executed a release in the form of Exhibit K.

7.11 Interim Financial Statements. The Company shall have delivered to Parent the Company’s Interim Financial Statements.

7.12 Restructuring Agreement. The transactions contemplated by the Restructuring Agreement shall have been consummated.

7.13 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or such party’s failure to use its reasonable best efforts to cause the Closing to occur.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing Date, of all of the following conditions, any one or more of which may be waived by the Company:

8.1 Representations and Warranties Accurate. The representations and warranties of Parent and Merger Sub contained in ARTICLE V (other than the representations and warranties set forth in Sections 5.2, 5.6 and 5.12) shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties expressly stated to relate to a specific date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) and the representations and warranties set forth in Sections 5.2, 5.6 and 5.12 shall be true and correct on and as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be considered satisfied unless the failure of such representations or warranties to be true and correct, has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

8.2 Performance. Each of Parent and Merger Sub shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

8.3 Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent in his capacity as such on behalf of Parent and Merger Sub, dated as of the Closing Date, certifying the matters set forth in Sections 8.1 and 8.2.

8.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

8.5 Legal Prohibition. On the Closing Date, there shall exist no injunction or other order issued by any Governmental Authority or court of competent jurisdiction which prohibits the consummation of the transactions contemplated under this Agreement.

8.6 Escrow Agreement. The Escrow Agreement substantially in the form of Exhibit I shall have been executed and delivered by Parent.

8.7 Closing Actions. All actions required to be performed by Parent and Merger Sub as set forth in Section 2.6 shall have been performed.

8.8 Effective Registration Statement. Parent shall have an effective Registration Statement permitting the transfer and sale of the Stock Merger Consideration.

8.9 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the Company’s failure to act in good faith or the Company’s failure to use its reasonable best efforts to cause the Closing to occur.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated on or prior to the Closing Date as follows:

(a) by the mutual consent of Parent and the Company;

(b) at the election of Parent or the Company if the Closing Date shall not have occurred on or before December 30, 2012 (the “Termination Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

(c) by Parent, upon written notice to the Company, if there has been a violation, breach or inaccuracy of any representation, warranty, covenant or agreement of the Company contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied, and such violation, breach or inaccuracy (i) has not been waived by Parent, (ii) cured by the Company within twenty (20) Business Days after receipt by the Company of written notice thereof from the Parent or (iii) is not reasonably capable of being cured prior to the Termination Date; provided, that the Parent may not terminate this Agreement pursuant to this Section 9.1(c) if, at the time of termination, Parent or Merger Sub is in breach of its representations, warranties, covenants or agreements under this Agreement and such violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied;

(d) by the Company, upon written notice to Parent, if there has been a material violation, breach or inaccuracy of any representation, warranty, agreement or covenant of Parent or Merger Sub contained in this Agreement, which violation, breach or inaccuracy would cause any of the conditions set forth in Sections 8.1 or 8.2 not to be satisfied, and such violation, breach or inaccuracy (i) has not been waived by the Company, (ii) cured by the Parent within 20 Business Days after receipt by the Parent of written notice thereof from the Company or (iii) is not reasonably capable of being cured prior to the Termination Date; provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(d) if, at the time of termination, the Company is in breach of its representations, warranties, covenants or agreements under this Agreement and such violation, breach or inaccuracy would cause any of the conditions set forth in Sections 7.1 or 7.2 not to be satisfied;

(e) subject to Section 6.4, if a court of competent jurisdiction or other Governmental Authority shall have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated under this Agreement and such order or action shall have become final and nonappealable; or

(f) by the Company at any time from and after September 26, 2012, if the Average Stock Closing Price on the Determination Date is less than 85% of the Average Stock Price, subject to the following provisions of this Section 9.1(f); provided, that the Company may not terminate this Agreement pursuant to this Section 9.1(f) unless the conditions to Closing set forth in Article VII and Article VIII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). If the Company elects to terminate pursuant to this Section 9.1(f), it shall promptly provide written notice to Parent of such election (such notice, a “Trigger Event Termination Notice”) whereupon the Closing shall automatically be extended for three (3) Business Days from the date of the Trigger Event Termination Notice. During the three (3) Business Days commencing with the receipt of such Trigger Event Termination Notice, Parent shall have the option, but not the obligation, to increase the Cash Merger Consideration by an amount equal to: (i) the amount that (x) 85% multiplied by the Average Stock Price exceeds (y) the Average Stock Closing Price, multiplied by (ii) the number of shares comprising the Stock Merger Consideration (“Top-up Amount”). If Parent elects to increase the Cash Merger Consideration, it shall promptly, but in any case within the three-day period after receipt of such notice, notify the Company of its intent to increase the Cash Merger Consideration, whereupon such election shall be binding on Parent and Merger Sub, the Company’s right to terminate this Agreement pursuant to this Section 9.1(f) shall be terminated and this Agreement shall remain in effect in accordance with its terms (except for the adjustment to the Cash Merger Consideration). If the Company has elected to terminate this Agreement pursuant this Section 9.1(f) and Parent has not elected to increase the Cash Merger Consideration during the three (3) Business Day period referred to above, then this Agreement shall be terminated, subject to Section 9.2.

9.2 Survival After Termination. If this Agreement is terminated by the parties in accordance with Section 9.1 hereof, this Agreement shall become void and of no further force and effect; provided, however, that none of the parties hereto shall have any liability in respect of a termination of this Agreement, except that the third sentence in Section 6.3(c) (Access to Records), this Section 9.2, Section 11.1 (Expenses), Section 11.12 (Governing Law), Section 11.13 (Consent to Jurisdiction), Section 11.14 (Waiver of Jury Trial) and Section 11.18 (Members’ Representative) shall survive the termination of this Agreement and that nothing herein shall relieve any party from any liability for any willful and material breach of the provisions of this Agreement prior to the termination of this Agreement. Notwithstanding the foregoing, nothing herein shall preclude any party from exercising their right to seek specific performance pursuant to Section 11.16.

ARTICLE X

INDEMNIFICATION

10.1 Survival.

(a) All representations and warranties, covenants, undertakings and agreements of the parties contained in or made pursuant to this Agreement or any certificate delivered pursuant to Section 7.3 or Section 8.3, and the rights of the parties to seek indemnification with respect thereto, shall survive the Closing as set forth herein. Subject to Section 10.1(b), the rights of the parties to seek indemnification shall expire on the following dates (the “Indemnity Termination Dates”):

(i) thirty (30) days after the expiration of the applicable statute of limitations period, in the case of (A) any Claims for indemnification arising out of or related to any breach of the representations and warranties set forth in Sections 4.2 (Capitalization of the Company), 4.3 (Subsidiaries), 4.4 (Duly Authorized), 4.5 (Enforceability), 4.11 (Taxes) (other than 4.11(j)), 4.24 (Brokers), 5.2 (Duly Authorized), 5.3 (Enforceability), 5.6 (Capitalization), 5.12 (Validity of Shares; Listing), 5.13 (Reports and Financial Statements) and 5.17 (Brokers) (collectively, the “Fundamental Representations”), (B) any Claims for indemnification arising out of or related to Excluded Liabilities, and (C) any Claims for indemnification pursuant to Section 10.2(a)(vi);

(ii) two years and six months after the Closing Date, in the case of any Claims for indemnification arising out of or related to any breach of the representations and warranties set forth in Sections 4.11(j) (Taxes – Real Property Taxes and Personal Property Taxes) or 4.22 (Real Property Taxes, Personal Property Taxes and Assessments);

(iii) the twelve (12) month anniversary of the Closing Date, in the case of (A) any Claims for indemnification arising out of or related to any breach of the representations and warranties set forth in Article IV or Article V, except as otherwise provided in Section 10.1(a)(i) or 10.1(a)(ii), or in any certificate delivered pursuant to Section 7.3 or Section 8.3, (B) any Claims for indemnification arising out of, or related to, any breach of covenant, undertaking or agreement contained herein which was required to be performed on or prior to the Closing and (C) any claims for indemnification pursuant to Sections 10.2(a)(v); and

(iv) the date specified therein, in the case of any Claims for indemnification arising out of, or related to, any breach of covenant, undertaking or agreement which is required to be performed after the Closing.

(b) If any Claims Notice is given in good faith in accordance with Section 10.4 prior to the applicable Indemnity Termination Date, the claims specifically set forth in the Claims Notice shall survive such expiration until mutually resolved or otherwise determined hereunder, as applicable, and the applicable Indemnity Termination Date for all purposes hereunder shall automatically be extended with respect to such claims (but not any other claims) until such claims are so mutually resolved or otherwise determined hereunder, and the Claimed Amount applicable to such claims shall be retained by the Escrow Agent in the

Indemnification Escrow Account (and only to the extent available in the Indemnification Escrow Account), in each case, until such time as the claims are finally resolved or the Escrow Agent receives a joint written instruction from the Members’ Representative and Parent with respect to the distribution of such amount. Any claims for which a Claims Notice is not so delivered by the applicable Indemnity Termination Date shall be deemed to have been waived in full.

10.2 Indemnification.

(a) Subject to the provisions of this Article X, from and after the Closing, Parent and its Affiliates (including the Surviving LLC and each Company Subsidiary after the Closing) and each of their respective stockholders, directors, officers, employees and agents (such parties being collectively referred to herein as the “Parent Indemnitees”) shall be entitled to indemnification from and against any and all Losses suffered or incurred by any such indemnified party to the extent arising from:

(i) any breach of any representation or warranty of the Company or the Members’ Representative contained in this Agreement or any certificate delivered pursuant to Section 7.3 with respect to such representation or warranty, other than any breach of any Fundamental Representation or a representation or warranty set forth in Sections 4.8(c) (Financial Statements – Indebtedness) or 4.27 (Tower Cash Flow);

(ii) any breach of any Fundamental Representation or representation or warranty set forth in Sections 4.8(c) (Financial Statements – Indebtedness), 4.11(j) (Taxes – Real Property Taxes and Personal Property Taxes) or 4.22 (Real Property Taxes, Personal Property Taxes and Assessments);

(iii) any breach of any representation or warranty set forth in Section 4.27 (Tower Cash Flow);

(iv) any breach of any covenant, undertaking, or agreement of (A) the Company contained in this Agreement which is required to be performed on or prior to the Closing or (B) the Members’ Representative contained in this Agreement which is required to be performed after the Closing;

(v) any action instituted prior to the applicable Indemnification Termination Date (x) by a superior fee mortgagee to foreclose on, or exercise a power of sale with respect to, a Fee Mortgage Site, if such fee mortgagee attempts, in connection with such foreclosure or exercise, to disturb the possession by a Company or a Company Subsidiary of such Fee Mortgage Site; (y) to disturb the possession by a Company or Company Subsidiary of a Tower Site taken by the holder of a superior mortgage or other lien on the fee interest in such Tower Site (including a judgment lienor or mechanics lienor but not including any taxing authority), which mortgage or other lien was recorded with the appropriate Governmental Authority prior to the entering into of the Ground Lease for such Tower Site; or (z) to disturb the possession by a Company or Company Subsidiary of a Tower Site taken by the holder of a superior mortgage or other lien on the fee or other superior interest in such Tower Site (including a judgment lienor or mechanics lienor but not including any taxing authority, and regardless of when such mortgage or other lien attached), or by a subsequent owner of or other

NOTE: PORTIONS OF THIS EXHIBIT INDICATED BY “[****]” ARE SUBJECT TO A CONFIDENTIAL TREATMENT REQUEST, AND HAVE BEEN OMITTED FROM THIS EXHIBIT. COMPLETE, UNREDACTED COPIES OF THIS EXHIBIT HAVE BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS PART OF THIS COMPANY’S CONFIDENTIAL TREATMENT REQUEST.

holder of a superior interest in such Tower Site if such superior mortgage or other lien or evidence of such ownership or other superior interest was recorded with the appropriate Governmental Authority prior to the recordation, if any, of the applicable Ground Lease or a memorandum thereof (or if such Ground Lease or a memorandum thereof was not recorded at all with such Governmental Authority), but only, in the case of this clause (z), if such holder or owner has the right so to disturb such possession because of the failure to record such Ground Lease or memorandum prior to the recordation of such superior mortgage or other lien or such evidence);

(vi) Pre-Closing Taxes; or

(vii) the Excluded Liabilities.

(b) From and after the Closing, Parent hereby agrees to indemnify and hold harmless, through the Members’ Representative (for the benefit of the Members), each of the Members, their respective Affiliates and their respective officers, managers, employees, equityholders, partners and members (each, a “Member Indemnitee,” and together with the Parent Indemnitees, the “Indemnitees” and each an “Indemnitee”), from and against any and all Losses suffered or incurred by any such Indemnitee to the extent arising from:

(i) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement or any certificate delivered pursuant to Section 8.3;

(ii) any breach of any covenant, undertaking, or agreement of Parent or Merger Sub contained in this Agreement;

(iii) Taxes of the Company and the Company Subsidiaries for all Post-Closing Taxable Periods.

(c) Subject to the provisions of this Article X, from and after the Closing, the Post-Escrow Indemnifying Party hereby agrees to indemnify the Parent Indemnitees in accordance with this Article X.

10.3 Calculation of Losses; Limitations on Indemnification.

(a) Notwithstanding anything to the contrary set forth in this Agreement, (1) for purposes of determining “Losses” subject to indemnification pursuant to Section 10.2(a)(iii), Losses resulting from any breach of the representation set forth in Section 4.27 (Tower Cash Flow) shall be equal to the product of (A) the amount by which the total actual TCF is less than the amount set forth in Section 4.27 (the “TCF Shortfall”) multiplied by (B) [****] (the “Valuation Multiplier”) (it being understood that the TCF Shortfall shall initially be calculated without the application of any multiple, consideration of diminution in value, or similar concepts). Notwithstanding anything to the contrary set forth in this Agreement, the Parent Indemnitees shall not be entitled to indemnification for any Loss pursuant to Section 10.2(a) (other than Section 10.2(a)(iii)) to the extent that the breach or matter giving rise to such Loss also reduces any component of TCF. By way of illustration, and not limitation, the Parent Indemnitees shall not be entitled to indemnification for any breach of a representation relating to the amount of rent payable under a Tenant Lease set forth in Section 4.17(b)(ii) if there is also a breach of the TCF representations set forth in Section 4.27.

(b) Notwithstanding anything in this Agreement to the contrary, no Claim for Losses by Indemnitees shall be payable by the applicable Indemnifying Party until the aggregate amount of the Losses which are indemnifiable pursuant to (i) Sections 10.2(a)(i), 10.2(a)(iv) or 10.2(a)(v) exceeds Twenty-Nine Million dollars ($29,000,000), in the aggregate and (ii) Section 10.2(a)(iii) exceeds Fifteen-Million Dollars ($15,000,000) (each of clauses (i) and (ii), as applicable, a “Basket Amount”), whereupon a Parent Indemnitee shall be entitled to receive only amounts for Losses in excess of the applicable Basket Amount. Losses claimed pursuant to Sections 10.2(a)(ii), 10.2(a)(vi) and 10.2(a)(vii) shall not be subject to a Basket Amount. Notwithstanding anything in this Agreement to the contrary, no indemnification claims for Losses shall be payable by Indemnifying Party under Section 10.2(a) for (x) Losses arising from Real Estate Taxes and Personal Property Taxes of the Company or the Company Subsidiaries that were not assessed as of the Closing Date but for which the relevant Governmental Authority is seeking retroactive payment until the aggregate amount of Losses that would otherwise be payable exceeds Two Hundred Fifty Thousand Dollars ($250,000), whereupon a Parent Indemitee shall be entitled to receive only amounts for such Losses in excess of the $250,000, or (y) with respect to Real Estate Taxes or Personal Property Taxes to the extent such Taxes were taken into account in determining the adjustments to the Closing Cash Merger Consideration provided for in Section 2.8.

(c) All Losses claimed by the Parent Indemnitees under this Article X prior to the Escrow Release Date shall be recoverable solely from the Indemnification Escrow Account, except that Losses arising from (i) a breach of the Fundamental Representations, (ii) a breach of the representation set forth in Section 4.8(c) (Financial Statements – Indebtedness), and (iii) indemnification arising under Section 10.2(a)(vi) or Section 10.2(a)(vii), (A) prior to the Escrow Release Date shall be recoverable first from the Indemnification Escrow Account (as it shall be reduced from time to time to reflect payments, if any, made from time to time pursuant to this Agreement and the Escrow Agreement) and then directly from the Post-Escrow Indemnifying Party (indemnifying on its own behalf and not in its capacity as Members’ Representative on behalf of the Members) to the extent that such Losses exceed the Indemnification Escrow Account and (B) subsequent to the Escrow Release Date shall only be recoverable from the Post-Escrow Indemnifying Party directly (indemnifying on its own behalf and not in its capacity as Members’ Representative on behalf of the Members); provided, however, that in no case shall the aggregate maximum liability of the Post-Escrow Indemnifying Party exceed the sum of the Merger Consideration other than Losses incurred in connection with relating to, or arising from, Excluded Liabilities or fraud for which the Parent Indemnitees shall be entitled to recover the full amount of Losses incurred by the Parent Indemnitees. For the avoidance of doubt, in no event shall any Member have any liability to the Parent Indemnitees under this Article X other than in the case of fraud.

(d) Other than the Valuation Multiplier, which is solely applicable to indemnification under Section 10.2(a)(iii), under no circumstances shall any Indemnitee be entitled to be indemnified for special, consequential, indirect, punitive or other similar damages, including lost profits, lost revenues, diminution in value, business interruptions, or loss of business opportunity or reputation.

(e) Other than the Valuation Multiplier, which is solely applicable to an indemnification under Section 10.2(a)(iii), no multiplier or similar concept shall be applied for purposes of calculating Losses. To the extent that Parent, the Surviving LLC or any other Parent Indemnitee is seeking indemnification under this Article X, each of them shall use their respective commercially reasonable efforts to mitigate any Loss which forms the basis of an indemnification Claim hereunder (including by using such efforts to seek reimbursement by the applicable Tenant pursuant to the applicable Tenant Lease or to pursue a claim under any insurance policy (including any title insurance policy) issued in favor of the Company or a Company Subsidiary that was in effect prior to the Closing Date (or, in the case of title insurance, acquired by the Company or a Company Subsidiary on or after the Closing Date) or by pursuing any other third party indemnification obligations that may be available). The amount of any Losses suffered by an Indemnitee shall be reduced by any insurance proceeds (including pursuant to any title insurance policy) which such party actually receives under insurance policies in effect either prior to or following the Closing in respect of or as a result of such Losses. For the avoidance of doubt, neither Merger Sub, the Parent nor any current or future Subsidiary of the Parent (including Surviving LLC) shall be required to acquire title insurance on any Property or pursue any claim under insurance policies owned by the Merger Sub, Parent or any Subsidiary of the Parent (other than after the Closing, the Surviving LLC or any Company Subsidiary).

(f) No Member has any individual right to assert any claims for indemnification under this Article X. Any and all claims for indemnification under this Article X of the Members may be brought only by the Members’ Representative (or its successor) on behalf of the Members.

(g) For purposes of this Article X, with respect to each representation or warranty set forth in this Agreement, other than those representations and warranties set forth (i) in the last sentence of Section 4.1 (Organization; Good Standing), (ii) Section 4.8(b) (Financial Statements), (iii) Section 4.15 (Absence of Certain Changes), (iv) Section 4.17(g) (Other Material Contracts) (and the related definition of “Material Contract”), (v) Section 4.27 (Defects), (vii) Section 6.15 (Financial Statements), (viii) Section 5.13(a) and (b) (Reports and Financial Statements) and (ix) the last sentence of Section 5.13(d), (A) the determination of whether a breach of such representation or warranty has occurred and (B) the calculation of Losses upon the determination that a breach has occurred, shall be determined without regard to any limitation or qualification as to materiality, “Company Material Adverse Effect” or “Parent Material Adverse Effect” in such representation or warranty.

10.4 Indemnification Procedures.

(a) All claims for indemnification by any Indemnitee under this ARTICLE X shall be asserted and resolved as follows:

(i) If an Indemnitee intends to seek indemnification under this ARTICLE X, it shall promptly notify the Indemnitor in writing of such claim specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted (such notice, the “Claims Notice”). Except as provided in Section 10.5(b)(iii), the failure to provide the Claims Notice will not affect any rights hereunder except to the extent the Indemnitor is materially prejudiced thereby.

(ii) If such indemnification claim involves a claim by a third party against the Indemnitee, the Indemnitor may, within thirty (30) days after receipt of the Claims Notice and upon notice to the Indemnitee, assume, at the sole cost and expense of the Indemnitor, the settlement or defense thereof, provided that the Indemnitee may participate in such settlement or defense, at its own expense, through counsel chosen by it. If in the reasonable opinion of counsel to the Indemnitee, it is determined that representation by the Indemnitor’s counsel of both the Indemnitor and the Indemnitee is likely to present such counsel with a conflict of interest, then the Indemnitor shall pay the reasonable fees and expenses of the Indemnitee’s counsel; provided, however, that the Indemnitor shall not be required to pay for more than one such counsel for all Indemnitees. Notwithstanding the foregoing, (i) the Indemnitee may take over the control of the defense or settlement of a third party claim at any time if it irrevocably waives its right to indemnity under this ARTICLE X with respect to such claim and (ii) the Indemnitor may not, without the consent of the Indemnitee, settle or compromise any action or consent to the entry of any judgment, such consent not to be unreasonably withheld, unless the settlement or compromise involves only the payment of money damages by the Indemnitor and does not impose an injunction or other equitable relief upon the Indemnitee. So long as the Indemnitor is contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim without the Indemnitor’s consent. If the Indemnitor does not assume the defense of the claim pursuant to the foregoing provisions, then, subject to Section 10.4(b), the Indemnitee may conduct and control, through counsel of its own choosing and at the expense of the Indemnitor, the settlement or defense thereof, and the Indemnitor shall reasonably cooperate with it in connection therewith. The failure of the Indemnitee to conduct or control such defense shall not relieve the Indemnitor of any obligation it may have hereunder. Any reasonable defense costs required to be paid by the Indemnitor shall be paid as incurred, promptly against delivery of invoices therefor. In the event the Indemnitor makes any payment on any indemnification claim, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such indemnification claim.

(iii) In the event such indemnification claim does not involve a claim by a third party, the Indemnitee will deliver a Claims Notice to the Indemnitor promptly upon its discovery of any matter for which the Indemnitor may be liable to the Indemnitee hereunder, which Claims Notice shall also (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement, and (b) to the extent applicable, the date such item was paid or accrued.

(iv) The Indemnitee shall reasonably cooperate and assist the Indemnitor (whether a direct claim or third party claim) in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters, whether or not the actual payment of Losses for such Claim may be limited by Section 10.3(b). Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(b) If the Indemnitor has assumed the defense of a third party claim hereunder, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent. If the Indemnitor has not assumed the defense of such third party claim, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder with respect to any settlement entered into or any judgment consented to without the Indemnitor’s prior written consent if the Indemnitor is prejudiced thereby.

10.5 Other Limitations and Acknowledgements.

(a) The parties agree that any indemnification payments made with respect to this Agreement shall be treated for all tax purposes as an adjustment to the Merger Consideration, unless otherwise required by law (including by a determination of a tax authority that, under applicable law, is not subject to further review or appeal).

(b) No party hereto shall be obligated to indemnify any other Person (i) with respect to any representation, warranty, covenant, agreement or condition specifically waived in writing by the other party on or prior to the Closing, (ii) for any Losses with respect to any matter if such matter was included in the calculation of the adjustment pursuant to Section 2.8 (to the extent so included), or (iii) for any Losses for which a Claims Notice was not duly delivered prior to the applicable Indemnity Termination Date.

10.6 Exclusive Remedy; Indemnification Escrow Accounts.

(a) Notwithstanding anything to the contrary herein, except in the case of (i) actual fraud (ii) in connection with a dispute under Section 2.8, and (iii) in connection with an indemnification claim under Section 6.14(k), the provisions of this Article X shall be the sole and exclusive remedy of parties following the Closing for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the parties, or any other provision of this Agreement or the transactions contemplated hereby. The parties following the Closing agree that no party hereto shall have any other remedies or cause of action (whether in contract or in tort, in law or in equity) for any covenants or agreements set forth in this Agreement, or for any statements, communications, disclosures, failures to disclosure, representations or warranties (whether written or oral), whether or not set forth in this Agreement. Without limiting the generality of the foregoing, in no event shall any party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions contemplated by this Agreement. All representations and warranties set forth in this Agreement are contractual in nature and subject to this Section 10.6. The parties hereto (including the Members’ Representative for and on behalf of the Stockholder Members) acknowledge and agree that (i) there is not, and there has not been, any form of confidential, special or fiduciary relationship between the Parent and Merger Sub, on the one hand, and the Company, the Members and the Members’ Representative, on the other hand, and (ii) accordingly, notwithstanding anything in this Agreement to the contrary, no party hereto (including the Members’ Representative for and on behalf of the Stockholder Members) shall have any remedy or cause of action for equitable fraud.

(b) At any time and from time to time following the Closing, the Members’ Representative (for and on behalf of the Stockholder Members) may elect, by written notice to Parent and the Escrow Agent, to sell or otherwise dispose of all or a portion of the Escrow Shares in accordance with the Escrow Agreement, subject to the limitations on resale of the Stock Merger Consideration set forth in Section 2.12, with the net proceeds from any such sale remaining in escrow pursuant to the Escrow Agreement. If at any time the Indemnification Escrow Account is comprised of both cash and Escrow Shares, then the Stockholder Members may elect to deliver either Escrow Shares (valued at the Average Stock Closing Price), cash or any combination of Escrow Shares and cash, in order to satisfy any Losses pursuant to this Article X.

10.7 Subrogation. In the event of payment by or on behalf of any Indemnitor to any Indemnitee (including pursuant to this Article X) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnitor shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnitee shall cooperate with such Indemnitor in a reasonable manner, and at the cost of such Indemnitor, in presenting any subrogated right, defense or claim.

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that all fees and expenses of the Company and Members’ Representative, including the fees and expenses of Paul, Weiss and Wells Fargo Securities, shall, to the extent not paid prior to the Closing, be paid by Parent on the Closing Date as set forth in Section 2.6(a)(vi) (all of such fees and expenses to be invoiced prior to the Closing Date) (to the extent not paid prior to the Closing, the “Company Expenses”).

11.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

11.3 Entire Agreement. This Agreement including the Schedules and Exhibits attached hereto which are deemed for all purposes to be incorporated herein by reference and part of this Agreement, and the other documents, delivered pursuant to this Agreement and the Confidentiality Agreement, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their representatives, oral or written, respecting such subject matter.

11.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

11.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (i) in writing and served by personal delivery upon the party for whom it is intended, (ii) if delivered by facsimile with receipt confirmed, or (iii) if delivered by certified mail, registered mail, courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Members’ Representative:

TowerCo III Holdings LLC

5000 Valleystone Drive

Cary, North Carolina 27519

Attention: Chief Executive Officer

Facsimile: (919) 469-5530

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Bruce A. Gutenplan, Esq.

Facsimile: (212) 757-3990

If to the Company prior to Closing:

TowerCo II Holdings LLC

5000 Valleystone Drive

Cary, North Carolina 27519

Attention: Chief Executive Officer

Facsimile: (919) 469-5530

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Bruce A. Gutenplan, Esq.

Facsimile: (212) 757-3990

If to Parent or Merger Sub or, after the Closing, the Surviving LLC:

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, FL 33487

Attention: Thomas P. Hunt

Facsimile: (561) 997-0343

With a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

Attention: Kara L. MacCullough, Esq.

Facsimile: (954) 765-1477

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.5.

11.6 Exhibits and Schedules.

(a) Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to every representation, warranty or covenant in this Agreement. The inclusion of any matter, information or item in any Schedule to this Agreement shall not be deemed to constitute an admission of any liability by the Company to any third party or otherwise imply, that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

(b) The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.

11.7 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

11.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment without such prior written consents shall, to the fullest extent permitted by law, be null and void.

11.9 No Third Party Beneficiary. Except as set forth in Section 6.13, Section 6.14, ARTICLE X and Section 11.12 no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any Person other than the parties hereto; provided, however, that (i) the sources of Parent’s debt financing for the transactions contemplated hereby shall be considered third party beneficiaries with respect to Section 11.11, Section 11.13 and Section 11.14(b).

11.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.

11.11 Remedies. Except as expressly set forth in this Agreement, including Section 10.6(a), (a) any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity and (b) the exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy. If the Closing does not occur, (i) in no event shall any debt financing source or any of its current, former or future Affiliates and representatives have any liability to any Company, Company Subsidiary or Member or any of their respective Affiliates nor (ii) shall any Company, Company Subsidiary or Member or any of their respective Affiliates make any claim against any debt financing source or any of its Affiliates or representatives for monetary damages or other remedy or relief, in each case, in connection with the transactions contemplated under this Agreement.

11.12 Release. Except as provided in ARTICLE X, Parent and Merger Sub agree (and, from and after the Closing, shall cause the Surviving LLC to agree), on behalf of themselves and each of their respective successors, assigns, current and future Subsidiaries and current and future members and their direct and indirect owners (collectively, the “Releasors”), that none of the current or former officers, directors and managers (including the members of the Board of Representatives of the Company) of the Company or any Company Subsidiary or current or former Members as of or prior to the Closing Date, or their respective Affiliates or Representatives, shall have any liability or responsibility to any of the Releasors for (and Parent and Merger Sub hereby unconditionally release (and from and after the Closing shall cause the Surviving LLC to unconditionally release) on behalf of the Releasors, such officers, directors and managers from) any obligations or liability:

(a) arising out of, or relating to, the organization, management, operation of the businesses of the Company or any Company Subsidiary relating to any matter, occurrence, action or activity on or prior to the Closing Date;

(b) relating to this Agreement and the transactions contemplated hereby;

(c) arising out of or due to any inaccuracy or breach of any representation or warranty or the breach of any covenant, undertaking or other agreement contained in this Agreement, the Schedules and Exhibits hereto or in any certificate contemplated hereby and delivered in connection herewith; or

(d) relating to any information (whether written or oral), documents or materials furnished by or on behalf of the Company and the Company Subsidiaries, including any information treated as confidential information pursuant to the Confidentiality Agreement.

11.13 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any conflict of laws rules thereof that might indicate the application of the laws of any other jurisdiction. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Delaware and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required. Each of the parties hereto agrees (a) that this Agreement involves at least $100,000, and (b) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. §2708. The parties hereby further agree that New York state or United States Federal courts sitting in New York in the borough of Manhattan shall, to the fullest extent permitted by law, have exclusive jurisdiction over any action brought against any debt financing source in connection with the transactions contemplated under this Agreement.

11.14 Consent to Jurisdiction; Service of Process; Waiver of Jury Trial.

(a) To the fullest extent permitted by law, each party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Delaware and the Court of Chancery of the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby agrees (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified or registered mail, and that service made pursuant to clause (a) or (b) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 11.14(b), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH

WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 11.14(b) AND THIS SECTION 11.14(c).

11.15 Conveyance Taxes. Parent and the Company agree that each of Parent and the Company will pay half of all sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes incurred as a result of the transactions contemplated by this Agreement and the Company and Parent agree to jointly file all required change of ownership and similar statements (including the Certificate of Merger).

11.16 Specific Performance. The parties agree that irreparable damage would result and that the parties would not have any adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, if any party breaches this Agreement, including its obligation to consummate any of the transactions contemplated by this Agreement, the non-breaching party or parties shall, to the fullest extent permitted by law, be entitled to equitable relief, including in the form of an injunction or injunctions or orders for specific performance, without the proof of actual damages, in addition to all other remedies available to the parties at law or in equity as a remedy for any such breach. To the fullest extent permitted by law, each party agrees to (a) cooperate fully in any attempt by the other party or parties in obtaining any such equitable remedy, and (b) waive any requirement for the security or posting of any bond in connection with any such equitable remedy. To the fullest extent permitted by law, each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) the other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.17 Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

11.18 Members’ Representative.

(a) By virtue of the adoption of this Agreement, the Members’ Representative is hereby irrevocably authorized, directed and appointed to act as sole and exclusive agent, attorney-in-fact and representative of the Members, with full power of substitution with respect to all matters under this Agreement and the Escrow Agreement, including determining, giving and receiving notices and processes hereunder and thereunder, receiving certain distributions of the Merger Consideration to or for the benefit of the Members, executing and delivering, for, in the name of and on behalf of the Members, any and all documents, agreements, instruments or certificates to be executed by the Members, in connection with this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby, granting any waiver, consent, vote or approval on behalf of the Members under this Agreement and the Escrow Agreement, contesting and settling any and all claims for indemnification pursuant to ARTICLE X and the Escrow Agreement, resolving any other disputes hereunder or thereunder, performing the duties and obligations expressly assigned to the Members’ Representative hereunder and thereunder, and to engage and employ agents and representatives and to incur such other expenses as the Members’ Representative shall reasonably deem necessary or prudent in connection with the foregoing, which expenses shall be paid out of the Members’ Representative Holdback Account. The Members’ Representative shall have the sole and exclusive right for, in the name of and on behalf of any Member to take any action or provide any waiver, or receive any notice with respect to the purchase price adjustments pursuant to Section 2.8 and under the Escrow Agreement, any claims for indemnification under ARTICLE X and under the Escrow Agreement, and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Members’ Representative consistent herewith, shall be absolutely and irrevocably binding on each Member as if such Member personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Member’s individual capacity, and no Members shall have the right to object, dissent, protest or otherwise contest the same. The foregoing Members’ Representative’s agency may be changed solely by the Members holding a majority of the Unit Votes (if such change is being effected after the Closing, by the Persons who were Members holding a majority of the Unit Votes as of immediately prior to the Closing) from time to time upon not less than five (5) days prior written notice to Parent.

(b) The appointment of the Members’ Representative as each Member’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent or act on behalf of such Member with regard to this Agreement or the Escrow Agreement. The appointment of the Members’ Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable. The obligations of each Member pursuant to this Agreement (i) will not be terminated or otherwise affected by operation of law, or subsequent death, mental or physical incapacity, liquidation, dissolution, bankruptcy, insolvency or similar event with respect to such Member or any proceeding in connection therewith, or in the case of a trust, by the death of any trustee or trustees or the termination of such trust, or any other event, and (ii) shall survive the delivery of an assignment by any Members of the whole or any fraction of its interest in any payment due to it under this Agreement.

(c) The Members’ Representative hereby accepts the foregoing appointment and agrees to serve as Members’ Representative, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Members, in accordance with Exhibit G, of fees and expenses incurred by the Members’ Representative in its capacity as such. The Company and the Members’ Representative will, at least two (2) Business Days prior to the Closing Date, direct, by joint written notice(s) to Parent, that on the Closing Date an amount equal to FOUR HUNDRED THOUSAND DOLLARS ($400,000.00) (the “Members’ Representative Holdback”), shall be paid directly to the Members’ Representative as designated in such notice, as a fund for the fees and expenses of the Members’ Representative incurred in connection with this Agreement and the Escrow Agreement (the “Members’ Representative Holdback Account”), with any balance of the Members’ Representative Holdback Account not used for such purposes (as determined by the Members’ Representative in good faith), plus any interest earned thereon, to be paid by the Members’ Representative to the Members, allocable to the Members in accordance with Exhibit G.

(d) For all purposes of this Agreement and the Escrow Agreement, to the fullest extent permitted by law, Parent shall be entitled to rely conclusively on the instructions and decisions of the Members’ Representative as to the settlement of any claims for indemnification by any Parent Indemnitee pursuant to ARTICLE X and under the Escrow Agreement and the determination of any adjustment pursuant to Section 2.8 and under the Escrow Agreement, or any other actions required or permitted to be taken by the Members’ Representative hereunder or under the Escrow Agreement or in connection with any of the transactions and other matters contemplated hereby or thereby.

(e) To the fullest extent permitted by law, the Members’ Representative shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the Members whatsoever with respect to its actions, decisions and determinations, and shall be entitled to assume that all actions, decisions and determinations are fully authorized by each and every one of the Members.

(f) To the fullest extent permitted by law, the Members’ Representative shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. To the fullest extent permitted by law, the Members’ Representative may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the Person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. To the fullest extent permitted by law, the Members’ Representative may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct the Members’ Representative on behalf of that party unless written notice to the contrary is delivered to the Members’ Representative.

(g) The Members’ Representative may act pursuant to the advice of counsel with respect to any matter relating to this Agreement or the Escrow Agreement and shall, to the fullest extent permitted by law, not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(h) Parent hereby agrees that the Members’ Representative shall not, in its capacity as such, have any liability to Parent whatsoever with respect to its actions, decisions or determinations.

The rights, powers and benefits of the Members’ Representative under this Agreement shall survive any termination of this Agreement.

11.19 Tower Aggregators. To the Knowledge of the Company, Schedule 11.19 sets forth, for informational purposes only, a list of (1) each Tower Site as to which the Company believes a tower aggregator or tower consolidator has a beneficial or ownership interest in the real property related to such Tower Site, and (2) the tower aggregator or tower consolidator that the Company believes possesses such interest. Neither the Company nor any Company Subsidiary makes any representation or warranty as to the accuracy or completeness of Schedule 11.19.

11.20 Guaranty.

(a) From the date hereof until the Closing, Parent hereby unconditionally and irrevocably guarantees to the Company, as primary obligor and not merely as surety, the performance of, and compliance with, all obligations, covenants, warranties and undertakings of Parent and Merger Sub contained in this Agreement (the “Guaranty”). To the extent that Merger Sub fails to pay or perform any of its obligations under this Agreement when due, Parent shall promptly pay to the Company the amount due or otherwise perform such obligation without any demand or notice whatsoever. Parent hereby waives promptness, diligence, demand, protest and notice as to the obligations and covenants guaranteed hereby and acceptance of this Guaranty, the right to require the Company to exhaust remedies against any other Person and waives any other circumstance which might otherwise constitute a defense available to, or a discharge of, Parent as a guarantor. Parent hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments or other defenses that it may have against the Company. Parent agrees to pay the costs and expenses in connection with the enforcement of this Guaranty. This Guaranty shall constitute a guarantee of payment and not of collection.

(b) The obligations of Parent hereunder are unconditional and irrevocable and will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement; (ii) any furnishing or acceptance of security or any exchange or release of any security; (iii) any waiver, consent or other action or inaction or any exercise or non-exercise of any right, remedy or power with respect to Merger Sub or any change in the structure of Merger Sub; (iv) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Merger Sub; or (v) any other occurrence whatsoever, except performance in full of all obligations of Merger Sub in accordance with the terms and conditions of this Agreement.

(c) This Guaranty shall: (i) be binding upon Parent, its successors and assigns; (ii) inure to the benefit of, and be enforceable by, each Member and its successors and assigns; and (iii) remain in full force and effect until the performance in full of all obligations of Merger Sub and Parent set forth in Section 11.20(a).

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SBA COMMUNICATIONS CORPORATION

By:	/s/ Thomas P. Hunt
Name: Thomas P. Hunt
Title: Senior Vice President, Chief Administrative Officer and General Counsel

SBA 2012 ACQUISITION, LLC

By:	/s/ Thomas P. Hunt
Name: Thomas P. Hunt
Title: Senior Vice President and General Counsel

TOWERCO II HOLDINGS LLC

By:	/s/ Richard Byrne
Name: Richard Byrne
Title: President and Chief Executive Officer

TOWERCO III HOLDINGS LLC, as Members’ Representative and individually, solely in its role as the Post-Escrow Indemnifying Party

By:	/s/ Richard Byrne
Name: Richard Byrne
Title: President and Chief Executive Officer

Signature Page – Merger Agreement